As filed with the Securities and Exchange Commission on November 14, 2003

Registration No. 333-109835

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELECTRIC CITY CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization	3699 (Primary Standard Industrial Classification Code Number)	36-4197337 (I.R.S. Employer Identification No.)

1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666 (Address, and Telephone Number of Principal Executive Offices)

JEFFREY R. MISTARZ
Chief Financial Officer and Treasurer
Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Name, Address, and Telephone Number of Agent for Service)

Copies to:
Andrew H. Connor
Schwartz Cooper Greenberger & Krauss, Chtd.
180 N. LaSalle Street, Suite 2700
Chicago, Illinois 60601
(312) 346-1300

Approximate Date of Commencement of Proposed sale to the Public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate	Amount of
Securities to be Registered	Be Registered	Per Share (1)	Offering Price (1)	Registration Fee
Common Stock, par value $0.0001	941,698	$2.47	$2,325,994	$189

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low sale prices of the common stock of Electric City Corp. reported on the American Stock Exchange on November 12, 2003.

(2)	Offset by $198 previously paid with the SB-2 filed on October 20, 2003.

PROSPECTUS

ELECTRIC CITY CORP.

941,698 Shares of Common Stock

     The selling stockholders are offering up to 941,698 shares of our common stock, par value $0.0001 per share. The selling stockholders can sell these shares on any exchange on which the shares are listed or in privately negotiated transactions, whenever they decide and at the prices they set. We may issue up to 570,000 of these shares upon exercise of options and warrants held by some of the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our common stock, but will receive proceeds from the exercise of any of such options and warrants.

     Our common stock is quoted on The American Stock Exchange under the symbol “ELC.” On November 13, 2003, the closing sale price for shares of our common stock was $2.51 per share.

     Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.elccorp.com.

Investing in our common stock involves risks described beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2003.

ABOUT THIS PROSPECTUS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SELLING SECURITY HOLDERS, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERT
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY
DESCRIPTION OF BUSINESS
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
DESCRIPTION OF PROPERTY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
WHERE YOU CAN FIND MORE INFORMATION
Index to Financial Statements
EXHIBITS
SIGNATURES
Opinion of Schwartz Cooper Greenberger & Krauss
Consent of BDO Siedman LLP

About This Prospectus	1
Cautionary Note Regarding Forward-Looking Statements	1
Prospectus Summary	2
Risk Factors	3
Use Of Proceeds	11
Plan Of Distribution	11
Legal Proceedings	13
Directors, Executive Officers, Promoters And Control Persons	15
Selling Security Holders, Security Ownership of Certain Beneficial Owners and Management	18
Description Of Securities	19
Interest Of Named Experts	45
Commission Position On Indemnification For Securities Act Liability	45
Description Of Business	46
Management’s Discussion And Analysis Or Plan Of Operation	52
Description Of Property	71
Certain Relationships And Related Transactions	71
Market For Common Equity And Related Stockholder Matters	74
Executive Compensation	76
Security Ownership of Principal Stockholders and Management	83
Where You Can Find More Information	90
Index To Financial Statements	91

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ABOUT THIS PROSPECTUS

     This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or “Commission”) using a “shelf registration” process. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

     Unless the context otherwise requires, “Electric City,” the “Company,” “we,” “our,” “us” and similar expressions refers to Electric City Corp. and its subsidiaries, and the term “Common Stock” means Electric City Corp.’s common stock, par value $0.0001 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “will,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under “Risk Factors,” that could cause our actual results, performance, prospects or opportunities in 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, our reliance on licensed technologies, customers’ acceptance of our new and existing products, the risk of increased competition, products and technologies, our ability to manage our growth, our commercial scale development of products and technologies to satisfy customers’ demands and requirements, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

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PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

Our Company

     We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our issued and outstanding common stock to the approximately 330 stockholders of Pice Products Corporation (“Pice”) an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”. Since December 12, 2000, our common stock has traded on the American Stock Exchange under the trading symbol “ELC”.

Our Products

     We are a developer, manufacturer and integrator of energy saving technologies and building automation controls as well as an independent developer of scalable, negative power systems. Our premier energy saving product is the EnergySaver system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. Our GlobalCommander integrates with the EnergySaver allowing us to link multiple EnergySaver units together and to provide remote communications, measurement and verification of energy savings. The combined technology of the EnergySaver and GlobalCommander led to the development of our Virtual “Negawatt” Power Plan (“VNPP”), which is essentially a negative power system which we market primarily to utilities as a demand response system. In addition to our EnergySaver system, we also provide, through our subsidiary, Great Lakes Controlled Energy Corporation (“Great Lakes”), integrated building and environmental control solutions for commercial and industrial facilities. Until June 1, 2003, we also manufactured custom electrical switchgear through Switchboard Apparatus Inc. (“Switchboard”), a wholly owned subsidiary located in Broadview Illinois. In an effort to refocus our resources and shed the continuing losses from the switchgear business, we sold the operating assets of Switchboard to a group of investors, including the President of Switchboard, effective as of May 31, 2003.

     Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Building and environmental control services and solutions provided by Great Lakes are based out of a separate facility also located in Elk Grove Village, Illinois.

     Giorgio Reverberi has patented in the U.S. and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement and series of agreements with Mr. Reverberi and our founder, Mr. Joseph Marino relating to the license of the EnergySaver technology in the United States and certain other markets.

     We are pursuing a multi-channel marketing and sales distribution strategy to bring our energy saving products to market. Our multi-channel approach includes the use of a direct sales force, distributors and manufacturers’ representatives.

The Offering

Securities Offered.	The selling stockholders are offering up to 941,698 shares of our common stock.

Terms of the Offering.	We have agreed to use our best efforts to keep this registration statement effective until all the registered shares of Laurus Master Fund, Ltd have been sold or may be sold without volume restrictions pursuant to the Securities Act of 1933.

Use of Proceeds.	We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. To the extent the selling stockholders exercise their options or warrants, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel, and consolidating our manufacturing facilities.

American Stock Exchange Symbol.	ELC

RISK FACTORS

     You should carefully consider the risks and uncertainties described below and all of the other information included in this prospectus before you decide whether to purchase shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively affect the value of your investment.

Risks Related to Our Business

We have a limited operating history upon which to evaluate our potential for future success.

     We were formed in December 1997. To date, we have only generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

Continuing losses and our inability to date to generate positive cash flow create a significant risk that we will be unable to continue as a going concern.

     Our auditors have modified their opinion to our audited financial statements for the year ended December 31, 2002 to include an emphasis paragraph, stating that our continuing losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern. In late 2002, our management developed a plan that included restructuring or possibly disposing of Switchboard Apparatus, Inc., increasing sales of our Energy Technology products and raising additional capital. Since the beginning of 2003 we have completed the sale of Switchboard Apparatus and we have raised over $4 million in new capital, before the costs of issuance. While achievement of these objectives have reduced some of the financial strain on the Company they do not guarantee that we will be able to continue to operate the Company as a going concern in the future, particularly if we are not successful in increasing revenue and achieving profitability.

We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.

     We have incurred substantial net losses in each year since we commenced operations in December 1997. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce product prices, we may not be able to reduce product costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we expect to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; and (2) for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

A decrease in electric retail rates could lessen demand for our EnergySaver products.

     Our principal products, our EnergySaver products, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current high levels. Due to a potential overbuilding of power generating stations throughout certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for energy saving devices such as our EnergySaver products.

We have a license under certain patents and our ability to sell our products may be adversely impacted if the license expires or is terminated.

     We have entered into a license agreement with Messrs. Giorgio Reverberi and Joseph Marino. Mr. Reverberi holds a U.S. patent and has applied for several patents in other countries. Pursuant to the terms of the license, we have been granted the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi’s U.S. patent or any other related patent held by him in the U.S., the remainder of North America, parts of South America and parts of Africa. However, the exclusive rights that we received may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire in or around November 2017. The license agreements may be terminated if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license is terminated it could impact our ability to manufacture, sell or otherwise commercialize products in certain countries where Mr. Reverberi holds valid patents relating to our products, including the United States.

If we are not able to protect our intellectual property rights against infringement or others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.

     We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we entered into confidentiality and rights to inventions agreements with our non-union employees and consultants during March 2001 (and non-union employees hired since March 2001 have also signed these agreements), the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect our competitive advantage in the energy management market. Furthermore, our license to use Mr. Reverberi’s patents may have little or no value to us if Mr. Reverberi’s patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. If that were to happen, we could try to modify our products to be non-infringing, but we might not be successful or such modifications might not avoid infringing on the intellectual property rights of third parties.

     Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We may be forced to seek to enter license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. These licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.

The loss of key personnel may harm our ability to obtain and retain customers, manage our rapid growth and compete effectively.

     Our future success will depend significantly upon the continued contributions of certain members of our senior management, including John P. Mitola, our Chief Executive Officer, because he is critical to obtaining and retaining customers, managing our growth and the future development of our VNPP concept. Our future success will also depend upon our ability to attract and retain highly qualified technical, operating and marketing personnel. We believe that there is intense competition for qualified personnel in the energy management industry. If we cannot hire, train and retain qualified personnel or if a significant number of our current employees depart, we may be unable to successfully manufacture and market our products.

If we are unable to manage our growth, it will adversely affect our business, the quality of our products and our ability to attract and retain key personnel.

     We are subject to the risks inherent in the expansion and growth of a business enterprise. Growth in our business will place a strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:

☐	further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

☐	improve our business development, marketing and sales capabilities; and

☐	expand, train, motivate and manage our employee base.

     Our current senior management has limited experience managing a publicly traded company. Our systems currently in place may not be adequate if we continue to grow and may need to be modified and enhanced. The skills of management currently in place may not be adequate if we continue to grow.

If our EnergySaver products do not achieve or sustain market acceptance, our ability to compete will be adversely affected.

     To date, we have not sold our EnergySaver product line in very large quantities and a sufficient market may not develop for it. Significant marketing will be required in order to establish a sufficient market for the EnergySaver products. The technology underlying these products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market.

Failure to meet customers’ expectations or deliver expected technical performance could result in losses and negative publicity.

     Customer engagements involve the installation of energy management equipment that we design to help our clients reduce energy/power consumption. We rely on outside contractors to install our EnergySaver products. Any defects in this equipment and/or its installation or any other failure to meet our customers’ expectations could result in:

☐	delayed or lost revenues due to adverse customer reaction;

☐	requirements to provide additional products and/or services to a customer at no charge;

☐	negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

☐	claims for substantial damages against us, regardless of our responsibility for such failure.

If sufficient additional funding is not available to us, the commercialization of our products and our ability to grow may be hindered.

     Our operations have not generated positive cash flow since the inception of the Company in 1997. We have funded our operations through the issuance of common and preferred stock and secured debt. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest in us.

     It is likely that we will raise additional funds in the future to grow our product development, manufacturing, marketing and sales activities at the pace that we intend, or to continue to fund operating losses until our cash flow turns positive. If we need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

     If we receive additional funds through the issuance of equity securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock.

Failure to effectively market our energy management products could impair our ability to sell large quantities of these products.

     One of the challenges we face in commercializing our energy management products is demonstrating the advantages of our products over more traditional products and competitive products. As we grow, we will need to further develop our marketing and sales force. In addition to our internal sales force, we rely on third parties to market and sell our products. We currently maintain a number of relationships and have a number of agreements with third parties regarding the marketing and distribution of our EnergySaver products and are dependent upon the efforts of these third parties in marketing and selling these products. Maintenance of these relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The current contracts associated with certain of these relationships allow the distributors to terminate the relationship upon 30 days’ written notice. Without these relationships, our ability to market and sell our EnergySaver products could be harmed and we may need to divert even more resources to increasing our internal sales force. If we are unable to expand our internal sales force and maintain our third party marketing relationships, our ability to generate significant revenues could be seriously harmed.

     The distribution rights we have granted to third parties in specified geographic territories may make it difficult for us to grow our business in such territories if those distributors do not successfully market and support our products in those territories. We have in the past been, and may in the future be, involved in disputes with distributors that have distribution rights in specified geographic territories, but are achieving sales results that do not meet our goals. During 2000, we repurchased for cash and stock consideration the distribution rights from three distributors that were not meeting our sales goals. We may have to expend additional funds, incur debt or issue additional securities in the future to repurchase other distribution rights that we have granted or may grant in the future.

If our “Virtual Negawatt Power Plan” concept is unsuccessful, distribution of our EnergySaver product line may be impaired and our growth could suffer.

     During 2001, we announced our “Virtual Negawatt Power Plan” concept. The VNPP is intended to allow a utility to remotely control commercial, industrial and government lighting systems over a managed and secure IP network. It is envisioned that through the use of the EnergySaver/GlobalCommander system, a utility will be able to reduce electric demand requirements during periods of peak demand, providing nearly instantaneous control, measurement and verification of load reduction. The successful implementation of the VNPP concept could significantly increase the sales and profitability of our EnergySaver product line. We recently announced an agreement with

Commonwealth Edison to implement a 50-Megawatt VNPP system in northern Illinois. This agreement could result in total equipment and service revenue approaching $20 million and therefore could have a significant impact on our operating results. While we have made significant progress toward implementing this program with ComEd, we still have a number of hurdles to clear before we can start shipping product, including technical, legal and financing issues, the failure to accomplish any one of which could delay or cancel the program. If our attempts to advance the VNPP concept are unsuccessful, our plans to significantly increase the distribution of our EnergySaver product line may not develop and our growth may be impaired.

If we do not successfully compete with others in the very competitive energy management market, we may not achieve profitability.

     In the energy management market, we compete with other manufacturers of traditional energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Our competitors may provide energy management products at lower prices and/or with superior performance. If we are unable to successfully compete with conventional and new technologies our business may be materially harmed.

Product liability claims could result in losses and could divert our management’s time and resources.

     The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management’s time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

Our current internal manufacturing capacity is limited and if demand for our products increases significantly and we are unable to increase our capacity quickly and efficiently our business could suffer.

     Our EnergySaver products are manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver products, in substantial quantities, at acceptable costs and on a timely basis. While we have produced over 900 EnergySaver units over the past six years, we have never approached what we believe is our production capacity. To produce larger quantities of our EnergySaver products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. We may also have to hire contract-manufacturers and outsource the manufacturing of some or all of our products. We have had discussions with several potential contract-manufacturers and they have produced units on a trial basis, but their ability to deliver significant quantities of product in a timely manner is still unproven. We may be unable to manufacture our EnergySaver products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver products. If we are unable to make the transition to large-scale commercial production successfully, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.

Our ability to continue to pay dividends on our preferred stock with additional shares of preferred stock is limited, and once cash dividends are required to begin, the dividend rate will increase every six months.

     The last dividend payment date on which we will be able to pay dividends on our Series A Convertible Preferred stock with additional shares of Series A Convertible Preferred stock is September 30, 2004. The last such date applicable with respect to the Series C Convertible Preferred stock is June 30, 2005. The last such date applicable with respect to the Series D Convertible Preferred stock is June 30, 2006. Beginning with December 31, 2004 (in the case of Series A), September 30, 2005 (in the case of Series C) and September 30, 2006 (in the case of Series D Preferred), we will be required to begin paying dividends on our preferred stock in cash. In addition, once dividends become payable in cash for a series of preferred stock, the dividend rate will increase by 1/2 of 1% every six months, up to a maximum rate of 15% per annum, for such series of our preferred stock.

Risks Related to this Offering

Because of the current market price of our common stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your shares.

     The trading volume of our stock in the future will depend in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If an active and liquid trading market does not exist for our common stock on AMEX, you may have difficulty selling your shares.

The need to raise additional capital will most likely be dilutive to our current stockholders and could result in new investors receiving rights that are superior to those of existing stockholders.

     Since September 2001, we have sold a total of 2,250,000 shares of our preferred stock, which is convertible into our common stock at the ratio of ten (10) shares of common stock for each share of preferred stock. These shares of preferred stock are accruing dividends at the rate of 10% per year and during the first three (3) years following issuance and we can pay these dividends either in cash or additional shares of preferred stock. After the third anniversary of issuance the dividend rate increases 1/2% every six months to a maximum rate of 15% and we are required to pay the dividends in cash. To date we have issued an additional 403,631 shares of convertible preferred stock in satisfaction of accrued dividends. The preferred stockholders all have rights that are superior to the rights of our common stockholders, including:

☐	a liquidation preference of $20 per share;

☐	special approval rights in respect of certain actions by the Company, including any issuance of shares of capital stock by the Company (other than to pay dividends on the preferred and under certain other limited exceptions) and any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

☐	a conversion price that may be below the market price of our common stock;

☐	the Series A Preferred has the right to elect up to four directors;

☐	the right to vote with the holders of common stock on an “as converted” basis on all matters on which holders of our common stock are entitled to vote, except with respect to the election of directors or as otherwise provided by law;

☐	a right of first offer on the sale of equity by the Company in a private transaction; and

☐	anti-dilution protection that would adjust the conversion price on their preferred shares and the exercise price on their warrants in the event we issue equity at a price which is less than the conversion price or exercise price of their securities.

     These rights associated with our preferred stock are substantially different than the rights of our common stockholders and may materially decrease the value of our common stock.

Joseph Marino, NCVC and DYDX can control matters requiring stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.

     There are 34,187,021 shares of our common stock outstanding as of November 13, 2003, of which Joseph C. Marino, either directly or through an affiliate, beneficially owns approximately 25%, NCVC LLC beneficially owns approximately 13% and DYDX Consulting, LLC beneficially owns approximately 10% (each of the aforementioned percentages include stock options that are currently exercisable). Kevin P. McEneely, who is one of our directors, and Victor Conant share voting and investment power with respect to the shares of common stock held by NCVC. As a result of their significant ownership, Mr. Marino, NCVC and DYDX have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors (other than those directors to be chosen by the holders of the Series A Convertible Preferred Stock), a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, Mr. Marino and NCVC and DYDX could seek to receive a control premium to the exclusion of other stockholders.

     A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by Mr. Marino, NCVC or DYDX, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by Mr. Marino, NCVC, DYDX or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities.

Provisions of our charter and by-laws, in particular our “blank check” preferred stock, could discourage an acquisition of our company that would benefit our stockholders.

     Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock have been issued and may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine and which are acceptable to the holders of our outstanding preferred stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock which is currently outstanding or which may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.

USE OF PROCEEDS

     We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when the selling stockholders exercise their options and warrants, we will receive up to $1,251,800 from the issuance of shares of common stock to the selling stockholders. Under such options and warrants, the selling stockholders have exercise prices ranging from $1.00 to $3.18 per share. To the extent the selling stockholders exercise their options or warrants, we intend to use the proceeds we receive for general corporate purposes.

PLAN OF DISTRIBUTION

     We have agreed to register for public resale shares of our common stock which have been issued to the selling stockholders or may be issued in the future to selling stockholders upon the exercise of options or warrants or the conversion of convertible notes we have issued. We have agreed to use our best efforts to keep this registration statement effective until all the shares of Laurus Master Fund, Ltd. registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose to not sell any or all of the shares of our common stock offered pursuant to this prospectus.

     The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

•	on any national securities exchange or market on which our common stock may be listed at the time of sale;

•	in an over-the counter market in which the shares are traded;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in transactions to cover short sales; and

•	through a combination of any such methods of sale.

     The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser, in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extenta broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise, at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

     Certain of the selling stockholders have agreed not to engage in short sales, but from time to time the other selling stockholders may engage in short sales, short sales against the box, puts, calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in most states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.

A portion of the shares of common stock which are being registered hereunder may be issued upon conversion of promissory notes which we have issue, or may in the future issue, to Laurus Master Fund, Ltd. See “Description of Securities” and “Management’s Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources”. This prospectus does not cover the sale or transfer of such convertible promissory notes or of any of the warrants or options referred to under “Description of Securities”. If the selling stockholders transfer any of those derivative securities prior to conversion or exercise, the transferee of such derivative securities may not sell the shares of common stock issuable upon conversion or exercise of such derivative securities under the terms of this prospectus unless we amend or supplement this prospectus to cover such sales.

     Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We are required to pay all fees and expenses incident to the registration of the shares of our common stock offered hereby (other than broker-dealer discounts and commissions) which we estimate to be $27,198 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or “blue sky” laws and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

     Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

     From time to time, the Company has been a party to pending or threaten legal proceedings and arbitrations that are routine and incidental to its business. In early October 2003, the Company notified one of its distributors that the Company was terminating the distributorship agreement between the parties due to certain unresolved issues (including breaches by such distributor), such termination to be effective after 60 days. In such notice, the Company indicated that it would be willing to enter into a new agreement with such distributor if the disputed issues could be resolved to the mutual satisfaction of the parties. Subsequent to giving such notice, the Company has received a demand for arbitration from such distributor pursuant to the provisions of the agreement, seeking, among other things, money damages in an unspecified amount and a declaration of the meaning of certain provisions of the distributorship agreement. The Company intends to defend the arbitration, but cannot predict the outcome at this time. Based upon information presently available, and in light of legal and other defenses available to the Company, management does not consider the liability from any threatened or pending litigation (including the foregoing arbitration) to be material to the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The table below shows certain information about our directors, executive officers and significant employees:

Name	Age	Principal Positions

John P. Mitola	39	Chief Executive Officer and Director (1)
Jeffrey R. Mistarz	45	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Denis Enberg	55	Senior Vice President, Engineering
Michael S. Stelter	47	Director (1)
David Asplund	45	Director (1)
Frederic F. Brace	45	Director (2)
Kevin J. Kushman	34	Director (2)
Robert J. Manning	59	Director (1)(3)(4)
Kevin P. McEneely	55	Director (1)
Gerald A. Pientka	47	Director (1)(3)(4)
Robert D. Wagner, Jr.	61	Director (2)(3)(4)

(1)	These directors were elected by a majority of stockholder votes cast during our Annual Meeting of Stockholders held September 24, 2003.

(2)	Messrs. Brace, Kushman and Wagner were appointed by the holders of our Series A Convertible Preferred Stock.

(3)	Member of our Audit Committee.

(4)	Member of our Compensation Committee.

     Our Board of Directors is currently authorized for a membership of twelve directors. As of September 30, 2003, our Board of Directors had three vacancies, of which one is to be appointed by the holders of our Series A Convertible Preferred Stock.

     John P. Mitola has been one of our directors since November 1999 and has been our chief executive officer since January 2000. From August 1993 until joining us, Mr. Mitola was with Unicom Thermal Technologies (now Exelon Thermal Technologies), Unicom (now Exelon) Corporation’s largest unregulated subsidiary, serving most recently as vice president and general manager. Mr. Mitola led the growth of Unicom Thermal through the development of Unicom Thermal’s Northwind     ice technology and through thermal energy joint ventures between Unicom Thermal and several leading electric utility companies across North America. Prior to his appointment at Unicom Thermal, Mr. Mitola was director of business development for Commonwealth Edison Company, the local electric utility serving Chicago, Illinois and the northern Illinois region. Since April 2003, Mr. Mitola has also served as the chairman of the Illinois State Toll Highway Authority.

     Jeffrey R. Mistarz has been our chief financial officer since January 2000, our treasurer since October 2000 and our assistant secretary since February 2003. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, responsible for all areas of finance and accounting, managing capital and shareholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now Bank One Corporation) for 12 years where he held positions in corporate lending, investment banking and credit strategy.

     Denis Enberg has been our Senior Vice President of Engineering since Electric City acquired his company, Great Lakes Controlled Energy Corporation, in June 2001. Mr. Enberg co-founded Great Lakes Controlled Energy Corp in 1985. From 1975 to 1985 he was president of C.E. Electric Incorporated, a Chicago licensed commercial and industrial electrical contracting firm that also specialized in industrial automation and controls. Mr. Enberg is a charter life member of the Association of Energy Engineers and holds certifications as “Certified Energy Manager”, “Certified Lighting Efficiency Professional” and “Certified Demand-Side Management” professional and is considered one of the early pioneers in the building automation industry.

     Michael S. Stelter is one of our co-founders and has been one of our directors since our incorporation in June 1998. Currently, Mr. Stelter is employed by and a part owner of Switchboard Apparatus, Inc., which was divested by Electric City effective May 31, 2003. Since our organization as a limited liability company in December 1997, through May 2003, Mr. Stelter served as our Vice President of Switchgear Sales. Mr. Stelter was our Corporate Secretary from June 1998 until October 2000. From 1986 until May 1999, Mr. Stelter served as Vice President of Marino Electric.

     David R. Asplund was nominated to our board of directors during June 2002. Mr. Asplund is, and has been, the founder and President of Delano Group Securities, LLC since October 1999. From March 1995 through October 1999, Mr. Asplund was employed by Bear, Stearns and Company, Inc., serving as a Senior Managing Director from July 1997 until October 1999.

     Frederic F. Brace has been one of our directors since October 2001 and is an appointee of the holders of our Series A Convertible Preferred Stock. Mr. Brace is, and has been, the Executive Vice President and Chief Financial Officer of UAL Corporation, the parent of United Airlines since July 2002. From September 2001 through July 2002, Mr. Brace was Senior Vice President and Chief Financial Officer of UAL Corporation. From July 1999 through September 2001, Mr. Brace was Senior Vice President and Treasurer of United Airlines and its Vice President of Finance from October 1996 through July 1999.

     Kevin J. Kushman has been one of our directors since July 2003 and is an appointee of the holders of our Series A Convertible Preferred Stock. Mr. Kushman is, and has been, the Managing Director of Cinergy Ventures, LLC, the private equity investment unit of Cinergy Corp., the parent company of Cincinnati Gas & Electric Company and PSI Energy Inc., since August 2000. From November 1997 through July 2000, Mr. Kushman managed the corporate development group of Cinergy Corp. Prior to joining Cinergy, Mr. Kushman held management positions in capital planning and corporate development with Federated Department Stores, Inc.

     Robert J. Manning has been one of our directors since May 2000 and Chairman of our Board of Directors since January 2001. Mr. Manning is a co-founder and a member of Groupe Manning LLC, an energy consulting company. From April 1997 until his retirement in January 2000, Mr. Manning served as executive vice president of Exelon Corporation and its largest subsidiary, Commonwealth Edison Company, where his responsibilities included managing the sale of Commonwealth Edison’s fossil generating fleet. During his thirty-five year career at Exelon, Mr. Manning directed all aspects of electric generation, consumer service and transmission and distribution operations.

     Kevin P. McEneely has been one of our directors since our incorporation in June 1998. Mr. McEneely was our Senior Executive Vice President and Chief Operating Officer from our organization as a limited liability company in December 1997 to December 1999. From 1985 to his retirement in December 1999, Mr. McEneely was Chief Operating Officer and an Executive Vice

President of Nightingale-Conant Corporation. Mr. McEneely is currently acting as a management consultant and is a managing member of NCVC, LLC.

     Gerald A. Pientka has been one of our directors since May 2000. Mr. Pientka was a co-founder of Higgins Development Partners, LLC, a national real estate development company headquartered in Chicago, Illinois. Mr. Pientka served as President of the company from its inception in May 1999 when the Pritzker family interest purchased a controlling interest in Higgins Development Partners, LLC (formerly Walsh, Higgins & Company) through March 2003. Mr. Pientka served as President of Walsh, Higgins & Company from May 1992 until May 1999. Mr. Pientka is also a member of Leaf Mountain Company, LLC, who is an investor in our Series A Convertible Preferred Stock (See, “Recent Sales of Unregistered Securities”).

     Robert D. Wagner, Jr. has been one of our directors since October 2001 and is an appointee of the holders of our Series A Convertible Preferred Stock. Mr. Wagner is currently a partner of Rivington Capital, an NASD registered broker/dealer specializing in debt and equity placements for independent oil and gas producers. Mr. Wagner served as Managing Director of the corporate finance group of Arthur Andersen LLP from May 1999 until his retirement in April 2001. From June 1998 through May 1999, Mr. Wagner served as Managing Director of M2 Capital. From April 1989 through June 1998, Mr. Wagner served as Managing Director for Bankers Trust/BT Alex Brown.

SELLING SECURITY HOLDERS, SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the selling stockholders named below acquired or have the right to acquire upon the exercise of warrants or the conversion of notes we have issued into common stock, the shares of our common stock being offered under this prospectus directly from us in a private transaction. The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of November 13, 2003 as provided by the selling stockholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to warrants and options or the conversion of notes that are exercisable within 60 days of November 13, 2003. Shares issuable pursuant to warrants and options or the conversion of notes are considered outstanding for computing the percentage of the person holding the warrants, options or such notes but are not considered outstanding for computing the percentage of any other person.

     The percentage of beneficial ownership for the following table is based on 34,187,021 shares of common stock outstanding as of November 13, 2003. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.

     Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years. The table assumes that the selling stockholders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

     The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The first column lists, for each selling stockholder, the number of shares of common stock held by such stockholder including shares issuable (pursuant to options or warrants or conversion into common stock of convertible notes) to such stockholder. The second column lists the shares of common stock (including shares issued or issuable upon exercise of options or warrants or conversion into common stock of convertible notes) being offered by this prospectus by each selling stockholder. The column titled “Ownership After Offering” assumes the sale of all of the shares offered by each selling stockholder, although each selling stockholder may sell all, some or none of his or its shares in this offering.

	Ownership Prior to Offering					Ownership After Offering
				Securities Being
Selling Stockholder (23)	Shares		%	Offered		Shares	%

Laurus Master Fund, Ltd.	891,698	(1)	2.579%	891,698	(1)	0	0%
Wall & Broad Equities	100,000	(2)	*	50,000	(3)	50,000	0%

*	Less than 1%

(1)	Includes warrants to purchase 420,000 shares of common stock.

(2)	Includes options to purchase 100,000 shares of common stock.

(3)	Includes warrants to purchase 50,000 shares of common stock.

DESCRIPTION OF SECURITIES

     In the following summary, we describe the material terms of our capital stock by summarizing material provisions of our charter, by-laws and the certificates of designation of our Series A, C and D convertible preferred stock. We have incorporated by reference these organizational documents as exhibits to the registration statement of which this prospectus is a part.

General

     As of November 13, 2003, we had 120,000,000 authorized shares of common stock of which:

☐	34,187,021 shares are issued and outstanding;

☐	23,381,360 shares of common stock are issuable upon conversion of Series A Convertible Preferred Stock;

☐	2,279,150 shares of common stock are issuable upon conversion of Series C Convertible Preferred Stock;

☐	1,539,210 shares of common stock are issuable upon conversion of Series D Convertible Preferred Stock;

☐	9,504,867 shares of common stock are issuable upon exercise of outstanding common stock warrants;

☐	375,000 shares of common stock are issuable upon exercise of outstanding Series D Convertible Preferred Stock warrants and conversion of the shares of Series D Convertible Preferred Stock which is issuable thereunder;

☐	10,173,848 shares of common stock are issuable upon exercise of outstanding stock options,

☐	471,698 shares of common stock issuable upon conversion of a secured convertible term note, and

☐	up to 943,396 shares of common stock issuable upon conversion of a secured convertible revolving notes which we may issue to Laurus Master Fund, Ltd. (see “Management’s Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources”).

Common Stock

     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, except that the holders of the Series A Preferred (other than Leaf Mountain Company LLC) have the right to appoint and elect up to four of the members of our board of directors (out of a board of 12) and the holders of Series A Preferred, Leaf Mountain Company, LLC and Richard Kiphart, the holder of our Series C Preferred and the holders of the Series D Preferred have the right to approve certain other actions by the Company (See “Series A Preferred Stock – Voting Rights”, “Series C Preferred Stock – Voting Rights” and “Series D Preferred Stock – Voting Rights”). Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of common stock will share ratably on a per share basis on any dividends. Except pursuant to agreements entered into with certain of our stockholders (See “Series A Preferred Stock – Stock Trading Agreement,” “Series C Preferred Stock – Stock Trading Agreement,” “Series D Preferred Stock – Stock Trading Agreement” and “Certain Relationships and Related Transactions”), holders of our common stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of common stock will share ratably on a per share basis in all of our assets. All shares of common stock currently outstanding are fully paid and nonassessable.

Preferred Stock

Series A Preferred Stock

     In September 2000, we engaged Newcourt Capital Securities, Inc. (now named CIT Capital Securities, Inc.) as our placement agent to find potential investors interested in investing in a private placement of our capital stock. We were seeking additional capital for corporate development, market expansion, the repurchase of certain distribution territories and general working capital needs.

     A search by our placement agent culminated in locating five investors desiring to invest in our capital stock, including leaders in the banking and energy industries. These investors were: Newcourt Capital USA Inc. (“Newcourt Capital USA”), Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C. (collectively, with their successors in interest the “Investors”) After extensive negotiations and subject to stockholder approval, the Investors and the Company entered into a securities purchase agreement (the “Series A Securities Purchase Agreement”) dated July 31, 2001, which was approved by our shareholders at our 2001 annual meeting held on August 30, 2001. The transaction closed on September 7, 2001. Under the Series A Securities Purchase Agreement, each of the Investors (with Morgan Stanley Dean Witter Equity Funding, Inc. and its affiliate, Originators Investment Plan, L.P., treated as one Investor) were issued the following securities for an aggregate purchase price of $4,000,000 at the closing of the transaction:

☐	400,000 shares of our Series A Convertible Preferred Stock;

☐	one year warrants to purchase 100,000 shares of Series A Convertible Preferred Stock, which expired unexercised on September 7, 2002;

☐	80,217 shares of our Common Stock; and

☐	seven year warrants to purchase 750,000 shares of our Common Stock, initially and currently exercisable at a price of $1.00 per share.

     Use of Proceeds

     We used the aggregate gross proceeds of $16,000,000 raised from the sale and issuance of the above capital stock and warrants for:

☐	payment of transaction expenses and general operating expenses, including working capital needs;

☐	payment of the placement agent fee;

☐	payment of then outstanding secured revolving debt; and

☐	completing the repurchase of 10 distributor territories by paying of amounts owing with respect to these repurchases.

     During 2001, we obtained bridge loans from Newcourt Capital USA in the principal amount of $3.2 million. On July 31, 2001, in connection with the loans by Newcourt Capital USA and services performed by the placement agent, an affiliate of Newcourt Capital USA, the placement agent received warrants to purchase 3,314,830 shares of Common Stock initially and currently exercisable at a price of $1.00 per share. Such warrants are exercisable at any time prior to the close of business on September 7, 2008. Upon closing of the Series A Convertible Preferred Stock transaction on September 7, 2001, Newcourt Capital USA converted the outstanding indebtedness under the bridge loans, (excluding accrued interest of $76,049.78, which was paid in cash) into shares of Series A Convertible Preferred Stock.

     In June 2003, EP Power Finance and Duke Capital Partners sold their investment in Electric City securities to a group of investors that included Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners Ltd., John Thomas Hurvis Revocable Trust and Mr. David Asplund.

     Conversion

     Each share of Series A Convertible Preferred Stock is convertible at the option of the holder into a number of shares of our Common Stock determined by dividing $10.00 by the conversion price, which was initially and is currently $1.00 per share.

     All outstanding shares of Series A Convertible Preferred Stock will be automatically converted if either of the following occurs:

☐	at such time as the closing price of our Common Stock exceeds $12.00 per share (as adjusted for stock splits, stock combinations and the like) as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which shares of our Common Stock are listed for trading) for twenty consecutive trading days and the average trading volume for the same 20-day period exceeds 500,000 shares; or

☐	we complete a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more (as adjusted for stock splits, stock combinations and the like) in which we raise aggregate gross proceeds of at least $35 million (a “Qualified Primary Offering”).

     Shares of Series A Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series A Convertible Preferred Stock to the price per share of any Common Stock we issue, or are deemed to have issued, if that price per share is less than the then existing conversion price for the Series A Convertible Preferred Stock. For example, if we issue shares of Common Stock at $0.50 per share, the conversion price of the Series A Convertible Preferred Stock will automatically be adjusted from $1.00 to $0.50. The Series A Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company’s assets and similar events.

     Dividends

     Each outstanding share of Series A Convertible Preferred Stock is entitled to cumulative quarterly dividends at a rate of 10% per annum of its stated value, which is $10.00. Dividends on the Series A Convertible Preferred Stock are payable and compounded quarterly. Until September 30, 2004, which is the first dividend payment date that occurs after three years following the initial issuance of the Series A Convertible Preferred Stock, dividends are payable, at our option, in cash or additional shares of Series A Convertible Preferred Stock. After that date, dividends on the Series A Convertible Preferred Stock must be paid in cash and the dividend rate increases 0.5% every six months to a maximum rate of 15% per year.

     Liquidation

     Upon a liquidation, dissolution or winding up of the affairs of the Company, each holder of Series A Convertible Preferred Stock will be entitled to receive for each share of Series A Convertible Preferred Stock it holds, before any other security holder of the Company other than the Series C and Seriues D Convertible Preferred, which are on parity with the Series A, the higher of:

☐	$20 plus accrued and unpaid dividends; or

☐	an amount equal to the “Market Price” of the number of shares of our Common Stock into which one share of Series A Convertible Preferred Stock is then convertible. “Market Price” means the average closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) over a period of ten consecutive business days ending two days prior to the date as of which “Market Price” is being determined.

     Redemption

     Outstanding shares of the Series A Convertible Preferred Stock are not subject to mandatory redemption. At any time after September 7, 2004, we have the option to redeem all outstanding shares of Series A Convertible Preferred Stock if the following two conditions are satisfied:

☐	the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) exceeds $7.50 per share (as adjusted for stock splits, stock combinations and the like) for at least 20 consecutive trading days immediately preceding the date we send a notice of redemption to all holders of Series A Convertible Preferred Stock; and

☐	the average daily trading volume for the same period exceeds 500,000 shares.

The redemption price will be:

1.	cash in the amount of $10.00 per share plus accrued but unpaid dividends; and

2.	that number of shares of Common Stock having a value equal to 70% of the excess of (i) the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) on the day before the redemption date multiplied by the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is then convertible, over (ii) $10.00.

     Voting Rights

     The Series A Convertible Preferred Stock has the right to elect up to four directors depending on the number of shares of Series A Convertible Preferred Stock outstanding at any time (as adjusted for stock splits, stock combinations and the like) as follows:

☐	for so long as at least 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect four directors;

☐	for so long as at least 600,000 but less than 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect three directors;

☐	for so long as at least 400,000 but less than 600,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, the holders of Series A Convertible Preferred Stock, voting as a single class, will be entitled to elect two directors; and

☐	for so long as at least 200,000 but less than 400,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, the holders of Series A Convertible Preferred Stock, voting as a single class, shall be entitled to elect one director.

     Except for the election of directors or as otherwise provided by law, the Series A Convertible Preferred Stock is entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote. However, if less than 200,000 shares of Series A Convertible Preferred Stock remain issued and outstanding, unless otherwise provided by law, each holder of record of Series A Convertible Preferred Stock has the right to vote on an as-converted basis together with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote, including the election of directors.

     Our board of directors has fixed by resolution the number of directors at 12. As of September 30, 2003, the holders of our Series A Convertible Preferred Stock had appointed three of the four directors they are entitled to appoint. At our Annual Meeting of Stockholders held on September 24, 2003, our six director nominees were elected by a majority of the votes cast. There are currently three vacancies on our board of directors, of which one is reserved for appointment by the holders of our Series A Convertible Preferred Stock.

     Special Approval Rights

     Holders of Series A Convertible Preferred Stock also have the following approval rights with respect to certain actions of the Company:

☐	For so long as any shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without approval of at least 75% of the shares of Series A Convertible Preferred Stock then outstanding:

☐	enter into any agreement that would restrict our ability to perform under theSeries A Securities Purchase Agreement;

☐	amend our Certificate of Incorporation or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series A Convertible Preferred Stock;

☐	engage in any transaction that would impair or reduce the rights, powers or preferences of the Series A Convertible Preferred Stock as a class;

☐	sell control of the Company or sell all or substantially all of the assets of the Company or merge with or into another company, or liquidate the Company (provided that if less than 400,000 shares of the Series A Convertible Preferred Stock are then outstanding and the then holders of Series A Convertible Preferred Stock refused to consent to such a transaction, we may at our option, in connection with consummating such transactions, redeem all, but not less than all, of such Series A Convertible Preferred Stock at a redemption price per share equal to the amount the Series A Convertible Preferred Stock would receive upon a liquidation); or

☐	change the authorized number of directors of our Board of Directors.

☐	For so long as at least 800,000 shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of at least 66-2/3% of the shares of Series A Convertible Preferred Stock then outstanding:

☐	authorize or issue any capital stock with rights senior to or equal to the Series A Convertible Preferred Stock or securities convertible or exchangeable into such capital stock;

☐	authorize or issue any options, rights or warrants to purchase capital stock of the Company;

☐	amend or alter any outstanding options, rights or warrants in a manner that reduces or that has the effect of reducing the per share exercise price for any outstanding options, rights or warrants;

☐	authorize or issue any debt securities of the Company or any of its subsidiaries, other than debt under the existing revolving lines of credit as of July 31, 2001 or the replacement thereof on substantially similar terms, except that we may issue additional debt up to $1,000,000 in the aggregate in the ordinary course of business and may incur trade payables in the ordinary course of business;

☐	purchase, redeem, or otherwise acquire any of the Company’s capital stock, other than the redemption of the Series A Convertible Preferred Stock;

☐	enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

☐	sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business;

☐	declare or pay any cash dividends or make any distributions on any of our capital stock, other than on the Series A Convertible Preferred Stock;

☐	authorize the payment of, or pay to any individual employee of the Company, cash compensation in excess of $500,000 per annum; or

☐	enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

☐	For so long as at least 1,200,000 shares of Series A Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of the holders representing 66-2/3% of the shares of Series A Convertible Preferred Stock then outstanding:

☐	terminate or newly appoint the chief executive officer or president of the Company;

☐	approve any annual capital expense budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

☐	approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000.

     Pursuant to the foregoing special approval rights, the consent of the holders of the Series A Convertible Preferred Stock was obtained to the transactions (described below) in which the Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock was issued. The holders of the Series A Convertible Preferred Stock also consented to the financing transaction with Laurus Master Fund (see “Management’s Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources”) and to the issuances of shares of our Common Stock and warrants to purchase shares of our Common Stock to The Munder Funds, Inc., SF Capital Partners, Ltd. and Richard Kiphart (see footnotes 10, 17 and 22 to “Security Ownership of Principal Stockholders and Management”).

     Violation of Special Approval Rights

     In the event we violate any of these special approval rights and do not cure the violation within the prescribed cure period, which is 30 days for the first such violation and 10 days for any subsequent violation, following notice of that violation from any holder of Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock have the right to elect that number of additional directors to our board of directors necessary for them to elect a majority of the Board of Directors.

     Ancillary Agreements

     In addition to the Series A Securities Purchase Agreement, the initial holders of the Series A Convertible Preferred Stock, the placement agent and/or the Company entered into three ancillary agreements, each of which is described below:

     Investor Rights Agreement

     Under the Investor Rights Agreement, the Investors and the placement agent may require the Company to register “Eligible Securities” as defined therein. (See “Series D Preferred – Joinder and Second Amendment to Investor Rights Agreement.”) The holders of Eligible Securities, as a group, may require an aggregate of four such registrations provided that each such registration is of an amount of shares representing at least $5 million of market value.

     The holders of Eligible Securities are also entitled to customary “piggy-back” registration rights in the event that the Company proposes to register shares of its Common Stock for sale to the public (excluding shares being registered hereunder and excluding any registration statements on Forms S-4 or S-8), whether for its own account or for the account of other security holders (or both). If such registration is, in whole or in part, an underwritten public offering and the underwriters institute customary cut-back procedures, then such piggy-back registration rights shall be subject to cut-back pro rata with any other shares proposed to be registered and sold in such offering, other than shares to be sold by the Company. In the event that underwriters institute customary cut-back procedures in respect of a registration requested by the holders of Eligible Securities, however, any shares registered pursuant to a registration requested by the holders of Eligible Securities will have priority over the shares sought to be included therein by any other selling stockholder.

     Under the Investor Rights Agreement, each investor and the placement agent, subject to certain exceptions, have a right of first offer with respect to future sales by the Company of shares of its capital stock, in order to maintain their respective percentage ownership interests, and also have the right to acquire any shares that the other parties within this groupdecline to purchase.

     Stockholders Agreement

     The Investors and the Company also entered into a stockholders agreement (the “Stockholders Agreement”). The Stockholders Agreement was amended in connection with the issuance of the Series C Convertible Preferred Stock to include the holders of the Series C Convertible Preferred Stock thereunder and grant them certain rights. See “Series C Preferred Stock – Joinder and First Amendment to Stockholders Agreement”. Under the Stockholders Agreement, each “Holder” thereunder (other than Leaf Mountain Company, LLC) has the right to designate one member to the Board of Directors and to have a representative attend all meetings of the Board of Directors as a board observer so long as it holds at least 200,000 shares of Series A Convertible Preferred Stock. Additionally, for so long as a“Holder” owns at least 2,000,000 shares of Common Stock (calculated assuming conversion of all Series A Convertible Preferred Stock and the exercise of all Series A Convertible Preferred Stock warrants and Common Stock warrants held by such “Holder”), a representative of such “Holder” is entitled to attend all meetings of the Board of Directors as an observer if such “Holder” does not have a designated board member, except that in the case of Leaf Mountain, it will have such board observation rights as long as it holds 100,000 or more shares of Series A Convertible Preferred Stock.

     Each “Holder” also agrees that if it converts more than 50% of the Series A Convertible Preferred Stock it purchased under the Series A Securities Purchase Agreement (or, in the case of Leaf Mountain, under the “Additional Securities Purchase Agreement” (see “Additional Issuance of Series A Preferred Stock)), it will, at the request of the Company, convert the remainder of its Series A Convertible Preferred Stock.

     The Stockholders Agreement also includes special approval rights provisions which are similar to those described above under “Series A Preferred Stock.” With respect to the issuance of the Series C Preferred Stock to Mr. Kiphart described below, those voting rights were amended to include the shares of Series C Preferred Stock, such that, for purposes of determining the number of shares of preferred stock which are outstanding and entitled to the benefit of such special approval rights, Series A Preferred Stock and Series C Preferred Stock are aggregated (See, “Series C Preferred Stock – Special Approval Rights”).

     Stock Trading Agreement

     Each of the Investors, the placement agent and certain officers of the Company entered into a stock trading agreement that provides for restrictions on their sale of Common Stock into the public market. Under such stock trading agreement, the parties will not sell their respective shares of Common Stock into the public market except that the parties may sell their respective shares subject to the following restrictions:

☐	the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) must exceed $4.00 per share (as adjusted for stock splits, stock combinations and the like) for each of the twenty (20) consecutive trading days immediately prior to the date of sale;

☐	the number of shares of Common Stock sold by a party on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day;

☐	the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day must exceed 150,000 shares;

•	the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed fifteen percent of that party’s total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like); and

☐	sales of 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation service on which our shares of Common Stock are listed for trading).

     Subject to the expiration of any “lock-up period” related to a qualified primary offering, each party may sell shares of Common Stock into the public market following a “Qualified Primary Offering” (a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more in which we raise gross proceeds of at least $35 million) subject to the following restrictions:

☐	the number of shares of Common Stock sold by a party on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day,

•	the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed twenty percent of that party’s total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like), and

☐	sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

     Each party to such stock trading agreement will have a right of first offer if any other party to such stock trading agreement intends to sell its shares in a private transaction. Such stock trading agreement will terminate September 7, 2004. However, if a Qualified Primary Offering is completed prior to September 7, 2004, the stock trading agreement will terminate 18 months after the completion of the Qualified Primary Offering.

Additional Issuance of Series A Preferred Stock

     On November 29, 2001, we entered into a securities purchase agreement with Leaf Mountain Company, LLC (“Leaf Mountain”) (the “Additional Securities Purchase Agreement”) (For additional information regarding Leaf Mountain, see footnote 11 to “Principal Stockholders, Security Ownership of Principal Stockholders and Management”]). Under the Additional Securities Purchase Agreement, Leaf Mountain was issued the following securities for an aggregate purchase price of $3,000,000:

☐	300,000 shares of our Series A Convertible Preferred Stock;

☐	one year warrants to purchase 75,000 shares of Series A Convertible Preferred Stock, which expired unexercised on November 29, 2002;

☐	45,122 shares of our Common Stock; and

☐	warrants to purchase 421,875 shares of our Common Stock, initially and currently exercisable at a price of $1.00 per share, which warrants expire April 28, 2005.

     Use of Proceeds

     We used most of the gross proceeds of $3,000,000 raised from this sale and issuance for general working capital needs. We did not engage a placement agent or broker for this transaction and, accordingly, no fee was paid in that respect.

     Terms of the Transaction

     Leaf Mountain, along with the initial Investors, the placement agent, and the Company and its executive officers entered into a Consent and Amendment of Securities Purchase Agreement, Stock Trading Agreement, Stockholders Agreement and Investor Rights Agreement (“Consent and Amendment”). The Consent and Amendment provides for terms different from those applicable to the initial Investors as noted below.

     Stock Trading Agreement – Leaf Mountain

     Leaf Mountain is subject to the provisions of the stock trading agreement applicable to the Investors and the placement agent (See “Series A Preferred Stock – Stock Trading Agreement”) and may not sell any of its holdings of Common Stock into the public market except in compliance with such stock trading agreement. However, 50% of the Common Stock of Leaf Mountain (the “Uncovered” Common Stock) is subject to the following amended provision of such stock trading agreement:

☐	the number of shares of Uncovered Common Stock sold by Leaf Mountain on any trading day may not exceed the greater of (a) 10,000 shares or (b) 10% of the Average Daily Trading Volume (defined as the average closing price of the Common Stock over the preceding twenty trading days).

     Stockholders Agreement – Leaf Mountain

     Leaf Mountain will not have the right under the Stockholders Agreement to either elect or participate in the election of those directors designated by the Investors. However, unless otherwise provided by law, Leaf Mountain will be entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote, except for the election of directors. However, if less than an aggregate of 200,000 shares of Series A Preferred Stock remain issued and outstanding, unless otherwise provided by law, holders of the Series A Preferred Stock (including Leaf Mountain) have the right to vote on an as-converted basis together with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote, including the election of directors. In addition, for so long as Leaf Mountain holds at least 100,000 shares of Series A Preferred Stock, it will have the right to have a representative attend all meetings of the Board of Directors as an observer (See “Series A Preferred Stock – Stockholders Agreement”).

     Leaf Mountain will participate with the Investors with respect to approval rights of certain actions of the Company (See “Series A Preferred Stock - Special Approval Rights”).

     Investor Rights Agreement – Leaf Mountain

     Under the Investor Rights Agreement, Leaf Mountain, for so long as it holds at least 750,000 shares of Common Stock, will have the right to request a single registration of its shares, in addition to any rights that it may have to register its Common Stock with the Investors (See “Series A Preferred Stock – Investor Rights Agreement”). Upon receipt of such request, the Company shall use its best efforts to cause a registration statement to become effective under the Securities Act of 1933 with respect to such securities.

     Additional Agreement Re Issuances of Preferred Stock

     We agreed with Leaf Mountain that we would not issue additional shares of our preferred stock to anyone on terms more favorable than those terms which are applicable to Leaf Mountain unless our Board of Directors has determined that, in its judgment, such subsequent investor provides a demonstrable synergistic benefit to our business.

Series C Preferred Stock

     On May 31, 2002, we entered into a securities purchase agreement (the “Series C Securities Purchase Agreement”) with Richard P. Kiphart (“Mr. Kiphart”), an individual, for the issuance of certain securities, which transaction closed on June 4, 2002 (For additional information regarding Mr. Kiphart, see footnote 9 to “Selling Security Holders, Security Ownership of Principal Stockholders and Management”]). Under the Series C Securities Purchase Agreement, Mr. Kiphart was issued the following securities for an aggregate purchase price of $2,000,000:

☐	200,000 shares of our Series C Convertible Preferred Stock;

☐	one year warrants to purchase 50,000 shares of Series A Convertible Preferred Stock, which expired unexercised on June 4, 2003;

☐	30,082 shares of our Common Stock; and

☐	warrants to purchase 281,250 shares of our Common Stock, initially and currently exercisable at a price of $1.00 per share, which warrants expire December 4, 2006.

     Use of Proceeds

     We used gross proceeds of $2,000,000 raised from this sale and issuance for general working capital needs and to pay transaction expenses. We paid a fee equal to 4% of the gross proceeds ($80,000) to Delano Group Securities, LLC, which firm acted as placement agent for this transaction. The President of Delano Group Securities is Mr. David Asplund, who was appointed a director of the Company during June 2002.

     Terms of the Transaction

     Mr. Kiphart, along with the Investors, the placement agent, Leaf Mountain and the Company, entered into a Consent and Amendment relating to the Series C Securities Purchase Agreement. Mr. Kiphart and the parties to the Stockholders Agreement entered into a Joinder and First Amendment to Stockholders Agreement and Mr. Kiphart and the parties to the Investor Rights Agreement entered into a Joinder and First Amendment to Investors Rights Agreement. Mr. Kiphart and the Company also entered into a Stock Trading Agreement.

     Conversion

     Each share of Series C Convertible Preferred Stock is convertible at the option of the holder into a number of shares of our Common Stock determined by dividing $10.00 by the conversion price, which was initially and is currently $1.00.

     All outstanding shares of Series C Convertible Preferred Stock will be automatically converted if either of the following occurs:

☐	at such time as the closing price of our Common Stock exceeds $12.00 per share (as adjusted for stock splits, stock combinations and the like) as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) for twenty consecutive trading days and the average trading volume for the same 20-day period exceeds 500,000 shares; or

☐	we complete a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more (as adjusted for stock splits, stock combinations and the like) in which we raise aggregate gross proceeds of at least $35 million (a “Qualified Primary Offering”).

     Shares of Series C Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series C Convertible Preferred Stock to the price per share of any Common Stock we issue, or are deemed to have issued, if that price per share is less than the then existing conversion price for the Series C Convertible Preferred Stock. For example, if we issue shares of Common Stock at $0.50 per share, the conversion price of the Series C Convertible Preferred Stock will automatically be adjusted from $1.00 to $0.50. The Series C Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company’s assets and similar events.

     Dividends

     Each outstanding share of Series C Convertible Preferred Stock is entitled to cumulative quarterly dividends at a rate of 10% per annum of its stated value, which is $10.00. Dividends on the Series C Convertible Preferred Stock are payable and compounded quarterly. Until June 30, 2005, which is the first dividend payment date that occurs after three years following the initial issuance of the Series C Convertible Preferred Stock, dividends are payable, at our option, in cash or additional shares of Series C Convertible Preferred Stock. After that date, dividends on the Series C Convertible Preferred Stock must be paid in cash and the dividend rate increases 0.5% every six months to a maximum rate of 15% per year.

     Liquidation

     Upon a liquidation, dissolution or winding up of the affairs of the Company, the holders of Series C Convertible Preferred Stock will be entitled to receive for each share of Series C Convertible Preferred Stock held, before any other security holder of the Company (other than the Series A and Series D Convertible Preferred Stock which are on parity with the Series C Convertible Preferred), the higher of:

☐	$20 plus accrued and unpaid dividends; or

☐	an amount equal to the “Market Price” of the number of shares of our Common Stock into which one share of Series C Convertible Preferred Stock is then convertible. “Market Price means the average closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) over a period of ten consecutive business days ending two days prior to the date as of which “Market Price” is being determined.

     Redemption

     Outstanding shares of the Series C Convertible Preferred Stock are not subject to mandatory redemption. At any time after June 4, 2005, we have the option to redeem all outstanding shares of Series C Convertible Preferred Stock if the following two conditions are satisfied:

☐	the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) exceeds $7.50 per share (as adjusted for stock splits, stock combinations and the like) for at least 20 consecutive trading days immediately preceding the date we send a notice or redemption to all holders of Series C Convertible Preferred Stock; and

☐	the average daily trading volume for the same period exceeds 500,000 shares.

The redemption price will be:

1.	cash in the amount of $10.00 per share plus accrued but unpaid dividends; and

2.	that number of shares of Common Stock having a value equal to 70% of the excess of (i) the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) on the day before the redemption date multiplied by the number of shares of Common Stock into which a share of Series C Convertible Preferred Stock is then convertible, over (ii) $10.00.

     Voting Rights

     Except for the election of directors or as otherwise provided by law, Mr. Kiphart is entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote.

     Special Approval Rights

     The holders of Series C Convertible Preferred Stock also have the following approval rights with respect to certain actions of the Company:

☐		For so long as any shares of Series C Convertible Preferred Stock remain issued and outstanding we cannot, without approval of at least 75% of the aggregate shares of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock then outstanding:

	☐	enter into any agreement that would restrict our ability to perform under the Series C Securities Purchase Agreement;

☐	amend our Certificate of Incorporation or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series C Convertible Preferred Stock;

☐	engage in any transaction that would impair or reduce the rights, powers or preferences of the Series C Convertible Preferred Stock as a class;

☐	sell control of the Company or sell all or substantially all of the assets of the Company or merge with or into another company, or liquidate the Company (provided that if less than 400,000 shares of the Series C Convertible Preferred Stock are then outstanding and the then holders of Series C Convertible Preferred Stock refused to consent to such a transaction, we may at our option, in connection with consummating such transactions, redeem all, but not less than all, of such Series C Convertible Preferred Stock at a redemption price per share equal to the amount the Series C Convertible Preferred Stock would receive upon a liquidation); or

☐	For so long as at least 800,000 shares in the aggregate of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of at least 66-2/3% of the aggregate shares of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock then outstanding:

☐	authorize or issue any capital stock with rights senior to or equal to the Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, or securities convertible or exchangeable into such capital stock other than (i) Series A Convertible Preferred Stock issued as payment in kind of any accrued unpaid dividends on Series A Convertible Preferred Stock, and Series C Convertible Preferred Stock issued as payment in kind of any accrued unpaid dividends on Series C Convertible Preferred Stock;

☐	authorize or issue any options, rights or warrants to purchase capital stock of the Company;

☐	amend or alter any outstanding options, rights or warrants in a manner that reduces or that has the effect of reducing the per share exercise price for any outstanding options, rights or warrants;

☐	authorize or issue any debt securities of the Company or any of its subsidiaries, other than debt under the revolving lines of credit in effect on July 31, 2001 or the replacement thereof on substantially similar terms, and any additional debt up to $1,000,000 in the aggregate in the ordinary course of business and may incur trade payables in the ordinary course of business;

☐	purchase, redeem, or otherwise acquire any of the Company’s capital stock, other than the redemption of the Series A Convertible Preferred Stock or the Series C Convertible Preferred Stock;

☐	enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

☐	sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business;

☐	declare or pay any cash dividends or make any distributions on any of our capital stock, other than on the Series A Convertible Preferred Stock or the Series C Convertible Preferred Stock;

☐	authorize the payment of, or pay to any individual employee of the Company, cash compensation in excess of $500,000 per annum; or

☐	enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

☐	For so long as at least 1,200,000 shares in the aggregate of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of the holders representing 66-2/3% of the aggregate shares of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock then outstanding:

☐	terminate or newly appoint the chief executive officer or president of the Company;

☐	approve any annual capital expense budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

☐	approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000.

     Pursuant to the foregoing special approval rights, the consent of the holders of the Series C Convertible Preferred Stock was obtained to the transactions (described below) in which the Series D Convertible Preferred Stock was issued. The holders of the Series C Convertible Preferred Stock also consented to the financing transaction with Laurus Master Fund (see “Management’s Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources”) and to the issuances of shares of our Common Stock and warrants to purchase shares of our Common Stock to The Munder Funds, Inc., SF Capital Partners, Ltd. and Richard Kiphart (see footnotes 10, 17 and 22 to “Security Ownership of Principal Stockholders and Management”).

     Ancillary Agreements

     In addition to the securities purchase agreement, Mr. Kiphart, the Company and the holders of our Series A Convertible Preferred Stock entered into two ancillary agreements, each of which is described below:

     Joinder and First Amendment to Investor Rights Agreement

     Under the Investor Rights Agreement as amended by the Joinder and First Amendment to

Investor Rights Agreement, Mr. Kiphart may participate with the holders of our Series A Convertible Preferred Stock if such holders require the Company to register “Eligible Securities” as defined therein. (See “Series D Preferred – Joinder and Second Amendment to Investor Rights Agreement.”)

     The holders of Eligible Securities, as a group, may require an aggregate of four such registrations provided that each such registration is of an amount of shares representing at least $5 million of market value.

     Mr. Kiphart is also entitled to customary “piggy-back” registration rights in the event that the Company proposes to register shares of its Common Stock for sale to the public (excluding shares being registered hereunder and excluding any registration statements on Forms S-4 or S-8), whether for its own account or for the account of other security holders (or both). If such registration is, in whole or in part, an underwritten public offering and the underwriters institute customary cut-back procedures, then Mr. Kiphart’s piggy-back registration rights shall be subject to cut-back pro rata with any other shares proposed to be registered and sold in such offering, other than shares to be sold by the Company. In the event that underwriters institute customary cut-back procedures in respect of a registration requested by the holders of Eligible Securities, however, any shares registered pursuant to a registration requested by the holders of Eligible Securities, along with Mr. Kiphart’s, will have priority over the shares sought to be included therein by any other selling stockholder.

     Mr. Kiphart, subject to certain exceptions, has, along with the holders of other Eligible Securities, a right of first offer with respect to future sales by the Company of shares of its capital stock, in order to maintain their respective percentage ownership interests and also have the right to acquire any shares that the other parties within this group decline to purchase.

     Joinder and First Amendment to Stockholders Agreement

     Under the Stockholders Agreement as amended by the Joinder and First Amendment to Stockholders Agreement, Mr. Kiphart is entitled to certain voting rights and special approval rights, all set forth in the preceding sections entitled “Voting Rights” and “Special Approval Rights.” In addition, Mr. Kiphart agrees that if he converts more than 50% of the Series C Convertible Preferred Stock purchased under the Series C Securities Purchase Agreement, he will, at the request of the Company, convert the remainder of his Series C Convertible Preferred Stock.

     Stock Trading Agreement

     Mr. Kiphart and the Company have entered into a separate stock trading agreement that provides for restrictions on the sale of his Common Stock into the public market. Under this stock trading agreement, Mr. Kiphart will not sell his shares of Common Stock into the public market except that he may sell his shares subject to the following restrictions:

☐	the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) must exceed $4.00 per share (as adjusted for stock splits, stock combinations and the like) for each of the twenty (20) consecutive trading days immediately prior to the date of sale;

☐	the number of shares of Common Stock sold on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day;

☐	the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day must exceed 150,000 shares;

•	the number of shares of Common Stock sold by Mr. Kiphart into the public market in any three-month period may not exceed fifteen percent of his total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transaction contemplated (as adjusted for stock splits, stock combinations and the like); and

☐	sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

     Subject to the expiration of any “lock-up period” related to a qualified primary offering, Mr. Kiphart may sell shares of Common Stock into the public market following a Qualified Primary Offering subject to the following restrictions:

☐	the number of shares of Common Stock sold by Mr. Kiphart on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day,

☐	the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed twenty percent of that party’s total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like), and

☐	sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

          Mr. Kiphart also agrees that if he intends to sell any of his shares or warrants in a private transaction, the initial Investors, the placement agent and Leaf Mountain shall have a right of first refusal. This stock trading agreement will terminate September 7, 2004. However, if a Qualified Primary Offering is completed prior to September 7, 2004, this stock trading agreement will terminate 18 months after the completion of the Qualified Primary Offering.

Series D Preferred Stock

          On June 27, 2003, we entered into a securities purchase agreement (the “Series D Securities Purchase Agreement”) with Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, John Thomas Hurvis Revocable Trust and Mr. David Asplund (the “Series D Investors”), for the issuance of certain securities, which transaction closed on June 27, 2003. Under the Series D Securities Purchase Agreement, the Series D Investors were issued the following securities for an aggregate purchase price of $1,500,000:

	150,000 shares of our Series D Convertible Preferred Stock;

	warrants to purchase 37,500 shares of Series D Convertible Preferred Stock, initially and currently exercisable at a price of $10.00 per share, which warrants expire June 27, 2004;

	22,562 shares of our Common Stock; and

	warrants to purchase 210,938 shares of our Common Stock, initially and currently exercisable at a price of $1.00 per share, which warrants expire June 27, 2008.

          Use of Proceeds

          We utilized the gross proceeds of $1,500,000 raised from this sale and issuance for general working capital needs. We paid a fee equal to 8% of the gross proceeds ($120,000) to Delano Group Securities, LLC, which firm acted as placement agent for this transaction. The President of Delano Group Securities is Mr. David Asplund, who was appointed a director of the Company during June 2002.

          Terms of the Transaction

          Conversion

          Each share of Series D Convertible Preferred Stock is convertible at the option of the holder into a number of shares of our Common Stock as determined by dividing $10.00 by the conversion price, which was initially and is currently $1.00.

          All outstanding shares of Series D Convertible Preferred Stock will be automatically converted if either of the following occurs:

	at such time as the closing price of our Common Stock exceeds $12.00 per share (as adjusted for stock splits, stock combinations and the like) as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) for twenty consecutive trading days and the average trading volume for the same 20-day period exceeds 500,000 shares; or

	we complete a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more (as adjusted for stock splits, stock combinations and the like) in which we raise aggregate gross proceeds of at least $35 million (a “Qualified Primary Offering”).

          Shares of Series D Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series D Convertible Preferred Stock to the price per share of any Common Stock we issue, or are deemed to have issued, if that price per share is less than the then existing conversion price for the Series D Convertible Preferred Stock. For example, if we issue shares of Common Stock at $0.50 per share, the conversion price of the Series D Convertible Preferred Stock will automatically be adjusted from $1.00 to $0.50. The Series D Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company’s assets and similar events.

          Dividends

          Each outstanding share of Series D Convertible Preferred Stock is entitled to cumulative quarterly dividends at a rate of 10% per annum of its stated value, which is $10.00. Dividends on the Series D Convertible Preferred Stock are payable and compounded quarterly. Until June 30, 2006, which is the first dividend payment date that occurs after three years following the initial issuance of the Series D Convertible Preferred Stock, dividends are payable, at our option, in cash or additional shares of Series D Convertible Preferred Stock. After that date, dividends on the Series D Convertible Preferred Stock must be paid in cash and the dividend rate increases 0.5% every six months to a maximum rate of 15% per year.

          Liquidation

          Upon a liquidation, dissolution or winding up of the affairs of the Company, the holder of Series D Convertible Preferred Stock will be entitled to receive for each share of Series D Convertible Preferred Stock it holds, before any other security holder of the Company, other than the holders of the Series A Convertible Preferred Stock or the Series C Convertible Preferred Stock, the higher of:

	plus accrued and unpaid dividends; or

	an amount equal to the “Market Price” of our Common Stock into which one share of Series D Convertible Preferred Stock is then convertible. “Market Price” means the average closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) over a period of ten consecutive days ending two days prior to the date as of which “Market Price” is being determined.

          Redemption

          Outstanding shares of the Series D Convertible Preferred Stock are not subject to mandatory redemption. At any time after June 27, 2006, we have the option to redeem all outstanding shares of Series D Convertible Preferred Stock if the following two conditions are satisfied:

	the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) exceeds $7.50 per share (as adjusted for stock splits, stock combinations and the like) for at least 20 consecutive trading days immediately preceding the date we send a notice or redemption to all holders of Series D Convertible Preferred Stock; and

	the average daily trading volume for the same period exceeds 500,000 shares.

The redemption price will be:

1.	cash in the amount of $10.00 per share plus accrued but unpaid dividends; and

2.	that number of shares of Common Stock having a value equal to 70% of the excess of (i) the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) on the day before the redemption date multiplied by the number of shares of Common Stock into which a share of Series D Convertible Preferred Stock is then convertible, over (ii) $10.00.

          Voting Rights

          Except for the election of directors or as otherwise provided by law, the Series D Investors are entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote.

          Special Approval Rights

          The holder of Series D Convertible Preferred Stock also has the following approval rights with respect to certain actions of the Company:

	For so long as any shares of Series D Convertible Preferred Stock remain issued and outstanding we cannot, without approval of at least 51% of the shares of Series D Convertible Preferred Stock then outstanding:

	enter into any agreement that would restrict our ability to perform under the Series D Securities Purchase Agreement;

	amend our Certificate of Incorporation or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series D Convertible Preferred Stock;

	engage in any transaction that would impair or reduce the rights, powers or preferences of the Series D Convertible Preferred Stock as a class;

	For so long as at least 800,000 shares in the aggregate of Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of at least 66-2/3% of the aggregate shares of Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock then outstanding:

authorize or issue any capital stock with rights senior to or equal to the Series A Convertible Preferred Stock, Series C Convertible Preferred Stock or Series D Convertible Preferred Stock, or securities convertible or exchangeable into such capital stock other than (i) Series A Convertible Preferred Stock issued as payment in kind of any accrued unpaid dividends on Series A Convertible Preferred Stock, (ii) Series C Convertible Preferred Stock issued as payment in kind of any accrued unpaid dividends on Series C Convertible Preferred Stock, (iii)Series D Convertible Preferred Stock issued at closing under the Series D Securities Purchase Agreement, (iv) Series D Convertible Preferred Stock issued upon exercise of Series D Convertible Preferred Stock Warrants, or (v) Series D Convertible Preferred Stock issued as payment in kind of any accrued unpaid dividends on Series D Convertible Preferred Stock;

	purchase, redeem, or otherwise acquire any of the Company’s capital stock, other than the redemption of the Series A Convertible Preferred Stock, Series C Convertible Preferred Stock, or Series D Convertible Preferred Stock;

	declare or pay any cash dividends or make any distributions on any of our capital stock, other than on the Series A Convertible Preferred Stock, Series C Convertible Preferred Stock or Series D Convertible Preferred Stock.



          Ancillary Agreements

          In addition to the Series D Securities Purchase Agreement, the Series D Investors, the Company, the holders of our Series A Convertible Preferred Stock, the placement agent and the holder of the Series C Convertible Preferred Stock entered into a Joinder and Second Amendment to Investor Rights Agreement and a stock trading agreement, which are described below.

          Joinder and Second Amendment to Investor Rights Agreement

          Under the Investor Rights Agreement as amended by the Joinder and Second Amendment to Investor Rights Agreement, the Series D Investors may participate with the holders of our Series A Convertible Preferred Stock and the holder(s) of the Series C Convertible Preferred Stock if such holders require the Company to register “Eligible Securities.” “Eligible Securities” are (1) the shares of Common Stock issued or issuable upon the conversion of the Series A Convertible Preferred Stock; (2) the shares of Common Stock issued or issuable upon exercise of the warrants issued to the placement agent; (3) the shares of Common Stock issued pursuant to the securities purchase agreements relating to the issuance of our Series A Convertible Preferred Stock; (4) the shares of Common Stock issued or issuable upon exercise of the warrants to purchase Common Stock issued under the securities purchase agreements relating to the issuance of our Series A Convertible Preferred Stock; (5) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in clauses (1) – (4); (6) the shares of

Common Stock issued or issuable upon the conversion of the Series C Convertible Preferred Stock; (7) the shares of Common Stock issued pursuant to the securities purchase agreement relating to the issuance of our Series C Convertible Preferred Stock; (8) the shares of Common Stock issued or issuable upon exercise of the warrants to purchase Common Stock issued under the securities purchase agreement relating to the issuance of our Series C Convertible Preferred Stock; (9) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in clauses (6) – (8); (9) the shares of Common Stock (x) issued or issuable upon the conversion of the Series D Convertible Preferred Stock issued pursuant to the securities purchase agreement or (y) issued or issuable upon exercise of the warrants to purchase Series D Convertible Preferred Stock and conversion into Common Stock of the Series D Convertible Preferred Stock issued or issuable pursuant to such exercise; (10) the shares of Common Stock issued pursuant to the securities purchase agreement relating to the issuance of our Series D Convertible Preferred Stock; (11) the shares of Common Stock issued or issuable upon exercise of the warrants to purchase Common Stock issued under the securities purchase agreement relating to the issuance of our Series D Convertible Preferred Stock; (12) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in clauses (9) – (11).

          The holders of Eligible Securities, as a group, may require an aggregate of four such registrations provided that each such registration is of an amount of shares representing at least $5 million of market value.

          The holders of Eligible Securities are also entitled to customary “piggy-back” registration rights in the event that the Company proposes to register shares of its Common Stock for sale to the public (excluding shares being registered hereunder and excluding any registration statements on Forms S-4 or S-8), whether for its own account or for the account of other security holders (or both). If such registration is, in whole or in part, an underwritten public offering and the underwriters institute customary cut-back procedures, then the Series D Investors’ piggy-back registration rights shall be subject to cut-back pro rata with any other shares proposed to be registered and sold in such offering, other than shares to be sold by the Company. In the event that underwriters institute customary cut-back procedures in respect of a registration requested by the holders of Eligible Securities, however, any shares registered pursuant to a registration requested by the holders of Eligible Securities will have priority over the shares sought to be included therein by any other selling stockholder.

          The Series D Investors, subject to certain exceptions, have, along with the holders of our Series A Convertible Preferred Stock and the placement agent and the holder(s) of the Series C Convertible Preferred Stock, a right of first offer with respect to future sales by the Company of shares of its capital stock, in order to maintain their respective percentage ownership interests and also have the right to acquire any shares that the other parties within this group decline to purchase.

          Stock Trading Agreement

          The Series D Investors and the Company have also entered into a stock trading agreement that provides for restrictions on the sale of their Common Stock into the public market. Under this stock trading agreement, the Series D Investors will not be able to sell their shares of Common Stock into the public market before the successful completion by us of a Qualified Primary Offering except subject to the following restrictions:

	the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) must exceed $4.00 per share (as adjusted for stock splits, stock combinations and the like) for each of the twenty (20) consecutive trading days immediately prior to the date of sale;

	the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day must exceed 150,000 shares;

	the number of shares of Common Stock sold on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day;

•	the number of shares of Common Stock sold by the Series D Investors into the public market in any three-month period may not exceed fifteen percent of his total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transaction contemplated (as adjusted for stock splits, stock combinations and the like); and

	sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

          Subject to the expiration of any “lock-up period” related to a Qualified Primary Offering, the Series D Investors may sell shares of Common Stock into the public market following a Qualified Public Offering subject to the following restrictions:

	the number of shares of Common Stock sold by the Series D Investors on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day,

•	the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed twenty percent of that party’s total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement (as adjusted for stock splits, stock combinations and the like), and

	sales of at least 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

          Each Series D Investor will have a right of first offer if any of the other Series D Investors intends to sell its shares in a private transaction. This stock trading agreement will terminate September 7, 2004.

Other Preferred Stock

          Our board of directors, without further stockholder approval (other than the approval of the holders of the Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock described above under “Special Approval Rights”), may issue additional preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Subject, in each case, to obtaining any required approval of the holders of the Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, our board of directors (1) may authorize the issuance of preferred stock that ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation, (2) can fix limitations and restrictions upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding, and (3) can also issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. In addition, in connection with the sale of our Series A Preferred Stock to Leaf Mountain Company, LLC, we agreed with Leaf Mountain that we would not issue additional shares of our preferred stock to anyone on terms more favorable than those which are applicable to Leaf Mountain unless our Board of Directors has determined that, in its judgment, such subsequent investor provides a demonstrable synergistic benefit to our business.

Delaware Anti-Takeover Law

          We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

	before the date on which the stockholder became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

	the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

	the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

          An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation’s voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.

Anti-Takeover Effects of Certain Charter and By-Law Provisions

          Our charter and by-laws contain provisions relating to corporate governance and to the rights of stockholders. Our by-laws provide that special meetings of stockholders may only be called by our Board of Directors, our chairman or our president and shall be called by our chairman, president or secretary at the request in writing of stockholders owning at least one-fifth of the outstanding shares of capital stock entitled to vote. In addition, our charter provides that our Board of Directors may issue preferred stock without further stockholder approval (other than approval of the holders of Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock described above under “Special Approval Rights”) and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is LaSalle Bank N.A.

INTEREST OF NAMED EXPERT

          The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given upon said authority of said firm as experts in auditing and accounting.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our charter, bylaws or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Overview/History

          On December 5, 1997, we were initially formed as Electric City LLC, a Delaware limited liability company, by Joseph C. Marino, one of our principal stockholders, and NCVC, LLC, an entity controlled by Victor Conant, Kevin McEneely and DYDX Consulting LLC, an entity that is controlled by Nikolas Konstant. In May 1998, Mr. Marino assigned his membership interest in us to Pino Manufacturing, LLC, an entity controlled by Mr. Marino.

          On June 5, 1998, we changed from a limited liability company into a corporation by merging Electric City LLC into Electric City Corp., a Delaware corporation. In connection with our merger, NCVC, LLC and Pino Manufacturing, LLC received shares of common stock in Electric City Corp. in exchange for their membership interests in Electric City LLC.

          On June 10, 1998, Electric City issued 1,200,272 shares of its common stock with a fair market value of $1,200,272 representing approximately six (6%) percent of Electric City’s issued and outstanding common stock, to the approximately 330 shareholders of Pice Products Corporation (“Pice”), an inactive, unaffiliated company with minimal assets, pursuant to merger agreement under which Pice was merged with and into Electric City. The number of shares issued to Pice was determined and negotiated with the principals of Pice by the Company’s Board of Directors as a whole and was concluded by the Board to be an “arm’s length transaction” in that none of the Board of Directors was in any way affiliated with, or related to the principals of Pice. The purpose of the merger was to substantially increase the number of our shareholders to facilitate the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”.

          In May 1999, we purchased most of the assets of Marino Electric, Inc., an entity controlled by Mr. Marino, for $1,792,000 in cash and 1,600,000 shares of our common stock. Marino Electric was engaged in the business of designing and manufacturing custom electrical switchgear and distribution panels. Under the terms of the purchase agreement, we were obligated to pay the cash portion of the purchase price upon the closing of our private issuance of common stock that commenced in July 1999. In May 2000, Mr. Marino waived this requirement and instead received a payment of $820,000 in cash and a subordinated secured term note for the principal amount of $972,000 at an interest rate of 10% per annum, payable in equal installments over 24 months. This note was repaid in full in May 2002.

          On August 31, 2000, pursuant to an Agreement and Plan of Merger among us, Switchboard Apparatus, Inc. and Switchboard Apparatus’s stockholders, Dale Hoppensteadt, George Miller and Helmut Hoppe, we purchased all of the issued and outstanding shares of capital stock of Switchboard Apparatus. In connection with the acquisition, Switchboard Apparatus was merged into our wholly-owned subsidiary, with our subsidiary continuing as the surviving corporation under the name Switchboard Apparatus, Inc. The aggregate purchase price of $1,941,750 was paid in the form of 551,226 shares of our common stock.

          Effective December 4, 2000, Joseph P. Marino, one of our founders and former Chairman of the Board of Directors, resigned his position as Chairman and terminated his employment with us. Concurrent with his resignation, Mr. Marino became a distributor for our EnergySaver products in the states of California, Arizona and Nevada (See, “Certain Relationships and Related Transactions”).

          On June 7, 2001, pursuant to an Agreement and Plan of Merger by and among us, Electric City Great Lakes Acquisition Corporation, Great Lakes Controlled Energy Corporation (“Great Lakes”) and Great Lakes’ stockholders, Eugene Borucki and Denis Enberg, we acquired Great Lakes. Great Lakes is an independent systems integrator and facilities support specialist and focuses on building automation controls for lighting and HVAC systems for commercial applications. Great Lakes is also a national representative and distributor of select energy metering and control systems. In connection with the acquisition, Great Lakes was merged into our wholly-owned subsidiary Electric City Great Lakes Acquisition Corporation, with our subsidiary continuing as the surviving corporation under the name Great Lakes Controlled Energy Corporation The aggregate purchase price of $678,500 was paid to the Sellers in the form of 212,904 shares of Electric City common stock.

          On June 3, 2003, we entered into an Asset Purchase Agreement with Hoppensteadt Acquisition Corp. (“Hoppensteadt”), whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of Switchboard Apparatus, Inc., as of May 31, 2003 in exchange for $929,032 in cash. In addition, Electric City agreed to allow Hoppensteadt to assume the name “Switchboard Apparatus, Inc.” after completion of the sale. Hoppensteadt is controlled by Dale Hoppensteadt, who was president of Switchboard from September 1, 2000 until the sale was consummated on June 3, 2003. As part of the transaction both parties entered into a Strategic Alliance, Co-Marketing and License Agreement under which Electric City will continue to market Switchboard products and Switchboard will continue to manufacture Electric City’s TP3 line of switchgear.

Products And Services

          The Company currently manufactures products or provides services under two distinct business segments. The energy technology segment includes the EnergySaver and GlobalCommander product lines manufactured and sold by Electric City Corp. The building control and automation business segment is served by Great Lakes Controlled Energy Corporation, a wholly owned subsidiary of Electric City Corp., which specializes in the installation and maintenance of building control and automation systems. Until June 1, 2003, we also manufactured custom electrical switchgear through Switchboard Apparatus Inc., a wholly owned subsidiary located in Broadview Illinois. In an effort to refocus our resources and shed the continuing losses from the switchgear business, we sold the operating assets of Switchboard to a group of investors, including the President of Switchboard, effective as of May 31, 2003.

EnergySaver

          The EnergySaver system is a state-of-the-art lighting control system that reduces energy consumption in indoor and outdoor commercial, institutional and industrial ballasted lighting systems, while maintaining appropriate lighting levels. The EnergySaver is a freestanding enclosure that contains control panels with electrical parts and is connected between the power line and the building’s electrical lighting circuits. The EnergySaver also contains a computer with software that allows the customer to control the amount of energy savings desired which, depending on the application, can be as high as 50%, and provides self-diagnosis and self-correction. The customer can access the EnergySaver’s computer directly or remotely via modem, network or two-way radio.

          The EnergySaver is manufactured to varying sizes and capacities to address differing lighting situations. We can interface our EnergySaver products with new and existing lighting panels, ballasts and lamps without modification. In addition, the EnergySaver system reduces the power consumed by lamps and ballasts and reduces power spikes, drops and surges inherent in any power supply, resulting in a reduction of heat generated within the lighting system, which enhances ballast and lamp life and reduces the amount of air conditioning necessary to cool the building.

GlobalCommander

          The GlobalCommander system is an advanced lighting controller capable of providing large-scale demand side management and savings measurement and verification without turning off the user’s lights. The GlobalCommander bundles the EnergySaver technology with an area-wide communication package to allow for maximum energy reductions across entire systems in response to the guidelines of a customer’s facility manager. In addition, the GlobalCommander has the ability to measure and store the actual savings generated from the use of the EnergySaver. This information, which can be viewed in a tabular or graphical format and can be downloaded to a user’s computer, is often required for a customer to qualify for incentives for energy savings and curtailment. The GlobalCommander also allows customers to control their facilities’ loads and lighting requirements from a single control point. This single-point control is available for a virtually unlimited number of remote facilities and can be accessed through the Internet, intranet or over standard telephone lines through dial-up modems.

Virtual Negawatt Power Plan

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          Combining the technologies of the EnergySaver and GlobalCommander led to the development of our Virtual “Negawatt” Power Plan (“VNPP”) concept, which is essentially a negative power system, which we intend to market primarily to utilities as a demand response system. It is envisioned that with the VNPP a utility will be able to specifically place demand reduction across a utility grid targeting potential “hot spots” such as particular feeders or substations. We believe that the Electric City VNPP will be the first demand response system to provide this level of control to a utility without requiring active customer participation and without impacting a customer’s operations or ability to do business.
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          A VNPP system can potentially be developed without any upfront capital on the part of a utility buyer and without any cost to its customers. Under this structure we would enter into a long-term contract with a utility to supply curtailment capacity. We would then securitize the future payments under the contract to fund the purchase and installation of the EnergySavers necessary to deliver the curtailment.
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          A VNPP can be developed in conjunction with a utility provider, a utility’s independent power subsidiary or with other sister companies within a utility family. In some markets, the VNPP can also be developed completely at risk just as the industry has seen the development of independent power plants or with a long-term negative power purchase agreement with a utility. Under this structure we would own the curtailment equipment either ourselves or jointly with a partner and sell the curtailment into the market at then current prices.
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          We have recently entered into an agreement with Commonwealth Edison (“ComEd”) to develop the first 50-Megawatt VNPP system, to be located in northern Illinois. This agreement requires us to provide 50 megawatts of curtailment capacity to ComEd for a period of 10 years. We are currently working with an investment bank seeking to securitize the future cash flows to be derived
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from this contract in order to fund the purchase and installation of the EnergySavers necessary to deliver the curtailment.
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Building Control and Automation

          Through our wholly-owned subsidiary, Great Lakes Controlled Energy Corporation, we provide integration of building and automation control systems for commercial and industrial customers. Great Lakes has been providing building automation services for over 20 years and is an authorized distributor for Delta Controls, WattStopper and Power Measurement Ltd., and is a dealer for Novar Controls and ABB Drives.

Marketing, Sales And Distribution

          We have established relationships with distributors to market and distribute our EnergySaver products to end-users. As of December 31, 2003, we had eight distributor/state representative agreements covering Arizona, California, Illinois, Indiana, Nevada, New Jersey, Pennsylvania, and Texas. Each distributor is responsible for developing and managing a sales network within its respective territory. Typically the distributor does this by establishing direct relationships with end-users or through dealerships within the territory and overseeing the sales, installation and maintenance of our products by those dealerships. If a distributor sells any of our products outside its territory, such distributor operates as a dealer, meaning it manages end-user sales only. The distributor earns a commission on any sale of our products in its territory whether initiated by the distributor itself, a dealer, or by us.

          Our standard distribution agreement gives the distributor certain exclusive rights of distribution in a particular territory, includes sales quotas that increase periodically throughout the term of the agreement, and requires the distributor to make payment to us within 30 to 60 days of product shipment. The agreement contains penalties for failure to meet quotas or make payments, including the loss of certain exclusive rights of distribution. Currently, a number of our distributors have violated the terms of their agreements for failing to meet their quotas and are delinquent in payments due Electric City. We are working with our distributors to address these issues. In addition, the standard distribution agreement has a term of 10 years after which it is renewable at our discretion. The standard distribution agreement can be terminated at our discretion if the distributor fails to meet the terms of the distribution agreement.

          National accounts (such as chain stores, and large multi-site corporations), utilities, municipalities and other large campus customers are managed by our corporate sales engineering group. This group concentrates its sales efforts on the energy engineering staffs of these types of entities, which analyze and recommend the purchase of products like ours for their multiple sites. The sales force also supports, coordinates and manages multiple sales channels.

          The building and automation controls systems installed and serviced by our subsidiary, Great Lakes Controlled Energy, are sold directly to end-users, typically commercial office buildings.

Customers

          During 2002, sales to our top five EnergySaver customers accounted for 79% of total EnergySaver sales. The top customers for 2002 included Electric City of Pennsylvania, The Illinois Department of Central Management Services, LGI Energy Solutions, M&A Railroad Supply and PSEG Energy Technologies, all but one of who are dealers or distributors of the Company’s products.

The end user customers of these dealers and distributors include Linens ‘N Things, Toyota Motors, and Lifetime Fitness. Other end user customers for the EnergySaver during 2002 included, but were not limited to Bunzl Distribution, Gillette, Reckitt Benckiser, Sage Products, the US Post Office and Union Pacific. During 2001, sales to our top five EnergySaver customers comprised 59% of total EnergySaver sales. Four of these top five EnergySaver customers included Electric City of Southern California, Electric City of Illinois, Electric City of Indiana and Electric City of Pennsylvania, who are our distributors. Most EnergySaver units are installed by electrical contractors hired by the end-user customer upon receipt of the product. Electric City of Southern California is owned by Joseph Marino, our former Chairman and Director (See, “Certain Relationships and Related Transactions”).

          During 2002, sales to the top five customers of Great Lakes Controlled Energy accounted for 88% of Great Lake’s sales. Great Lake’s top five customers for 2002 included 5445 Edgewater Plaza Condo Association, BBM Engineering, Golub & Company, Jacobson-Power, and Teschky, Inc. Jacobson-Power is the general contractor for the multi-building expansion of the Discover Card campus in Riverwoods Illinois. For the period beginning June 2000, following our acquisition of Great Lakes Controlled Energy Corporation, through December 31, 2001, the top five customers of Great Lakes comprised 78% of its sales, which customers included 2800 Lake Shore Drive Condominium Association, College of Pathologists, Hill Mechanical Corp., National Heat & Power Corp. and U.S. Power Corp.

Competition

          There are a number of products on the market that directly or indirectly compete with the EnergySaver products. These competing products can be categorized into three general types:

	those that convert AC to DC at a central location,

	those that pulsate the power to the lighting system; and

	other control products similar to the EnergySaver system.

          Products that fall into the first category convert AC to DC at a central location and do so more efficiently than it is done by the standard electronic ballast in each light fixture. The main drawback to this technology is that the transmission of DC power over any distance is generally less efficient and more dangerous than transmitting AC power. This technology also requires the rewiring of every light fixture on the circuit.

          Products that pulsate the power in the lighting system turn the power off and on so quickly (120 times/second) that the lights remain on. This process, which is generally known as “wave chopping,” distorts the AC waveform and thereby produces harmonics in a building’s electrical system that can damage other electrical components such as electric motors and electronic devices. The process also contributes to the reduction of life of lamps and ballasts in lighting fixtures.

          Control products control power consumption at the lights, at the lighting circuit or at the control panel. Products that control the power at the lights or at the lighting circuit must be wired to each fixture or to each circuit, resulting in high installation cost, which makes these products less economically competitive. The EnergySaver controls power consumption at the lighting panel, making it much simpler and less expensive to install and maintain. There are other products on the market that also control power consumption at the lighting panel, but the EnergySaver is the only product that we are aware of that offers total real-time variability of savings levels, remote communications and savings measurement and verification capabilities. We also believe that the EnergySaver has the largest installed base of any lighting control power reduction system of its type.

          Great Lakes Controlled Energy competes against both large national controls companies and smaller regional distributors of building controls. Two of the large national controls companies that Great Lakes competes with are Siemens and Johnson Controls, both of whom have significantly more financial and operating resources than Great Lakes. Great Lakes sells its products and services based on system capabilities, experience and price.

Manufacturing

          Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. The primary components for the EnergySaver are sourced from multiple manufacturers. We are in continuous discussion with additional parts suppliers, seeking to ensure lowest cost pricing and reliability of supply.

          Our key suppliers of components used in our products include Cutler-Hammer, and Delta Controls.

Compliance With Environmental Laws

          Neither the Company’s production nor sales of its products in any material way generate activities or materials that that would require compliance with federal, state or local environmental laws.

Research and Development

          The Company, through the day-to-day use of the EnergySaver and its components, and its use at various testing sites around the country, develops modifications and improvements to its products. Total research and development costs charged to operations were approximately $65,000 and $289,000 for the years ended December 31, 2002 and December 31, 2001, respectively.

Intellectual Property

          Certain technologies underlying the EnergySaver products have been patented in the U.S. and Italy by Giorgio Reverberi. A U.S. patent application was filed by Mr. Reverbveri in November 1997, and a patent was issued in June 2000.

          Since January 1, 1998, we, along with Mr. Reverberi and Mr. Marino, have entered into a number of agreements relating to the license of the EnergySaver technology, which grant us the exclusive license rights of Mr. Reverberi’s patent of the EnergySaver technology in all of North America, Central America, South America and the Caribbean, as well as Africa (excluding the countries of Algeria, Libya, Morocco and Tunisia). Our license expires upon the expiration of Mr. Reverberi’s last expiring patent, which we expect to be on or around November 2017. If either party materially breaches the license and fails to cure the breach within 180 days after notice by the other party of the breach, the other party can terminate the license. We pay Mr. Reverberi a royalty of $200 and Mr. Marino a royalty of $100 for each EnergySaver product we make or sell in territories in which Mr. Reverberi holds a valid patent.

          We have applied for registration of the name EnergySaver pursuant to a U.S. trademark application filed September 15, 2000. In addition, we have effective U.S. trademark registrations of the terms “GlobalCommander” and “VNPP”.

          During March 2001, we established a new policy that requires all non-union employees to sign an Employee Innovations and Proprietary Rights Assignment Agreement. This agreement is intended to ensure that any intellectual property or know-how developed as part of an employee’s work for the Company is and remains the property of the Company. All current non-union employees have signed such an agreement.

          On April 12, 2001, Denis Enberg assigned his rights to any technology developed by him for, or on behalf of the Company to the Company. Mr. Enberg had been working for the Company on the GlobalCommander Technology. Mr. Enberg was also a shareholder and director of Great Lakes, which we acquired on June 7, 2001.

Employees

          As of September 30, 2003, we had 29 full time employees, of which six were management and corporate staff, three were engineers, six were engaged in sales and marketing, seven were engaged in field service and seven were engaged in manufacturing. Of those employees engaged in manufacturing, five are covered by collective bargaining agreements between Electric City and the International Brotherhood of Electrical Workers (“IBEW”), which is affiliated with the American Federation of Labor and Congress of Industrial Organizations (AFL-CIO). In May of 2002 we renewed and extended the collective bargaining agreement between the Company and the IBEW through May 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

          The following discussion regarding us and our business and operations contains “forward looking statements” within the meaning of the Private Securities Litigation Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative of such terms or other variations of such terms or comparable terminology. You are cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. We do not have a policy of updating or revising forward-looking statements and, therefore, you should not assume that our silence over time means that actual events are bearing out as estimated in such forward looking statements.

          We have a short operating history. All risks inherent in a new and inexperienced enterprise are inherent in our business.

Critical Accounting Policies

          The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that effect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 3 in the notes to the consolidated financial statements.

          Use of Estimates

          Preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. On an on-going basis, the Company evaluates its estimates, including those related to revenues, bad debts, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

          Revenue Recognition

          The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received or invoiced prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet.

          Revenues and profits on long-term contracts are recorded under the percentage of completion, cost-to-cost method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable.

          Allowance for Doubtful Accounts

          We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance is largely based upon specific knowledge of customers from whom collection is determined to be doubtful and the Company’s historical collection experience with such customers. If the financial condition of our customers or the economic environment in which they operate were to deteriorate, resulting in an inability to make payments, or if our estimates of certain customers’ ability to pay are incorrect, additional allowances may be required.

          Impairment of Long-Lived Assets.

          We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions. The Company had made acquisitions in the past that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives. Effective in 2002, goodwill is no longer amortized but is subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Other intangible assets that meet certain criteria will continue to be amortized over their useful lives and will also be subject to an impairment test based on estimated fair value. Estimated fair value is less than values based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. There are many assumptions and estimates underlying the determination of an impairment loss, including economic and competitive conditions, operating costs and efficiencies. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. During the year ended December 31, 2002 the Company determined that the estimated fair value of goodwill associated with its power management business exceeded the carrying value and as a result recognized an impairment loss of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle. As part of our 2002 year-end assessment of the fair value of our goodwill we determined that the carrying value of the goodwill associated with the building automation and control business exceeded the fair value by $108,000. This difference between the carrying value and the estimated fair value of the goodwill was recorded as an impairment loss in 2002. It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, we may have to take additional charges in future periods to recognize a further write-down of the value of the goodwill attributed to our acquisitions to their estimated fair values.

Results of Operations

          Our revenues reflect the sale of our products and services, net of allowances for returns and other adjustments. Electric City’s sales are generated from the sale of products and services, primarily in the U.S. Each of three customers individually accounted for more than 10% of our consolidated sales during the year ended December 31, 2002, while one customer accounted for 28% of our total consolidated sales in 2001.

          Our cost of goods sold consist primarily of materials and labor. Also included in our cost of goods sold are freight, the costs of operating our manufacturing facilities, charges for potential future warranty claims and royalty costs related to EnergySaver sales.

          Sales and gross profits depend in part on the volume and mix of products sold during any given period. Generally, products that we manufacture have a higher gross profit margin than products that we purchase and resell. In addition, manufactured products that are proprietary, such as the EnergySaver and the GlobalCommander, generally have higher gross margins than non-proprietary products.

          A portion of our operating expense is relatively fixed, such as the cost of our facilities. Accordingly, an increase in the volume of sales will generally result in an increase to our gross margins since these fixed expenses do not increase proportionately with sales. We have never fully utilized the manufacturing capacity of our facilities and, therefore, believe that the fixed nature of some of our expenses would contribute to an increase in our gross margin in future periods if sales volumes increase. In particular we believe that our facility in Elk Grove Village can support a sales level of EnergySavers of approximately $15 million to $20 million without a significant additional investment in fixed assets.

          Selling, general and administrative (“SG&A”) expenses include the following components:

	direct labor and commission costs related to our employee sales force;

	commission costs related to our independent sales representatives and our distributors;

	expenses related to our non-manufacturing management, supervisory and staff salaries and employee benefits;

	costs related to insurance, travel and entertainment and office supplies costs and the cost of non-manufacturing utilities;

	costs related with marketing and advertising our products;

	research and development expenses;

	costs related to administrative functions that serve to support the existing businesses of the Company, as well as to provide the infrastructure for future growth.

          Interest expense includes the costs and expenses associated with working capital indebtedness, the mortgage on our headquarters building, the Senior Subordinated Convertible Promissory Notes (which were issued and retired in 2001 in connection with the Series A Convertible Preferred stock transactions), a note to the sellers of Marino Electric, notes to the sellers of Great Lakes, and a note to the sellers of certain distributor territories that we repurchased in June 2000, all as reflected on our current and prior financial statements. Also included in interest expense for 2001 is amortization of the debt discount based on the fair value of the warrants issued to Newcourt Capital Securities as part of the issuance of the Senior Subordinated Convertible Promissory Notes, and the amortization of deferred financing costs.

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Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002.
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          Revenue. Our total revenue for the three-month period ended September 30, 2003 declined $846,372 or 49.7% to $857,021 as compared to $1,703,393 for the quarter ended September 30, 2002. Revenue related to EnergySaver sales declined approximately $350,000, or 57%, to approximately $260,000 for the three months ended September 30, 2003 as compared to approximately $610,000 for the same period in 2002. EnergySavers unit sales decreased 68% to 21 units during the second quarter of 2003 from 66 units sold during the second quarter of 2002. We believe the decline in EnergySaver revenue is the result of (1) our customer’s continued deferral of discretionary expenditures until economic conditions improve, and (2) to management’s decision to shift resources to focus on the Company’s new utility initiative, and in particular the Commonwealth Edison (ComEd) VNPP. The ComEd VNPP agreement was finalized during the third quarter and as a result Company’s in house sales resources have been actively seeking customers to participate in the newly created program. The Company shipped its first units as part of the ComEd program in late September, but the recognition of revenue on the shipments was deferred pending installation of the units, which was completed in October. The ComEd agreement is expected to result in sales of approximately 1,500 units over the next 18 to 24 months. Revenue for the fourth quarter of 2003 is expected to rebound as a result of continued shipments under the ComEd program and as the result of a contract that was executed in September with
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a local government agency to install EnergySavers worth up to $4 million in multiple sites throughout Chicago. We expect to begin installing EnergySavers under this contract during the fourth quarter of 2003, and hope to have all the units installed by mid-2005.
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          Revenue from the sale of building automation products and services decreased approximately $496,000, or 45% to $597,000 during the three month period ended September 30, 2003, from approximately $1,093,000 recorded in the same period of 2002. Revenue in this segment is recognized as work is completed and material is delivered to the job site. The third quarter of 2002 was a very strong quarter, benefiting from two significant projects that were both in very active phases, generating good monthly revenue for this segment. The building automation segment actually had more projects underway during the third quarter of 2003 than during the year earlier period, but collectively these projects were not as active as the two projects were in the 2002, thus resulting in lower revenue. We expect the revenue for this segment to remain largely unchanged in future periods from the level realized in the most recent quarterly reporting period.
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          Gross Profit. Cost of sales for the three-month period ended September 30, 2003 declined $618,787, or 41.6% to $868,773 as compared to $1,487,560 for the three-month period ended September 30, 2002. Gross profit for the third quarter of 2003 declined $227,585 to a loss of $11,752 from a profit of $215,833 in the third quarter of 2002. The Building Automation and Controls segment was responsible for approximately two-thirds of the decline in the gross profit. This segment changed to a more conservative method of accounting whereby it defers recognition of all job related profits until the completion of the project. We review each project on a monthly basis and if as part of this review we determine the project will incur a loss, the loss is recognized immediately. Since no jobs were completed during the quarter, no profits were recognized on job related revenue. Profits in the EnergySaver business were negatively impacted by the decline in sales volume, resulting in unabsorbed fixed manufacturing overhead due to under utilization of our manufacturing capacity. As sales begin to increase due to the ComEd project, we expect our manufacturing capacity to quickly become fully utilized. Rather than adding significantly to our manufacturing overhead, we plan to leverage a new outsourcing relationship recently established with GE Industrial to provide major system components and outsourced production for our EnergySaver product line. The three-year non-binding agreement includes reciprocal purchasing, VNPP participation, joint product development and additional joint efforts.
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          SG&A Expense. SG&A for the three-month period ended September 30, 2003 decreased $224,279, or 17.5% to $1,059,416, as compared to $1,283,695 for the three-month period ended September 30, 2002. Contributing to the decline in SG&A was a $136,000 reduction in salary expense due to our restructuring efforts that led to a reduction in headcount, and reductions in sales commissions to outside third parties and a refund of insurance premiums paid during 2002.
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          Other Expense. Other expense for the three-month period ending September 30, 2003 decreased $332, or 6.5% to $4,786 from $5,118 for the three-month period ended September 30, 2002. Interest expense declined $1,947 or 19.7% to $7,953 from $9,900 for the same period in 2002. The decline in interest expense was primarily due to lower levels of borrowing and lower interest rates. Interest income of $3,167 for the third quarter of 2003 was $1,615 lower than that recorded in the third quarter of 2002 due to lower interest rates paid on invested cash balances.
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          Dividends. Our dividend expense for the third quarter of 2003 increased $756,185 to $1,379,889 from $623,704 for the same period in 2002. We accrued dividends of $663,408 and $567,004 on our Convertible Preferred Stock during the three-month periods ended September 30, 2003 and 2002 respectively. The increase in the dividend accrual was due primarily to an increase in the total shares outstanding as a result of the issuance of shares of the Series D Convertible Preferred in June 2003 and the issuance of shares of preferred stock in satisfaction of accrued dividends. The dividends accrued during the third quarters of 2003 and 2002 were satisfied through the issuance of 66,341 and 56,700 additional shares of our preferred stock, respectively. Due to the conversion price on these shares relative to the market price of our common stock on the date of issue we were required to recognize non-cash deemed dividends of $716,481 and $56,700 on September 30, 2003 and 2002, respectively. The increase in this deemed dividend is primarily the result of the increased difference in the market price of our common stock relative to the conversion price of the dividend shares. The closing market price of our stock on September 30, 2003 was $2.08 as compared to $1.10 on September 30, 2002.
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Nine months Ended September 30, 2003 Compared to Nine months Ended September 30, 2002.
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          Revenue. Our total revenue for the nine-month period ended September 30, 2003 declined $1,348,866 or 26.8% to $3,676,495 as compared to $5,025,361 for the nine-month period ended September 30, 2002. Revenue related to EnergySaver sales declined approximately $1,360,000, or 43%, to approximately $1,805,000 for the nine-month period ended September 30, 2003 as compared to approximately $3,166,000 for the same period in 2002. EnergySavers unit sales declined 41% to 196 units during the first nine months of 2003 from 332 units sold during the first nine months of 2002. The decline in EnergySaver revenue is partially related to the decision on our customers’ part to continue to
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defer discretionary expenditures until they are more confident of future economic conditions. EnergySaver revenue was also impacted by management’s decision to shift resources to focus on the Company’s new utility initiative, and in particular the Commonwealth Edison (ComEd) VNPP. The ComEd VNPP agreement was finalized during the third quarter of 2003 and as a result Company’s in house sales resources have been actively seeking customers to participate in the newly created program. We shipped our first units as part of the ComEd program in late September, but the recognition of revenue on the shipments was deferred pending installation of the units, which occurred in October. The ComEd agreement is expected to result in sales of approximately 1,500 units over the next 18 to 24 months.
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          Revenue from the sale of building automation products and services increased approximately $11,000, or 1% to $1,871,000 during the nine month period ended September 30, 2003, from approximately $1,859,000 recorded in the same period of 2002.
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          Gross Profit. Cost of sales for the nine-month period ended September 30, 2003 totaled $3,485,217 as compared to $4,125,485 for the nine-month period ended September 30, 2002. Gross profit for the first nine months of 2003 decreased $708,598 to $191,278 from $899,876 during the same period in 2002, while our gross profit margin decreased to 5.2% from 17.9% for the same periods. Approximately 60% of the decline in gross profit was attributable to the Energy Technology segment, which was affected by lower sales and a slight shift to smaller, less profitable EnergySaver units. We believe that this shift was largely caused by one large order and is not a trend that should continue because the customers’ economic returns are more favorable with the larger units. The decline in gross margin in the Building Automation and Controls segment was to a great extent due to a decision to defer recognition of all job related profits until the job is completed. We review each project on a monthly basis and if as part of this review we determine the project will incur a loss, the loss is recognized immediately. This method is consistent with SOP 81-1. Since only one small job was completed during the first nine months of the year, most job related profits have been deferred to future periods. Projects in the Building Automation and Controls segment can take anywhere from a few months to several years to complete.
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          SG&A Expense. SG&A for the nine-month period ended September 30, 2003 declined $1,502,340, or 32.1% to $3,183,752, as compared to $4,686,092 for the nine-month period ended September 30, 2002. Contributing to the decline in SG&A was a $748,000 reduction in salary expense due to reductions in headcount, a $254,000 reduction in commission expense, a $184,000 reduction in outside services (which include fees for marketing, investor relations and recruiting services), a $55,000 gain resulting from bad debt recovery and reductions in travel expense, utility expenses and insurance costs.
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          Other Expense. Other expense for the nine-month period ending September 30, 2003 increased $4,591, or 19.4% to $28,244 for the nine-month period ended September 30, 2003 from $23,653 for the same period ended September 30, 2002. Interest expense declined $10,616 or 23.6% to $34,398 from $45,014 for the nine month period ended September 30, 2002. The decline in interest expense was primarily due to lower levels of borrowing and lower interest rates. Interest income for the first nine months
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of 2003 declined $15,207 to $6,154 from $21,361 for the nine months of 2002. The decline in interest income was due to lower average cash balances and lower interest rates paid on invested cash balances.
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          Discontinued Operations. During the first nine months of 2003 we agreed to sell substantially all of the assets and to transfer most of the liabilities of our Power Management segment to a group of investors that included members of the segment’s management. The sale closed on June 3, 2003, effective as of May 31, 2003. As required by SFAS 144 we have presented the operating results as well as the loss on disposal for this segment as discontinued operations. During the nine-month period ended September 30, 2003 the Power Management segment’s operating loss was $302,503 as compared to an operating loss of $585,877 for the year earlier period. We also recorded a $764,148 loss on the disposal of the segment during the first nine months of 2003.
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          Cumulative Effect of Accounting Change. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, we completed our transitional impairment testing of intangible assets during the second quarter of fiscal 2002. Subsequent to the first quarter of fiscal 2002, with the assistance of a third-party valuation firm, we finalized the testing of goodwill subject to SFAS 142. The testing resulted in a write-down of recorded goodwill in the amount of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle.
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     Dividends. Our dividend expense for the first nine months of 2003 decreased $316,795 to $3,213,133 from $3,529,928 for the same period in 2002. We accrued dividends of $1,871,384 and $1,577,239 on our Convertible Preferred Stock during the nine-month periods ended September 30, 2003 and 2002 respectively. The increase in the dividend accrual is due primarily to an increase in the total shares outstanding as a result of the issuance of shares of the Series C Convertible Preferred in June 2002, the issuance of the Series D Convertible Preferred in June 2003, and the issuance of shares of preferred stock in satisfaction of accrued dividends. Dividend expenses for the first nine months of 2003 also included $386,984 of non-cash deemed dividends associated with the issuance of the Series D Convertible Preferred stock, while the dividends for the same period in 2002 included a non-cash deemed dividend of $1,444,697 resulting from the issuance of the Series C Convertible Preferred stock. The dividends accrued during the first nine months of 2003 and 2002 were satisfied through the issuance of 187,139 and 157,724 additional shares of our preferred stock, respectively. We were required to recognize non-cash deemed dividends of $954,765 and $507,992 during the nine-month periods ended September 30, 2003 and September 30, 2002, respectively, due to the fact that the conversion price on these dividend shares was lower than the market price of our common stock on the dates of issuance. The increase in this deemed dividend is primarily the result of the increased difference in the market price of our common stock relative to the conversion price of the dividend shares on the dates we issued the dividend shares.
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Audited Twelve-Month Period Ended December 31, 2002 Compared With the Audited Twelve-Month Period Ended December 31, 2001

          Revenue. Our revenue increased approximately $3.3 million, or 155.3%, to $5.5 million for the year ended December 31, 2002 as compared to $2.2 million for the year ended December 31, 2001. Revenue from the sale of the EnergySaver and GlobalCommanders increased 54% or $945 thousand, to $2.69 million in 2002 from $1.74 million in 2001. EnergySaver unit sales increased 87% from 175 units in 2001 to 328 units in 2002. The average selling price per EnergySaver unit sold declined from $8,600 in 2001 to $8,000 in 2002. This reduction in the average selling price is a reflection of change in the mix of models sold, as well as discounts on larger orders. Based on the current level of active sales opportunities, we believe the EnergySaver product line will continue to achieve year-over-year growth in revenue through 2003, though our projections for 2003 growth could be negatively impacted by current uncertainties being experienced in the overall economy, which may cause some potential customers to defer their purchase decisions until these economic uncertainties are resolved.

          Revenue from building controls and automation increased $2.20 million, to $2.48 million in 2002 from $281,000 in 2001. We acquired Great Lakes Controlled Energy Corporation in June 2001, as a result the 2001 results only included seven months results for this segment. The bulk of the increase in 2002 revenue was the result of a contract to install building automation controls in new buildings being constructed as part of the expansion of the Discover Card headquarters in Riverwoods, Illinois. While the profit earned on this contract will not cover all of Great Lakes fully allocated costs, it was a strategically important contract for Great Lakes because we believe the building automation system installed by Great Lakes is one of the most sophisticated systems ever completed. The success with this project has already afforded Great Lakes opportunities to bid on other projects of similar size, but with better profit margins. Due to constraints on Great Lakes’ capacity to handle additional business, we expect revenue to remain relatively unchanged for 2003, but it is our hope that we can increase the capacity of this division in order to realize increased revenue in future periods.

          Other revenue increased by $222,000 or 157% to $363,000 in 2002 compared to $141,000 recorded in 2001. Other revenue includes revenue from the installation of EnergySavers, freight, and the pro-rata recognition of a one-time payment received for the right to certain distributorships.

          Gross Profit. Our consolidated gross profit decreased $28,546, or 12.8%, to $195,169 for 2002 compared to $223,765 for 2001. Our gross profit as a percentage of sales decreased to 3.5% during 2002 compared to 7.5% during 2001. The gross margin earned on EnergySaver sales, including ancillary products and service, increased from 6.2% in 2001 to 10.8% in 2002. The increase in the EnergySaver gross margin was primarily the result better capacity utilization of our manufacturing facility. The division achieved an 87% increase in EnergySaver unit sales with only a 20% increase in EnergySaver manufacturing expense. The benefit of improved capacity utilization was partially offset by a shift in sales to smaller less profitable units and discounts given on larger orders. The shift in product mix to smaller units was mostly the result of one large order. We believe that the division still has a significant amount of unused capacity, which would allow it to continue to increase production without a corresponding increase in manufacturing costs. We also expect the product mix to shift back toward larger, more profitable units in future periods, though discounting for large orders is likely to continue.

          Our building automation and controls business incurred a loss at the gross profit line during 2002 and 2001 of approximately $159,000 and $46,000, respectively. The division was very aggressive in bidding for some strategically important projects that were largely responsible for the

2002 loss. We believe winning these projects was important to positioning Great Lakes Controlled Energy as a player in the market for larger building automation controls projections. The success with the technically sophisticated project for Discover Card has allowed Great Lakes to bid on and win other projects with improved margins, which it will be working on in 2003. The loss in 2001 was primarily due to an underutilization of Great Lake’s capacity.

          SG&A Expenses. SG&A expense declined 26.0% or $2,126,766 to $6,043,585 for the year ended December 31, 2002 from $8,170,351 during the year ended December 31, 2001. Labor expense was reduced by $1.1 million as a result of the annualization of layoffs implemented in 2001 and further reductions in labor during 2002. Travel expense and utility expenses declined approximately $450,000, primarily as a result in the reductions in headcount. Outside services, which include legal, engineering, accounting and investor relation declined approximately $800,000. The reduction in engineering expense is the result of the acquisition of Great Lakes Controlled Energy in June of 2001, from whom we previously purchased engineering services. The higher legal and accounting fees in 2001 were due primarily to the costs associated with the acquisition of Great Lakes Controlled Energy and the issuance of the Series A Preferred during 2001. Investor relation costs in 2001 included a $336,000 non-cash charge related to the extension of a warrant issued to one of our investor relations firms. This same warrant was extended again in 2002 and resulted in a non-cash charge of $80,000. These reductions in SG&A were partially offset by an increase in sales commissions of $308,000. The increase in sales commissions was the result of increased sales of EnergySavers by third party dealers and sales by the Company into territories owned by state distributors.

          Impairment Loss. The Company reported an impairment loss of $108,000 during 2002 related to the reduction in the carrying value of the goodwill associated with the acquisition of Great Lakes Controlled Energy to its estimated fair value. Under SFAS 142 we are required to assess our goodwill for impairment at least annually. We used a discounted cash flow valuation to determine the estimated fair value of the goodwill utilizing assumptions based on known facts and circumstances and estimates of future revenues and profits for the business. As a result of the losses incurred by the building automation and controls segment of our business during 2002, we adjusted our estimates for future profitability, which led to the reduction in the estimated fair value of the goodwill.

          Discontinued Operations. During the first half of 2003 we agreed to sell substantially all of the assets and to transfer most of the liabilities of our Power Management segment to a group of investors that included members of the segment’s management. The sale closed on June 3, 2003, effective as of May 31, 2003. As required by SFAS 144 we have presented the operating results for this segment as discontinued operations. During the year ended December 31, 2002 the Power Management segment’s operating loss was $1,017,896 as compared to an operating loss of $1,622,997 for the year ended December 31, 2001.

          Cumulative Effect of Accounting Change. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, we completed our transitional impairment testing of intangible assets during the second quarter of fiscal 2002. Subsequent to the first quarter of fiscal 2002, with the assistance of a third-party valuation firm, we finalized the testing of goodwill subject to SFAS 142. The testing resulted in a write-down of recorded goodwill in the amount of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle.

          Other Non-Operating Income (Expense). Other non-operating expense is comprised of interest expense and interest income. Interest expense declined $3,415,926 to $56,890 during 2002 as compared to $3,472,816 for the year ended December 31, 2001. As is more fully explained in note 10 to the consolidated financial statements, included in the 2001 interest expense was the cost of issuance and the value of the warrants issued in connections with the Senior Subordinated Promissory Notes. The costs of issuance were $187,000 and the value ascribed to the warrants was $2,917,000. The actual 2001 cash interest on the senior subordinated promissory notes was $76,000. Other components of 2001 interest expense included $108,000 on the distributor note, $79,000 on our lines of credit, $54,000 on our mortgage, $67,000 on notes payable to the sellers of Marino Electric and Great Lakes Controlled Energy and $1,000 on various auto loans. During 2002, we recorded interest expense of $48,000 on our mortgage, $5,500 on the Marino term note, $3,000 on our working capital line and approximately $1,000 on other miscellaneous notes.

          Interest income earned during the year ended December 31, 2002 decreased $48,047 or 67% to $23,275 from $71,322 earned during the same period in 2001. The decline in interest income was the result in lower average cash balances during 2002 as compared to 2001.

          Preferred Stock Dividends. There were three series of our convertible preferred stock issued and outstanding at various times during 2001 and 2002, including our Series B Convertible Preferred Stock (“Series B Preferred Stock”) issued during October 2000 and converted to common stock in June 2001, our Series A Convertible Preferred Stock (“Series A Preferred Stock”), which was issued during September 2001 and November 2001, and our Series C Convertible Preferred Stock (“Series C Preferred Stock”), which was issued during June 2002.

          On October 17, 2000, we raised $2 million through the issuance of our Series B Preferred Stock. On June 15, 2001 the holder of the Series B Preferred Stock elected to convert all of the shares Series B Preferred Stock into common stock. The dividend accrued on the Series B Preferred Stock from the issuance date of October 17, 2000 through the conversion date of June 15, 2001, totaled $106,082, of which $73,206 was attributable to 2001. We elected to pay the accrued dividend through the issuance of additional shares of Series B Preferred Stock, which the holder converted to common stock on the conversion date. The shares of Series B Preferred Stock received as payment of the accrued dividend were considered to have a beneficial conversion feature because they were convertible into shares of common stock at a price below the market price on the date of issuance, which was deemed to be equivalent to a non-cash preferred dividend. As a result, we recorded a deemed dividend of $92,024 on the date of issuance of the dividend shares.

          On September 7, 2001 we received $16 million of gross proceeds through the issuance of our Series A Preferred Stock (See, Footnote 2 to “Security Ownership of Principal Stockholders and Management”). On November 29, 2001, we received an additional $3 million of gross proceeds through the sale of additional shares of Series A Preferred Stock (See, Footnote 11 to “Security Ownership of Principal Stockholders and Management”). The Series A Preferred Stock is considered to have a beneficial conversion feature because it permits the holders to convert their shares of Series A Preferred Stock into shares of common stock at a price, which on the date of issuance, was lower than the market price for the common stock. The value of this beneficial conversion feature, along with the value of the common stock and warrants issued as part of these transactions, was considered to be a non-cash deemed dividend, the value of which was capped at the $19 million of gross proceeds.

          The Series A Preferred Stock accrues a dividend at the rate of 10%, which is payable during the first three years following initial issuance at our option in cash or additional shares of Series A Preferred Stock. We accrued dividends on the shares of Series A Preferred Stock totaling $669,933 and $2,041,992 during 2001 and 2002, respectively, which we elected to pay by issuing additional shares of Series A Preferred Stock. We recognized a deemed dividend of $283,776 in 2001 and $495,589 in 2002, due to the beneficial conversion feature associated with the additional shares of Series A Convertible Preferred Stock that we issued in satisfaction of the accrued dividends.

          The Series C Preferred Stock accrues a dividend at the rate of 10%, which is payable during the first three years following initial issuance at our option in cash or additional shares of Series C Preferred Stock. During 2002 we accrued dividends on the shares of Series C Preferred Stock of $116,426, which we elected to pay by issuing additional shares of Series C Preferred Stock. We recognized a deemed dividend of $12,403 in 2002, due to the beneficial conversion feature associated with the additional shares of Series C Convertible Preferred Stock that we issued in satisfaction of the accrued dividends.

          The dividend expense recognized during 2002 and 2001 is comprised of the following:

Year ended December 31,	2002	2001

Deemed dividend associated with beneficial conversion feature of Series A Convertible Preferred Stock	$—	$19,000,000
Accrual of Dividend on Series A Convertible Preferred	2,041,992	669,933
Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction of Series A Convertible Preferred dividend	495,589	283,776
Accrual of Series B Preferred dividend	—	73,206
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series B Preferred dividend	—	92,024
Deemed dividend associated with beneficial conversion feature of Series C Convertible Preferred Stock dividend	1,444,697	—
Accrual of Series C Preferred dividend	116,426	—
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series C Preferred dividend	12,403	—

Total	$4,111,107	$20,118,939

Liquidity and Capital Resources

          During the twelve-month period ended December 31, 2002, we incurred a net loss from continuing operations of $5.99 million and used $6.88 million of cash for operating activities. Primarily as a result of our continuing losses and lack of liquidity our independent certified public accountants modified their opinion on our December 31, 2002 Consolidated Financial Statement to contain a paragraph wherein they expressed a substantial doubt about our ability to continue as a going concern. We have taken steps to improve our current liquidity and provide growth capital for our plan for future growth. Our efforts to raise additional capital are discussed below.

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          As of December 31, 2002, we had cash and cash equivalents of $1,555,904, compared to cash and cash equivalents of $5,486,073 on December 31, 2001. Our debt obligations as of December 31, 2002 consisted of a mortgage in the amount of $714,000 on our facility in Elk Grove Village Illinois, an equipment loan of $340,500 and vehicle loans totaling $35,291. In addition we had a $2 million line of credit with $500,000 outstanding as of December 31, 2002. As of September 30, 2003, we had cash and cash equivalents of $2,582,969 and our debt obligations consisted of a $1 million convertible secured term note (excluding the debt discount — see note 11), a mortgage of $640,000 on our facility in Elk Grove Village Illinois, and a vehicle loan of approximately $9,500.
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          The Company’s principal cash requirements are for operating expenses, including employee costs, the costs related to research and development, advertising costs, the cost of outside services including those providing accounting, legal, engineering and electrical contracting services, and the funding of inventory and accounts receivable, and capital expenditures. We have financed our operations since inception through the private placement of our common stock, preferred stock and various secured and unsecured loans.

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          Net cash decreased $3,930,169 during the year ended December 31, 2002 while net cash increased $4,856,637 during the year ended December 31, 2001. Operating activities consumed $6,880,511 and $9,839,575 during the twelve-month periods ended December 31, 2002 and December 31, 2001, respectively. Cash used to fund the net loss, calculated as the net loss less non-cash charges declined $2,151,395 in 2002 to $6,183,865 from $8,335,260 in 2001. The improvement in cash used to fund the net loss is primarily due to a $2.1 million reduction in SG&A expense, and a $246,000 reduction in cash interest expense. Net cash increased $1,027,065 during the first nine months of 2003 as compared to decreasing $3,877,945 during the same period in 2002. Cash consumed by operating activities declined 52.8% to $2,570,087 during the first nine months of 2003 as compared to $5,444,577 during the same period in 2002. Cash used to fund the net loss before changes in working capital, declined $1,074,868 or 26.5%, to $2,984,293 during the first nine months of 2003 from $4,059,161 during the same period in 2002. This improvement was primarily the result of reductions in SG&A expense.
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          During 2002 we used $696,646 of our cash to fund changes in working capital, as compared to using $1,504,315 in 2001. Increases in our accounts receivable consumed $252,138 during 2002 as compared to consuming $138,758 in 2001. The Energy Technology segment of our business is responsible for most of the increase in our accounts receivable. This segment generally experiences a slower turn on its receivables than our other businesses, thus receivables are expected to grow faster than consolidated revenue as the Energy Technology segment becomes a larger portion of the total revenue. Increases in inventories consumed cash of $941,584 in 2002 as compared to generating cash $370,719 in 2001. Most of this increase in inventory in 2002 is related to product shipped to three large EnergySaver customers for whom all of our revenue recognition requirements have not been satisfied. Once all the criteria revenue recognition are met we will move the product from inventory to cost of goods sold. Inventory declined in 2001 as we shifted to a “make to order” rather than a “make to inventory” process in the manufacture of our EnergySaver products. Increases in accounts payable and accruals generated cash of $972,034 during 2002, as compared to consuming $2,295,643 during 2001. During 2001, we used some of the cash raised through the issuance of our preferred stock to pay overdue payables and to satisfy a portion of our accrued expenses. The increase in payables and accruals in 2002 is in part due to the increase in sales activities in the Energy Technology and Building Automation Controls segments and partially due to some extended payment terms negotiated with a supplier to Switchboard Apparatus relative to a large government project that Switchboard was supplying. Deferred revenue declined $487,597 in 2002 and increased $387,596 during 2001. During 2001, we invoiced several customers for product and services for which we had not satisfied all of our revenue recognition criteria (see note 3 to the consolidated financial statements for a summary of our revenue recognition policies), accordingly we did not recognize the amounts invoiced as revenue, but instead recorded them as deferred revenue. During 2002, we completed everything necessary for us to recognize the revenue on these invoices.

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          Changes in working capital generated $414,206 during the first nine months of 2003 and consumed $1,385,416 during the same period of 2002. Declines in accounts receivable and inventory generated $889,859 during the first nine months of 2003, while other current assets increased consuming $31,263. The decline in accounts receivable resulted from improved collections and the slowdown in sales during the third quarter of 2003. The decline in inventory came primarily from the Energy Technology segment where we have continued to focus on reducing the working capital tied up in inventory by doing a better job of forecasting our raw material and finished goods requirements. Declines in accounts payable and accrued expenses consumed cash of $463,730 during the nine-month period ended September 30, 2003. The decline accounts payable and accrued expenses is due in large part to a decrease in purchases in the Energy Technology segment during the period. Increases in accounts receivable and inventory consumed $2,677,917 during the first nine months of 2002, which was primarily the result of increased sales, with the Energy Technology segment responsible for most of the increase. Increases in accounts payable, accrued expenses and deferred revenue consumed $1,265,803 during the nine month period ended September 30, 2002. The increase in accounts payable and accrued expenses during 2002 was again primarily the result of the increased business activity in both EnergySaver and Building Automation and Controls businesses. The increase in deferred revenue during 2002 resulted from product shipped during the period for which we could not recognize revenue pending satisfaction of all of our revenue recognition requirements.
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          Investing activities consumed cash of $6,987 during 2002 as compared to consuming cash of $69,487 during 2001. During 2002 we spent $17,487 on new equipment, but this use of cash was partially offset by $10,500 generated through the sale of equipment we no longer used. During 2001 we spent $121,586 on new equipment, but generated $52,099 through the sale of equipment that we no longer needed. Investing activities generated cash of $910,897 during the nine-month period ending September 30, 2003, as compared to consuming $6,987 during the same period in 2002. In June 2003, we sold certain assets and transferred certain liabilities of our Power Management business, generating cash proceeds of $929,032. This source of cash was partially offset by the purchase of equipment during the first nine months of 2003 totaling $18,135. During the nine months of 2002 we used $17,487 to purchase equipment and generated $10,500 through the sale of equipment we no longer required.
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          Financing activities generated cash of $2,957,329 and $14,765,699 during 2002 and 2001, respectively. During 2002 we issued preferred and common stock which generated net proceeds of $2,800,257. We also refinanced the mortgage on our building and our equipment loan, generating $22,000 after the repayment of the existing loans, and borrowed $500,000 on our line of credit. Offsetting these sources of cash were scheduled payments of $147,000 on our long-term debt and $219,067 on the Marino note (See “Certain Relationships and Related Transactions”). During 2002 we also received $1,300 from one of our 10% stockholders, which represented the short-swing profit inadvertently earned when he purchase shares of our stock within six months of selling shares, which is a violation of section 16(b) of the Securities Act of 1934.

          During 2001, we raised $18.2 million in gross proceeds through the issuance of our Series A Convertible Preferred Stock, of which $3.2 million was raised through the issuance of three Senior Subordinated Promissory Notes (which Notes were subsequently converted into shares of our Series A Convertible Preferred Stock) and $15 million through the issuance of our Series A Convertible Preferred Stock. We also refinanced some equipment loans, raising an additional $551,414. A portion of these funds was used to pay costs associated with raising the funds and to repay existing obligations. The costs of issuance attributable to the Senior Subordinated Convertible Promissory Notes and the Series A Convertible Preferred Stock totaled $546,511. Funds used to retire or repay existing debt included $1,356,660 for the note payable to distributors, $852,200 to pay down our lines of credit, $449,628 to retire an outstanding equipment loan with Oxford Bank, $489,647 to pay down amounts owed the sellers of Marino Electric, $75,000 for scheduled payments on a new equipment loan with American National Bank, $19,962 for scheduled mortgage payments on our Elk Grove Village facilities, and $9,454 of scheduled payments on various auto loans.

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          Financing activities generated cash of $2,686,255 and $1,573,619 during the nine-month periods ended September 30, 2003 and 2002 respectively. During 2003, we entered into several private placement transactions in which we sold securities including shares of our common stock, shares of our Series D Convertible stock, preferred stock warrants and common stock warrants, generating gross proceeds of $3,169,916, which was partially offset by issuance costs of $301,290. We used a portion of the proceeds generated from the sale of our Power Management segment to repay $298,000 in equipment loans and to paydown the outstanding balance on our revolving line of credit of $500,000. We made scheduled principal payments of $75,769 on various loans during the first nine months of 2003 and borrowed $10,000 to finance the purchase of new equipment. In September 2003 we closed on a new financing agreement under which we generated gross proceeds of $1,000,000 through the issuance of a term note and gained access to a $2,000,000 revolving credit facility, which as of September 30, 2003 was unused. The proceeds from the term note were partially offset by issuance cost of $304,400. Also during September 2003, in consideration of a $47,000 prepayment, American Chartered Bank agreed to renew and extend the mortgage on our building to February 1, 2005. During 2003 holders of certain warrants exercised their rights to purchase common stock, generating $32,000 in cash. During 2003 we also received a payment of $798 from a stockholder which represented the short-swing profit inadvertently earned when he purchased shares of our stock within six months of selling shares, which is a violation of section 16(b) of the Securities Act of 1934. During the first nine months of 2002, we issued a package of securities that included our Series C Convertible Preferred Stock, which raised $2,000,000, and we incurred $119,743 in expenses related to the issuance of this preferred stock. We also made scheduled principal payments of $219,067 on the note to the sellers of Marino Electric, and $87,571 on our mortgage and equipment loans. In May 2002 we closed on a new mortgage and equipment loan with American Chartered
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Bank and used the proceeds of $1,135,000 to repay our existing mortgage and equipment loan with American National Bank.
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Our working capital line of credit with American Chartered Bank expired on September 30, 2003. We entered into new a financing arrangement with Laurus Master Fund, Ltd. (“Laurus”) as of September 11, 2003, providing for a $1,000,000 term loan (the “Term Loan”) and a revolving credit facility of up to $2,000,000. The Term Loan has a term of two years and accrues interest at the greater of prime (currently 4.00%) plus 1.75% or 6%. Interest on the Term Loan will be due monthly in arrears and the loan will amortize at the rate of $50,000 per month beginning February 1, 2004. We have the option of paying scheduled interest and principal or prepaying all or a portion of the Term Loan with shares of our common stock at the fixed conversion price of $2.12 per share (which was equal to 103% of the recent market price of our common stock at that time), provided that the closing price of the common stock is greater than $2.43 per share for the 11 trading days immediately proceeding the payment date and that the shares are registered with Securities and Exchange Commission. We have commenced (but not yet completed) the process of registration of shares of our common for such purposes. Laurus also has the option to convert all or a portion of the Term Loan into shares of our common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The Term Loan is secured by a blanket lien on all our assets, except for our real estate. In conjunction with the Term Loan, Laurus was paid a fee of $50,000 and received a five year warrant to purchase up to 140,000 shares of our common stock at prices ranging from $2.44 per share to $3.07 per share. The revolving credit facility provides for borrowings of up to the lesser of (i) $2 million or (ii) 90% of our eligible accounts receivable. We have not borrowed under the facility, thus it remains fully available to the extent of our eligible receivables. As of September 30, 2003 eligible receivables would support borrowings of approximately $300,000 under the facility. The revolving credit facility also has a term of two years and accrues interest at the rate of prime (currently 4.00%) plus 1.75%. We have the option of paying interest and principal, or prepaying all or a portion of the advances under each Secured Convertible Revolving Note with shares of our common stock at the fixed conversion price of $2.12 per share, provided that the closing price of our common stock is greater than $2.43 per share for the 11 trading days immediately proceeding the payment date and that the shares are registered with Securities and Exchange Commission. (We are in the pricess of registering shares of our common stock for this purpose as well.) In addition, Laurus has the option to convert all or a portion of the advances under any Secured Convertible Revolving Note into shares of our common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The revolving credit facility is also secured by a blanket lien on all of our assets, except for our real estate. In conjunction with the revolving credit facility, Laurus was paid a fee of $100,000 and received a five year warrant to purchase up to 280,000 shares of our common stock at prices ranging from $2.54 per share to $3.18 per share.
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Our ability to continue the development, manufacturing and the expansion of sales of our products, including the EnergySaver, the GlobalCommander and building automation products, will require the continued commitment of significant funds. The actual timing and amount of our future funding requirements will depend on many factors, including the amount and timing of future revenues, our ability to collect our receivables in a timely manner, the level and amount of product marketing and sales efforts, the magnitude of research and development, and our ability to improve margins.

As a result of our continued losses and liquidity position, at the end of last year we set the following priorities for 2003 as those we believe we must focus on in order for the Company to continue as a going concern:

•	Continue to increase sales of EnergySavers. This is our most profitable product and represents the greatest potential for growth of any product we sell. As demonstrated in 2002, we can increase our production of EnergySavers with very little increase in our manufacturing costs, thus as our sales volume increases, our profitability should increase as well. Our most promising opportunity at this time appears to be utility curtailment programs similar to the VNPP program with Commonwealth Edison (“ComEd”), which we announced earlier this year. We completed the program agreement with ComEd during the third quarter of 2003 and began shipping product under the program in late September. We are also in conversation with other utilities who are considering implementing programs similar to the ComEd program. While we made significant progress toward implementing the ComEd program during 2003, we still have several additional tasks to accomplish in order for this program to be successful, including the completion of technical enhancements and working out long-term financing arrangements, the failure to accomplish either of which could delay or significantly reduce the size and profitability of the program and could affect our ability to implement similar programs with other utilities. In order to provide additional strength to the company’s operations in response to the increase demands of the 50 MW Chicago VNPP system, the Company has entered into a non-binding agreement with GE Industrial Systems to provide major system components for its EnergySaver product line, and contemplates reciprocal purchasing, VNPP participation, joint product development and additional joint efforts.

•	Evaluate the Power Management business and decide if it can be restructured in order to make it profitable in the current business environment and stagnant construction industry. We completed the evaluation of this segment in early 2003 and made the decision to exit the business. Effective May 31, 2003 we closed on the sale of substantially all the assets of the segment and transferred certain of the liabilities to a group of investors, including the former owners of Switchboard Apparatus, generating proceeds of $929,032. We used $798,000 of the proceeds to repay debt.

•	Build on the recent project successes at Great Lakes Controlled Energy to make the Building Controls and Automation business grow and become profitable. Great Lakes has been awarded new business during 2003 which should contribute to an improvement in this segment’s profitability. This segment must execute effectively in order to realize the profitability potential of this new business.

•	Continue to aggressively manage our costs in order to conserve cash. Through the first nine months of 2003 we have been successful in reducing our costs as is evidenced by the

32% reduction in SG&A when compared to the same period in 2002. While further significant reductions in SG&A are unlikely, we must continue to monitor our costs structure to ensure the efficient utilization of the limited capital resources available to us.

•	Raise additional capital to continue to fund operations until the business starts to generate positive cash flow, consistent with the plan presented to shareholders in July 2001. We have succeeded in raising approximately $3.5 million in net proceeds during 2003 through the private placement of our equity securities and the issuance of a convertible term note. We are continuing to explore opportunities to raise additional capital.

We believe that if we are successful in achieving these priorities we should have sufficient liquidity to allow us to operate until our operations turn cash flow positive hopefully sometime during 2004. Our projections contain certain key assumptions which may or may not occur. If any of the key assumptions contained in our projections are proven wrong, we may begin to experience a liquidity shortage within the next 6 to 12 months which could force us to scale back our growth plans, or, in the worst case, cease operations.

If in the future we find that we need to raise additional capital (which may require stockholder approval), our existing stockholders will likely experience dilution of their present equity ownership position and voting rights, depending upon the number of shares issued and the terms and conditions of the issuance. Any new equity securities will likely have rights, preferences or privileges senior to those of our common stock.

Recent Accounting Pronouncements

     On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, we completed our transitional impairment testing of intangible assets during the second quarter of fiscal 2002. The impairment testing was performed in two steps: first, determining whether there was an impairment, based upon the fair value of a reporting unit as compared to its carrying value, and second, if there was an impairment, the determination of the impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Subsequent to the first quarter of fiscal 2002, with the assistance of a third-party valuation firm, we finalized the testing of goodwill subject to SFAS 142. Using conservative, but realistic assumptions to model our power management business and building control and automation business, we determined that the carrying value of the power management business was greater than the derived fair value, indicating an impairment in the recorded goodwill. To determine fair value, we relied on a discounted cash flow analysis. For goodwill valuation purposes only, the revised fair value was allocated to the assets and liabilities of the reporting unit to arrive at an implied fair value of goodwill, based upon known facts and circumstances, as if the acquisition occurred currently. The allocation resulted in a write-down of recorded goodwill associated with the power management segment in the amount of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle during the quarters ended March 31, 2002 and June 30, 2002, and a write-down of the recorded goodwill associated with the building automation controls business in the amount of $108,000 during the fourth quarter of 2002.

     In addition, SFAS 142 provides that goodwill no longer be amortized, and as a result, we recorded no goodwill amortization during 2002, whereas we had recorded approximately $555,000 of goodwill amortization during 2001.

     In August 2001, the FASB issued SFAS No. 143, “Accounting For Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period incurred. SFAS No. 143, which is effective for fiscal years beginning after June 15, 2002, has not had a material impact on the Company.

     In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 covers, among other things, the rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt.” Under SFAS No. 4, all gains and losses from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item in the statement of operations. By rescinding SFAS 4, SFAS No. 145 eliminates the requirement for treatment of extinguishments as extraordinary items. Most of the transition provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 and certain provisions are effective for transactions entered into after May 15, 2002. This new standard has not had a material effect on our financial statements.

     In July 2002, the FASB issued SFAS No. 146, “Accounting Costs Associated with Exit or Disposal Activities”. SFAS No. 146 revises the accounting for exit and disposal activities under Emerging Issues Task Force Issue 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity” (EITF Issue No. 94-3), by spreading out the reporting of expenses related to restructuring activities. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. Instead, companies will record exit or disposal costs when they are “incurred” and can be measured at fair value, and they will subsequently adjust the recorded liability for changes in estimated cash flows. The provisions of SFAS No. 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS No. 146 and liabilities that a company previously recorded under EITF Issue No. 94-3 are grandfathered. The adoption of this standard has not had a material effect on our financial statements.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure” (“SFAS No. 148”), which amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends Accounting Principles Board Opinion No. 28, “Interim Financial Reporting” (“APB Opinion No. 28”) to require disclosure about those effects in interim financial information. SFAS No. 148’s amendment of the transition and disclosure requirements of SFAS No. 123 are effective for fiscal years ending after December 15, 2002, with earlier application permitted. SFAS No. 148’s amendment of the disclosure requirements of APB Opinion No. 28 is effective for interim periods beginning after December 15, 2002. We do not plan to change to the fair value method of accounting, but we do plan to adopt the disclosure requirements of SFAS No. 148 during 2003.

     In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is generally effective for contracts entered into or modified after June 30, 2003 and is to be applied prospectively. The adoption of SFAS No. 149 has not had a material impact on our consolidated financial statements.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard has not had a material impact on our consolidated financial statements.

     In November 2002, FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” was issued. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The required disclosures and a roll-forward of product warranty liabilities are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation has not had a material effect on our financial statements.

     In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an interpretation of ARB 51. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The adoption of this interpretation has not had a material effect on our financial statements.

     In November 2002, the Emerging Issues Task Force (“EITF”) reached consensus on EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”, which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The final consensus of EITF 00-21 was applicable to agreements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. Additionally, companies were permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, “Accounting Changes.” The adoption of EITF No. 00-21 did not have a material impact on the Company’s results of operations or financial condition.

DESCRIPTION OF PROPERTY

     Our headquarters and the EnergySaver system production facility are located at 1280 Landmeier Road in Elk Grove Village, Illinois. This facility is approximately 13,000 square feet and houses the corporate headquarters, manufacturing operations and warehouse. We acquired this facility in August 1998 for a purchase price of $1,140,000, $800,000 of which we financed through a mortgage and $340,000 of which we paid by issuing to the sellers 340,000 shares of our common stock. The mortgage was refinanced in May 2002, bears interest at the rate of prime plus 0.5%, and is payable in monthly installments of $3,000 plus interest, until a final balloon payment which is due on February 1, 2005. There is no penalty for prepayment of the mortgage. As of September 30, 2003, the outstanding principal amount of the mortgage was $640,000.

     On June 7, 2001, we acquired Great Lakes Controlled Energy Corporation. Great Lakes currently operates its business from a facility located in Elk Grove Village, Illinois, which is approximately 10,000 square feet. In connection with our acquisition of Great Lakes, we entered into a three-year lease beginning on the date of the acquisition at a monthly rate of $10,000, with an option to purchase the facility. The building is owned by the former shareholders of Great Lakes, Eugene Borucki and Denis Enberg, both of whom are currently employed by the Company.

     We believe that the space and location of our current facilities are sufficient to reach a level of production projected for the current year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On May 24, 1999, we purchased from Mr. Marino most of the assets of Marino Electric for a purchase price of $3,888,000, consisting of $1,792,000 in cash and 1,600,000 shares of our common stock. The purchase price of $3,880,000 exceeded the fair value of the assets acquired by approximately $3,363,000. Under the terms of the purchase agreement, we were obligated to pay the cash portion of the purchase price upon the closing of our private issuances of common stock that commenced in July 1999. In May 2000, Mr. Marino waived this requirement and instead received a payment of $820,000 in cash and a subordinated secured term note for the principal amount of $972,000 at an interest rate of 10% per annum, payable in equal installments over 24 months and requiring principal and interest payments of $44,928 per month. The note was paid off in May 2002. Our board, including the members not affiliated with Marino Electric, negotiated and approved the terms of this transaction on our behalf and believed that they were as favorable to us as if negotiated with an unaffiliated third party.

     On April 1, 2000, we entered into a state representative agreement with Electric City of Illinois and on June 1, 2000, we entered into a state representative agreement with Electric City of Indiana. James Stumpe, one of our directors until his resignation in August 2001, is a member of Electric City of Illinois and, until October 15, 2001, was a member of Electric City of Indiana. The agreements grant to Electric City of Illinois and Electric City of Indiana distribution territories within the States of

Illinois and Indiana, respectively. The members of our board other than Mr. Stumpe approved the terms of the transactions and believed the terms to be substantially similar to those of our other distributor or state representative agreements and as favorable to us as if negotiated with an unaffiliated third party.

     On January 5, 2000, we entered into a distributor agreement with Electric City of Southern California L.L.C., of which Mr. Marino is a member, which provides for an initial term of 10 years. The agreement grants to Electric City of Southern California a California distribution territory that extends from Monterrey to Fresno to the northern edge of Death Valley, south to the southern border of California. This agreement provides for terms that are substantially similar to those of our other distributor agreements and our board, other than Mr. Marino, approved such terms and believe them to be as favorable to us as if negotiated with an unaffiliated third party.

     Effective December 4, 2000, we entered into an agreement with Mr. Marino in which we agreed to grant to Mr. Marino distributorship rights of our EnergySaver product in Northern California, Nevada and Arizona and to enter into distributor agreements with Mr. Marino with respect to each of these distribution territories for an initial term of 10 years and on terms substantially similar to those of our other distributor and state representative agreements. With respect to the Southern California distribution territory, we agreed to permit Electric City of Southern California to transfer to Mr. Marino its current distributor agreement described above. As partial consideration for our grant of distributorship rights, effective December 4, 2000, (1) we terminated the option to purchase 2,000,000 shares of our common stock at $1.10 per share held by Pino, LLC with respect to 300,000 shares and (2) Mr. Marino resigned from our Board of Directors and from his executive position as our Chairman of the Board. The members of our board other than Mr. Marino approved the terms of the transactions and believed they were as favorable to us as if negotiated with an unaffiliated third party.

     In October 2000, we entered into an agreement with KMC Telecom (for which Roscoe Young, one of our former directors, is President and Chief Operating Officer) to sell and install our TP3 switchgear product at three KMC Telecom facilities. The sale and installation amount for the three sites totaled $773,802, of which $435,551 was recognized in 2000 and $338,251 was recognized in 2001. The aggregate amount was reflective of prices that would have been charged to an unrelated third party. Installation of the TP3 switchgear began in November 2000 and was completed in June 2001.

     Our former subsidiary, Switchboard Apparatus, Inc. paid $152,870 and $328,323 during 2002 and 2001, respectively, to Harbrook Tool and Manufacturing Company (“Harbrook”) for manufacturing and installing safety devices to distribution panels made by various manufacturers. A minority owner of Harbrook is Mr. Terry Hoppensteadt, who is a brother of Dale Hoppensteadt, the then current president of Switchboard Apparatus. We believe the amounts paid for such work are consistent with that which would be paid to an unrelated third party.

     Switchboard Apparatus, Inc., our wholly owned subsidiary which we disposed of effective May 31, 2003, leased its manufacturing facilities in Broadview, Illinois from owners which include Dale Hoppensteadt, who served as president of Switchboard Apparatus during our ownership. We paid $120,000 and $117,000 during 2002 and 2001, respectively, in lease payments. The lease was assumed by Hoppensteadt Acquisition Corp. in connection with the purchase of certain assets and liabilities of Switchboard Apparatus, Inc. and was terminated effective May 31, 2003.

     Our other wholly-owned subsidiary, Great Lakes Controlled Energy Corporation, leases its office and warehouse facility in Elk Grove Village, Illinois from Eugene Borucki and Denis Enberg,

the former owners of Great Lakes who are currently officers of our Company. We paid $120,000 and $70,000 during 2002 and 2001, respectively, in lease payments. The lease commenced with the purchase of Great Lakes in June 2001 and expires in June 2004.

     We entered into an Asset Purchase Agreement with Hoppensteadt Acquisition Corp. (“Hoppensteadt” or the “Buyer”), whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of Switchboard Apparatus, Inc., a wholly owned subsidiary of Electric City, as of May 31, 2003 in exchange for $929,032 in cash. In addition, Electric City agreed to allow Hoppensteadt to assume the name “Switchboard Apparatus, Inc.” after completion of the sale. Hoppensteadt Acquisition is controlled by Dale Hoppensteadt, who was president of Switchboard from September 1, 2000 until the sale was consummated on June 3, 2003. Michael Stelter, one of our directors and a former employee, is a partial owner of Hoppensteadt Acquisition Corp.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock has traded since December 12, 2000 on The American Stock Exchange under the symbol “ELC.”

     The following table sets forth the quarterly high and low closing prices for our common stock as reported on The American Stock Exchange since January 1, 2001.

	Common Stock

	High	Low

Fiscal Year Ended December 31, 2001:
Fiscal Quarter Ended March 31, 2001	$3.72	$2.00
Fiscal Quarter Ended June 30, 2001	$4.45	$1.80
Fiscal Quarter Ended September 30, 2001	$4.08	$1.49
Fiscal Quarter Ended December 31, 2001	$1.80	$1.01
Fiscal Year Ended December 31, 2002:
Fiscal Quarter Ended March 31, 2002	$2.29	$1.15
Fiscal Quarter Ended June 30, 2002	$1.68	$1.15
Fiscal Quarter Ended September 30, 2002	$1.60	$1.10
Fiscal Quarter Ended December 31, 2002	$1.15	$0.75
Fiscal Year Ended December 31, 2003:
Fiscal Quarter Ended March 31, 2003	$1.70	$0.70
Fiscal Quarter Ended June 30, 2003	$1.66	$0.90
Fiscal Quarter Ended September 30, 2003	$2.21	$0.92

Holders

     As of November 13, 2003, we had approximately 5,500 holders of record of our common stock and 34,187,021 shares of common stock outstanding.

Dividends

     Dividends on our Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock are payable when declared by our Board of Directors, but will continue to accrue, are cumulative and will be paid prior to any dividends paid on our common stock. The dividend rate on each series of our preferred stock has been 10% per annum, but once dividends become payable in cash for a series of preferred stock, the dividend rate will increase by 1/2 of 1% every six months thereafter, up to a maximum rate of 15% per annum, for such series of our preferred stock. To date, we have exercised our right to pay dividends on preferred stock by issuing additional shares of preferred stock in lieu of paying cash. The last dividend payment date on which we will be able to pay dividends on our Series A Convertible Preferred stock with additional shares of Series A Convertible Preferred stock, is September 30, 2004. The last such date applicable with respect to the Series C Convertible Preferred stock is June 30, 2005. The last such date applicable with respect to the Series D Convertible Preferred stock is June 30, 2006. Beginning with December 31, 2004 (in the case of Series A Convertible Preferred stock), September 30, 2005 (in the case of

Series C Convertible Preferred stock) and September 30, 2006 (in the case of Series D Preferred Convertible Preferred stock), we will be required to begin paying dividends on our preferred stock in cash. Such dividends shall accrue and be cumulative if not paid. For the six months ended June 30, 2003, we declared and paid the following dividends on our preferred stock:

☐	On March 26, 2003, the Board of Directors declared dividends payable on our Series A and Series C Convertible Preferred Stock for the first calendar quarter ending March 31, 2003 to shareholders of record of our Series A and Series C Convertible Preferred Stock as of March 31, 2003. The dividends were paid on March 31, 2003 in additional shares of preferred stock to the holders as follows: 11,506 shares to EP Energy Finance, L.L.C., 11,410 shares to Newcourt Capital USA, Inc., 10,931 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 575 shares to Originators Investment Plan, L.P., 11,506 shares to Duke Capital Partners, LLC, 8,352 shares to Leaf Mountain Company, LLC, and 5,291 to Mr. Richard Kiphart. Each share of Series A and Series C Convertible Preferred Stock is convertible into 10 shares of our common stock.

☐	On June 30, 2003, the Board of Directors declared dividends payable on our Series A, Series C and Series D Convertible Preferred Stock for the calendar quarter ending June 30, 2003 to shareholders of record of our Series A, Series C and Series D Convertible Preferred Stock as of June 30, 2003. The dividends were paid on June 30, 2003 in additional shares of preferred stock to the holders as follows: 11,696 shares to Newcourt Capital USA, Inc., 11,204 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 590 shares to Originators Investment Plan, L.P., 8,561 shares to Leaf Mountain Company, LLC, 13,736 shares to Mr. Richard Kiphart, 9,502 shares to Cinergy Ventures II, LLC, 4,750 shares to SF Capital Partners Ltd., 594 shares to the John Thomas Hurvis Revocable Trust and 594 shares to Mr. David Asplund. Each share of Series A, Series C and Series D Convertible Preferred Stock is convertible into 10 shares of our common stock.

☐	On September 24, 2003, the Board of Directors declared dividends payable on our Series A, Series C and Series D Convertible Preferred Stock for the calendar quarter ending September 30, 2003 to shareholders of record of our Series A, Series C and Series D Convertible Preferred Stock as of September 30, 2003. The dividends were paid on September 30, 2003 in additional shares of preferred stock to the holders as follows: 11,988 shares to Newcourt Capital USA, Inc., 11,484 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 604 shares to Originators Investment Plan, L.P., 8,775 shares to Leaf Mountain Company, LLC, 15,335 shares to Mr. Richard Kiphart, 11,173 shares to Cinergy Ventures II, LLC, 5,586 shares to SF Capital Partners Ltd., 698 shares to the John Thomas Hurvis Revocable Trust and 698 shares to Mr. David Asplund. Each share of Series A, Series C and Series D Convertible Preferred Stock is convertible into 10 shares of our common stock.

     For a further discussion regarding preferred stock dividends, see “Management’s Discussion and Analysis or Plan of Operations – Preferred Stock Dividends.”

     We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Management’s Discussion and Analysis or Plan of Operation – Liquidity and Capital Resources.”

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the total compensation paid or awarded to each of our executive officers and to other officers whose total compensation exceeded $100,000 during the fiscal years ended December 31, 2002, 2001 and 2000. There were no bonuses awarded for the fiscal year ended December 31, 2002 or 2001.

						Long Term
		Annual Compensation				Compensation

						Securities
	Year			Other Annual		Underlying
Name and Principal Position	Ended	Salary ($)	Bonus ($)	Compensation ($)		Options (#)

John P. Mitola (1)	12/31/02	$337,821	—	$14,679	(5)	—
our chief executive officer	12/31/01	$350,000	—	$14,370	(5)	—
	12/31/00	$350,000	$140,000	$9,190	(5)	1,000,000
Jeffrey R. Mistarz (2)	12/31/02	$172,308	—	$7,945	(6)	—
our chief financial	12/31/01	$175,000	—	$7,657	(6)	—
officer and treasurer	12/31/00	$175,000	$70,000	$2,320	(6)	200,000
William A. Karambelas (3)	12/31/02	$202,789	—	$1,575	(7)	—
our senior vice president	12/31/01	$167,197	—	$110	(7)	150,000
of sales	12/31/00	—	—	—		—
Greg M. Rice (4)	12/31/02	$147,692	—	$882	(8)	—
our former senior vice	12/31/01	$150,000	—	—		—
president and general	12/31/00	$75,000	$40,000	—		150,000
counsel

(1)	Mr. Mitola, entered into an employment agreement with us on November 18, 1999 for a term of three years which became effective on January 3, 2000 and ending on December 31, 2002. Effective as of January 1, 2000, options with an exercise price of $7.00 per share that vest over the term of the agreement were granted to Mr. Mitola pursuant to his employment agreement.

Effective January 1, 2003, we entered into a new employment agreement with Mr. Mitola for a three-year period ending on December 31, 2005. The new agreement, which was structured to place more emphasis on achieving important corporate milestones, reduced Mr. Mitola’s base salary to $250,000 per year, but provides for a discretionary bonus of up to one-hundred percent of his annual salary payable if he meets or exceeds certain annual goals as established by the Board of Directors, and a guaranteed bonus of an additional $250,000 upon the achievement of two consecutive calendar quarters of positive net income by the Company as reflected in periodic reports filed with the Securities and Exchange Commission. The agreement provides for a monthly automobile allowance of $550 and the reimbursement of Mr. Mitola’s business related expenses. In addition, under the new employment agreement, we granted to Mr. Mitola an option to purchase 750,000 shares of our common stock at a price per share which is equal to the average closing price of the Company’s common stock as measured over the thirty (30) trading day period prior to the effective date of the contract (January 10, 2003), but not less than the closing price per share on the effective date. The grant price was established as $0.845 per share, which was equal to the 30-day average closing price of our stock prior to the effective date. The closing price on the effective date (January 10, 2003) was $0.70 per share. These options vest 250,000 shares each on December 31, 2003, 2004 and 2005.

(2)	Mr. Mistarz entered into an employment agreement with us effective January 14, 2000 for a term of three years beginning as of January 1, 2000 and ending on December 31, 2002. As part of the employment agreement, Mr. Mistarz was granted options with an exercise price of $7.00 per share that vest over the term of the agreement.

Effective January 1, 2003, we entered into a new employment agreement with Mr. Mistarz for a three-year period ending on December 31, 2005. The new agreement provides for an annual base salary of $175,000 through December 31, 2003, increasing to $210,000 effective January 1, 2004 through December 31, 2005. In addition, Mr. Mistarz is eligible to participate in an annual bonus plan with certain other management employees. The new agreement provides Mr. Mistarz with options to purchase 400,000 shares of our common stock at a price of $1.00 per share, which options vest 133,334 shares on December 31, 2003 and 133,333 shares each on December 31, 2004 and 2005.

(3)	Mr. Karambelas’ employment with the Company became effective on April 1, 2001. Mr. Karambelas is not an executive officer of the Company but is included for purposes of compensation disclosure. As part of Mr. Karambelas’ offer of employment, he was granted options with an exercise price of $7.00 per share that vest over a four-year period.

(4)	Mr. Rice’s employment with the Company became effective on July 5, 2000. Mr. Rice is not an executive officer of the Company but is included for purposes of compensation disclosure. As part of Mr. Rice’s offer of employment he was granted options with exercise prices between $7.00 and $9.00 per share that vest over a three-year period. Mr. Rice resigned his position with the Company effective February 7, 2003.

(5)	This represents a monthly auto allowance of $550 and the cost of life insurance and long-term disability insurance for Mr. Mitola.

(6)	This represents the cost of life insurance and long-term disability insurance for Mr. Mistarz.

(7)	This represents the cost of long-term disability insurance for Mr. Karambelas.

(8)	This represents the cost of long-term disability insurance for Mr. Rice.

2002 Option Grants

     The following table sets forth information regarding stock option grants made to each of the above named executive and principal officers during the fiscal year ended December 31, 2002.

		Percent of
	Number of	Total
	Shares	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration
Name	Granted (#)	in Period	($/Share)	Date

John P. Mitola	0	—	—	—
William A. Karambelas	0	—	—	—
Greg Rice	0	—	—	—
Jeffrey R. Mistarz	0	—	—	—

2002 Option Values

     The following table sets forth information regarding the number and value of unexercised options held by each of the above named executive and principal officers as of December 31, 2002. None of our named executive or principal officers hold any stock appreciation rights and none of them exercised any options during the fiscal year ended December 31, 2002.

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-The-Money
			Options at Fiscal	Options at Fiscal
			Year End (#)	Year-End ($)
	Shares Acquired		Exercisable/	Exercisable/
Name	on Exercise (#)	Value Realized ($)	Unexercisable	Unexercisable

John P. Mitola	—	—	1,000,000/0	$0/$0 (1)
Jeffrey R. Mistarz	—	—	133,334/66,666	$0/$0 (1)
William A. Karambelas	—	—	37,500/112,500	$0/$0 (1)
Greg M. Rice	—	—	37,500/112,500	$0/$0 (1)

(1)	These figures reflect the fact that the exercise price per option was greater than the closing market price of our Common Stock as reported on The American Stock Exchange on December 31, 2002, which was $0.77 per share.

Report on Repricing of Options/SARs

     During the fiscal year ended December 31, 2002, the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of our named executive or principal officers.

Stock Options and Incentive Compensation

     During the Company’s annual meeting of shareholders held on August 30, 2001, our shareholders approved the adoption of the 2001 Stock Incentive Plan (the “Plan”), which provides that up to 800,000 shares of the Company’s common stock, par value $0.0001 (“Common Stock”) may be delivered under the Plan to certain employees of the Company or any of its subsidiaries. In addition, the Plan provides for an additional 500,000 shares of Common Stock to be reserved on January 1 of each succeeding year, beginning January 1, 2002. The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, or non-qualified options that are not eligible for such treatment or stock of the Company, which may be subject to contingencies or restrictions. Approximately 38 employees, officers and directors of the Company are currently eligible to participate in the Plan.

     The exercise price for any incentive stock option (“ISO”) may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the Common Stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Committee or Board. The aggregate fair market value of the shares that may be subject to any ISO granted to any participant may not exceed $100,000 on the date of grant. There is no comparable limitation with respect to non-qualified stock options.

     The term of all options granted under the Plan will be determined by the Committee or Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof and, further provided, that if, at the time an ISO is granted, the optionee owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, the term of the ISO shall not exceed five years from the date of grant. The right of exercise will be cumulative, so that shares that are not purchased in one year may be purchased in a subsequent year. The options may not be assigned. Upon exercise of any option, in whole or in part, payment in full is required (unless the applicable award contract permits installment payments or cashless exercise) for the number of shares purchased. Payment may be made in cash, by delivery of shares of the Common Stock of equivalent fair market value or by any other form of legal consideration that is acceptable to the Board.

     In addition to the ISOs and non-qualified options, the Plan permits the Committee, consistent with the purposes of the Plan, to grant shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion. The grant may require the holder to pay such price per share therefore, if any, as the Committee may determine. Such shares may be subject to such contingencies and restrictions as the Committee may determine.

     If an employee’s employment is terminated by reason of death, disability or retirement, either the employee or his or her beneficiary will have the right for eighteen months to exercise the option to the extent the option was exercisable on the date of death or disability, but in no event after the date the award would otherwise have expired. If a Plan participant’s relationship with the Company is terminated for any reason other than death, disability or retirement and other than for cause or without the Company’s consent (in which case the option shall terminate immediately), he or she may, for a period of one year, exercise the option to the extent that it was exercisable on the date of termination, but in no event after the date the award would otherwise have expired.

     The Plan is administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the employees to whom, and the time, terms and conditions under which, options are to be granted. The Board is also authorized to adjust the number of shares available under the Plan, the number of shares subject to outstanding options and the option prices to take into account the Company’s capitalization by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or otherwise.

     The Board may amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) increase the number of shares reserved for option under the Plan, (ii) modify the requirements for participation in the Plan, or (iii) modify the Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act.

     Under current Federal law, no taxable income will be recognized by the recipient of an incentive stock option within the meaning of Section 422 of the Code upon either the grant or exercise of the incentive stock option (provided the exercise occurs while the participant is an employee of the Company or within three months after termination of employment), nor will a deduction be allowed the Company by reason of the grant or exercise, provided the employee does not dispose of the shares issued upon exercise within two years from the date the option was granted and within one year from the date the shares were issued. If the recipient fails to satisfy these holding period requirements, the difference between the amounts realized upon disposition of the shares and the adjusted basis of the shares is includible as compensation in the recipient’s gross income and the Company will be entitled to a deduction in that amount.

     Under current law, the holder of a non-qualified stock option is taxable at the time of exercise on the difference between the exercise price and the fair market value of the shares on the date of exercise. Upon disposition of the stock, the stockholder is taxable upon the difference between the basis of the stock (which is equal to the fair market value at the time the option was exercised) and the amount realized upon the disposition.

     A grant of shares of Common Stock that is subject to no vesting restrictions will result in taxable income for federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares awarded. The Company would be entitled to a corresponding deduction at that time for the amount included in the recipient’s income.

     Generally, a grant of shares of Common Stock under the Plan subject to vesting and transfer restrictions will not result in taxable income to the recipient for federal income tax purposes or a tax deduction to the Company in the year of the grant. The value of the shares will generally be taxable to the recipient as compensation income in the years in which the restriction on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions terminate. Any recipient, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares on the date of such grant as compensation income in the year of the grant of restricted shares, provided the recipient makes the election within 30 days after the date of the grant. In any case, the Company will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the recipient’s income in the year in which that amount is so included.

     As of September 30, 2003, there were 1,800,000 shares of Common Stock reserved under the Plan. The Company granted options to purchase 295,238 under the plan during 2002, and options to purchase 1,683,334 shares were outstanding under the Plan as of September 30, 2003.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

John Mitola

     Effective January 3, 2000, we entered into an employment agreement with John Mitola, our chief executive officer, for a three-year period ending on December 31, 2002. The agreement provided for a base salary of $350,000 per year and a discretionary bonus of up to forty percent (40%) of his annual salary payable if we meet or exceed the terms of our annual business plan. The agreement also provided for a monthly automobile allowance of $550 and the reimbursement of Mr. Mitola’s business-related cellular phone calls.

     Under the employment agreement, we granted to Mr. Mitola an option to purchase 1,000,000 shares of our common stock at $7.00 per share which became exercisable with respect to 333,334 shares on December 31, 2000, 333,333 shares on December 31, 2001 and 333,333 shares on December 31, 2002. Mr. Mitola has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options but has waived such rights in certain respects with respect to registrations undertaken on behalf of the holders of our Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

     Effective January 1, 2003, we entered into a new employment agreement with Mr. Mitola for a three-year period ending on December 31, 2005. The new agreement, which was structured to place more emphasis on achieving important corporate milestones, reduced Mr. Mitola’s base salary to $250,000 per year, but provides for a discretionary bonus of up to one-hundred percent of his annual salary payable if he meets or exceeds certain annual goals as established by the Board of Directors, and a guaranteed bonus of an additional $250,000 upon the achievement of two consecutive calendar quarters of positive net income by the Company as reflected in periodic reports filed with the Securities and Exchange Commission. The agreement provides for a monthly automobile allowance of $550 and the reimbursement of Mr. Mitola’s business related expenses. In addition, under the new employment agreement, we granted to Mr. Mitola an option to purchase 750,000 shares of our common stock at a price of $0.845 per share, which is equal to the average closing price of the Company’s common stock as measured over the thirty (30) trading day period prior to the effective day of the contract, but is not less than the $0.70 per share closing price on January 10, 2003, the effective date of Mr. Mitola’s contract. These options vest 250,000 shares each on December 31, 2003, 2004 and 2005.

     The employment agreement imposes on Mr. Mitola non-competition, non-solicitation and confidentiality agreements.

Jeffrey Mistarz

     On January 14, 2000, we entered into an employment agreement with Jeffrey Mistarz, our chief financial officer and treasurer, for a term of three years commencing on January 1, 2000 and ending on December 31, 2002. The agreement provided for a salary of $175,000 per year and a discretionary bonus payable if Mr. Mistarz attained established performance goals to be agreed upon by Mr. Mistarz and our chief executive officer. The agreement also provided for the reimbursement of Mr. Mistarz’s business expenses such as business-related cellular phone calls.

     Under the employment agreement, we granted to Mr. Mistarz an option to purchase 200,000 shares of our common stock at $7.00 per share which vested with respect to 66,667 shares on December 31, 2000, 66,667 shares on December 31, 2001 and 66,666 shares on December 31, 2002. Of the vested options, 22,223 became exercisable on December 31, 2000, 44,446 became exercisable on December 31, 2001, and 66,668 became exercisable on December 31, 2002. Mr. Mistarz has piggyback registration rights with respect to all shares of our stock obtained through the exercise of these options but has waived such rights in certain respects with respect to registrations undertaken on behalf of the holders of our Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

     Effective January 1, 2003, we entered into a new employment agreement with Mr. Mistarz for a three-year period ending on December 31, 2005. The new agreement provides for an annual base salary of $175,000 through December 31, 2003, increasing to $210,000 effective January 1, 2004 through December 31, 2005. In addition, Mr. Mistarz is eligible to participate in an annual bonus plan with certain other management employees. The new agreement provides Mr. Mistarz with options to purchase 400,000 shares of our common stock at a price of $1.00 per share, which options vest 133,334 shares on December 31, 2003 and 133,333 shares each on December 31, 2004 and 2005.

     The employment agreement imposes on Mr. Mistarz non-competition, non-solicitation and confidentiality agreements.

Director Compensation

     Effective April 1, 2000, the Company adopted a stock option plan for all independent directors. The plan provides that eligible directors receive an initial option grant upon being appointed to our Board of Directors to purchase 75,000 shares of our common stock at a price equal to the greater of the closing price of our common stock on the grant date and $1.00. These options have a term of ten years and vest in three equal amounts, beginning on the grant date and each of the next two anniversary dates of the grant, assuming the individual is still a member of the Board of Directors on such anniversary date. Mr. Asplund joined our Board and received options pursuant to this provision of our director’s option plan during 2002.

     Eligible directors are also granted additional options to purchase 25,000 shares of our common stock on the anniversary of their appointment to the Board, if they are still a member of the Board of Directors on such anniversary date. These options have an exercise price equal to the greater of the closing price of our common stock on the grant date and $1.00. These options also have a term of ten years and vest in three equal amounts, beginning on the grant date and each of the next two anniversary dates of the grant, assuming the individual is still a member of the Board of Directors on such anniversary date. Messrs. Asplund, Brace, Manning, Pientka and Wagner received options pursuant to this provision of our director’s option plan during 2003 and Messrs. Brace, Manning, Pientka and Wagner received options pursuant to this provision of our director’s option plan during 2002.

     Directors who are also employees of the Company receive no additional compensation for their services as directors. Directors who are not employees of the Company (excluding founder-directors), in addition to stock options, are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at such meetings.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table contains information regarding the beneficial ownership of our Common Stock as of November 13, 2003, by (1) each person known by us to beneficially own more than 5% of the outstanding shares of any class of our voting securities, (2) each of our directors and executive officers, and (3) all directors and executive officers as a group. The table lists the applicable percentage of beneficial ownership based on 34,187,021 shares of Common Stock, 2,338,136 shares of Series A Convertible Preferred Stock, 227,915 shares of Series C Convertible Preferred Stock and 153,921 shares of Series D Convertible Preferred Stock outstanding as of November 13, 2003. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and, unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them. Except as otherwise noted, the address of each person listed in the following table is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

			Shares Issuable		Shares
			Upon Exercise	Shares Issuable	Issuable Upon
	Shares		of Preferred	Upon Exercise	Exercise of
Name	Directly Held		Stock	of Warrants	Options		Total	%

Directors, Executive Officers and 5% Holders
David Asplund (1) (2)	4,574		286,280 (3)	152,143 (3)	83,334	(3)	526,331	1.517%
Frederic F. Brace	—		—	—	100,001	(4)	100,001	*
Cinergy Ventures II, LLC (1) (2) (5)	73,199		4,565,630	834,375	25,000	(5)	5,498,204	13.882%
Victor Conant	3,533,847	(6)	—	—	1,000,000	(6)	4,533,847	12.887%
DYDX Consulting LLC (7)	2,491,954	(8)	—	—	947,546	(8)	3,439,500	9.791%
Richard Kiphart (1) (2) (9) (10)	550,560		6,287,200	1,137,303	—		7,975,063	19.168%
Nikolas Konstant	2,491,954		—	—	947,546	(7)	3,439,500	9.791%
Kevin J. Kushman (5)	—		—	—	—		—	*
Leaf Mountain Company, LLC (11)	45,122		3,597,760	421,875	—		4,064,757	10.640%
Robert J. Manning	2,000		—	—	125,001	(12)	127,001	*
Joseph C. Marino	7,018,048	(13)	—	—	2,150,000	(13)	9,168,048	25.234%
Kevin P. McEneely	3,533,847	(6)	—	—	1,000,000	(6)	4,533,847	12.887%
Jeffrey R. Mistarz	9,200		—	—	311,112	(14)	320,312	*
John P. Mitola	9,750		—	—	1,250,000	(15)	1,259,750	3.555%
Morgan Stanley Dean Witter Equity Funding, Inc. (16)	80,217		4,956,190	750,000	—		5,786,407	14.507%
Munder Power Plus Fund, a series of the Munder Funds, Inc. (17)	1,358,696		—	375,000	—		1,733,696	5.017%
NCVC, L.L.C.(18)	3,533,847	(6)	—	—	1,000,000	(6)	4,533,847	12.887%
Newcourt Capital Securities, Inc. (19)	80,217		4,915,040	4,064,830	—		9,060,087	20.991%
Newcourt Capital USA, Inc. (16)	80,217		4,915,040	4,064,830	—		9,060,087	20.991%
Gerald A. Pientka (11)	22,000		—	—	125,001	(20)	147,001	*
Pino Manufacturing, LLC (21)	6,602,852		—	—	1,700,000		8,302,852	23.139%
SF Capital Partners (1) (2) (22) (23)	528,556		2,290,320	717,188	—		3,536,064	9.508%
Michael S. Stelter	1,044,252		—	—	—		1,044,252	3.055%
Robert D. Wagner, Jr.	—		—	—	100,001	(24)	100,001	*

		Shares Issuable		Shares
		Upon Exercise	Shares Issuable	Issuable Upon
	Shares	of Preferred	Upon Exercise	Exercise of
Name	Directly Held	Stock	of Warrants	Options	Total	%

All directors and executive officers as a group (10 persons)**	4,625,623	286,280	152,143	3,094,450	8,158,496	21.632%

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication

     The following tables contain information regarding the beneficial ownership of our Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock as of September 30, 2003, by (1) each person known by us to own more than 5% of the outstanding shares of our Series A Convertible Preferred Stock, Series C Convertible Preferred Stock or Series D Convertible Preferred Stock, and (2) one of our directors, who is a holder of both our Series A Convertible Preferred Stock and Series D Convertible Preferred Stock. The tables list the applicable percentage of beneficial ownership based on 2,338,136 shares of Series A Convertible Preferred Stock, 227,915 shares of Series C Convertible Preferred Stock and 153,921 shares of Series D Convertible Preferred Stock outstanding as of September 30, 2003. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and, unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them.

		Percent of Series A
	Series A Preferred Stock	Preferred Stock
Name	Beneficially Owned	Beneficially Owned

Newcourt Capital USA, Inc	491,504	21.0%
Morgan Stanley Dean Witter Equity Funding, Inc	470,839	20.1%
Cinergy Ventures II, LLC	396,496	17.0%
Leaf Mountain Company LLC	359,776	15.4%
Richard Kiphart	346,933	14.8%
SF Capital Partners	198,248	8.5%
Originators Investment Plan, L.P.	24,780	1.1%
David Asplund	24,780	1.1%

		Percent of Series C
	Series C Preferred Stock	Preferred Stock
Name	Beneficially Owned	Beneficially Owned

Richard Kiphart	227,915	100%

		Percent of Series D
	Series D Preferred Stock	Preferred Stock
Name	Beneficially Owned	Beneficially Owned

Cinergy Ventures II, LLC	61,569	40.0%
Richard Kiphart	53,872	35.0%
SF Capital Partners	30,784	20.0%
David Asplund	3,848	2.5%

(1)	On June 20, 2003 our board of directors approved the designation of up to 274,100 shares of our preferred stock as “Series D Convertible Preferred Stock” and approved the issuance of such stock. Effective June 27, 2003, we closed on an issuance of our Series D Convertible Preferred Stock (“Series D Preferred”) with the same aforementioned parties, and issued the following securities for an aggregate purchase price of $1,500,000:

☐	Cinergy Ventures II, LLC purchased 60,000 shares of Series D Preferred, warrants to purchase 15,000 shares of Series D Preferred at an initial price of $10.00 per share, 9,025 shares of Common Stock and warrants to purchase 84,375 shares of Common Stock at an initial price of $1.00 per share.

☐	Mr. Richard Kiphart purchased 52,500 shares of Series D Preferred, warrants to purchase 13,125 shares of Series D Preferred at an initial price of $10.00 per share, 7,897 shares of Common Stock and warrants to purchase 73,829 shares of Common Stock at an initial price of $1.00 per share.

☐	SF Capital Partners purchased 30,000 shares of Series D Preferred, warrants to purchase 7,500 shares of Series D Preferred at an initial price of $10.00 per share, 4,512 shares of Common Stock and warrants to purchase 42,188 shares of Common Stock at an initial price of $1.00 per share.

☐	The John Thomas Hurvis Revocable Trust purchased 3,750 shares of Series D Preferred, warrants to purchase 938 shares of Series D Preferred at an initial price of $10.00 per share, 564 shares of Common Stock and warrants to purchase 5,273 shares of Common Stock at an initial price of $1.00 per share.

☐	Mr. David Asplund purchased 3,750 shares of Series D Preferred, warrants to purchase 937 shares of Series D Preferred at an initial price of $10.00 per share, 564 shares of Common Stock and warrants to purchase 5,273 shares of Common Stock at an initial price of $1.00 per share.

     Additional information regarding the purchasers of our Series D Preferred is as follows:

☐	Cinergy Technologies, Inc. is a wholly-owned subsidiary of Cinergy Corp. and is also the sole member of Cinergy Ventures II, LLC. The business address of Cinergy Ventures II, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202.

☐	Mr. Richard Kiphart is also the sole holder of our Series C Convertible Preferred Stock. Additional information regarding Mr. Kiphart is disclosed in Note 9.

☐	SF Capital Partners, Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Mr. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners.

☐	Mr. David Asplund is one of our directors.

(2)	Effective June 27, 2003, each of Duke Capital and EPP closed on a sale of their holdings of our Series A Preferred, including all dividends paid through the closing date, along with their holdings of our Common Stock and warrants to purchase Common Stock originally acquired by each on September 7, 2001. Duke Capital and EPP each sold the following securities: 471,737 shares of Series A Preferred (including 71,737 shares of Series A Preferred paid as dividends through March 30, 2003), 80,217 shares of Common Stock and warrants to purchase 750,000 shares of Common Stock at an initial exercise price of $1.00 per share. The purchasers included the following:

☐	Cinergy Ventures II, LLC purchased 387,329 shares of Series A Preferred, 64,173 shares of Common Stock and acquired warrants to purchase 600,000 shares of Common Stock.

☐	Mr. Richard Kiphart purchased 330,216 shares of Series A Preferred, 56,152 shares of Common Stock and acquired warrants to purchase 525,000 shares of Common Stock.

☐	SF Capital Partners purchased 188,695 shares of Series A Preferred, 32,087 shares of Common Stock and acquired warrants to purchase 300,000 shares of Common Stock.

☐	The John Thomas Hurvis Revocable Trust purchased 23,587 shares of Series A Preferred, 4,011 shares of Common Stock and acquired warrants to purchase 37,500 shares of Common Stock.

☐	Mr. David Asplund purchased 23,587 shares of Series A Preferred, 4,011 shares of Common Stock and acquired warrants to purchase 37,500 shares of Common Stock.

(3)	Includes the following securities issued to Mr. Asplund:

☐	4,574 shares held of record;

☐	83,334 shares issuable upon exercise of options granted pursuant to the Directors’ Stock Option Plan;

☐	100,000 shares issuable upon exercise of warrants to purchase common stock issued to Delano Group Securities, Inc. on October 17, 2000;

☐	24,780 shares of Series A Preferred purchased pursuant to the Series A Preferred transaction, which are convertible into 247,800 shares of our common stock (See – Note 2);

☐	37,500 shares issuable upon exercise of warrants to purchase common stock issued to Mr. Asplund pursuant to the Series A Preferred transaction;

☐	3,848 shares of Series D Preferred issued pursuant to the Series D Preferred transaction, which are convertible into 38,480 shares of our common stock (See – Note 1);

☐	5,273 shares issuable upon exercise of warrants to purchase common stock issued to Mr. Asplund pursuant to the Series D Preferred transaction;

☐	937 shares of Series D Preferred issuable upon exercise of warrants to purchase Series D Preferred, which are convertible into 9,370 shares of common stock

(4)	Includes 100,001 shares issuable upon exercise of options granted pursuant to the Directors’ Stock Option Plan.

(5)	Options granted pursuant to the Directors’ Stock Option Plan are included in the shares held by Cinergy Ventures II, LLC. The policy of Cinergy Ventures II, LLC, which is Mr. Kushman’s employer, provide that director compensation be paid to the company rather than the individual. During July 2003, effective upon Mr. Kushman’s appointment as one of our directors, Cinergy Ventures II, LLC was granted options to purchase 75,000 shares of our common stock, of which 25,000 vested shares are reflected in this total.

(6)	Consists of 3,533,847 shares held of record by NCVC and options to acquire 1,000,000 shares of our Common Stock at $1.10 per share, which options expire on January 2, 2010. Messrs. Conant and McEneely are managing members of NCVC, and, in said capacities, share voting and investment power with respect to the shares of Common Stock held by NCVC. Accordingly, each is deemed to be a beneficial owner of these shares.

(7)	The business address of DYDX Consulting, LLC (“DYDX”) is 221 N. LaSalle Street, Suite 3900, Chicago, Illinois 60601.

(8)	Includes 2,491,954 shares held of record by DYDX and options to acquire 947,546 shares of our Common Stock at $1.10 per share, which options expire on January 2, 2010. Mr. Konstant is the sole member of DYDX and, accordingly, is deemed to be the beneficial owner of these shares.

(9)	On May 22, 2002, our board of directors approved the designation of up to 337,500 shares of our preferred stock as “Series C Convertible Preferred Stock” and approved the issuance of such stock. On June 4, 2002, we closed on an issuance of our Series C Convertible Preferred Stock with Mr. Richard Kiphart, an individual, and issued the following securities for an aggregate purchase price of $2,000,000:

☐	200,000 shares of our Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is convertible into 10 shares of our Common Stock.

☐	Warrants to purchase 50,000 shares of our Series C Convertible Preferred Stock. These warrants expired unexercised on June 4, 2003.

☐	30,082 shares of our Common Stock.

☐	Warrants to purchase 281,250 shares of our Common Stock. These warrants are currently exercisable at $1.00 per share, and will expire December 4, 2006.

☐	The Company has declared and paid dividends on the aforementioned preferred stock in the form of additional shares of preferred stock. As of September 30, 2003, the additional shares of Series C Preferred Stock issued as dividends total 27,915 shares.

     Additional information regarding Mr. Kiphart is as follows:

☐	The business address of Mr. Kiphart is c/o William Blair & Company, LLC, 222 W. Adams Street, Chicago, Illinois 60606.

(10)	On April 23, 2003, we closed a private placement issuance of our common stock with Mr. Richard Kiphart and issued 456,429 shares of our common stock, along with warrants to purchase 125,974 shares of common stock at an initial exercise price of $0.92 per share, for an aggregate purchase price of $419,914. These warrants will expire on April 23, 2008.

(11)	On November 29, 2001, we closed on an additional issuance of our Series A Convertible Preferred Stock with Leaf Mountain Company, LLC (“Leaf Mountain”) and issued the following securities for an aggregate purchase price of $3,000,000:

☐	300,000 shares of our Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10 shares of our Common Stock.

☐	Warrants to purchase 75,000 shares of our Series A Preferred Stock. These warrants expired unexercised on November 29, 2002.

☐	45,122 shares of our common stock.

☐	Warrants to purchase 421,875 shares of our Common Stock. These warrants are currently exercisable at $1.00 per share, and will expire on April 28, 2005.

☐	The Company has declared and paid dividends on the aforementioned preferred stock in the form of additional shares of preferred stock. As of September 30, 2003, the additional shares of Series A Preferred Stock issued as dividends total 59,776 shares.

     Additional information regarding Leaf Mountain is as follows:

☐	The business address of Leaf Mountain is 190 South LaSalle Street, Suite 1700, Chicago, Illinois, 60603.

☐	Mr. Gerald Pientka, who is one of our directors, is also a member of Leaf Mountain. Of the $3,000,000 invested by Leaf Mountain in the Company’s Series A Convertible Preferred Stock, Mr. Pientka, through Leaf Mountain, contributed $75,000. Mr. Pientka was not aware of any matters involving or affecting the Company that were not disclosed to Leaf Mountain by the Company during the due diligence review conducted prior to the closing of the transaction.

(12)	Includes 125,001 shares issuable upon exercise of options granted pursuant to the Directors’ Stock Option Plan.

(13)	Includes (a) options to purchase 450,000 shares issuable upon exercise of options held by Mr. Marino that are currently exercisable, (b) 415,196 shares held of record by Mr. Marino, (c) 6602,852 shares held of record by Pino Manufacturing, LLC and (d) 1,700,000 shares issuable upon exercise of options held by Pino Manufacturing, LLC that are currently exercisable, which options will expire on January 2, 2010. Mr. Marino holds a 100% membership interest in Pino and, in such capacity, has sole voting and investment power with respect to the shares of Common Stock held by Pino. Therefore, Mr. Marino is deemed to be the beneficial owner of these shares.

(14)	Includes shares that vested 66,667 on December 31, 2000, 66,667 shares on December 31, 2001, 66,666 shares on December 31, 2002 and 133,333 that will vest on December 31, 2003. Of these vested shares, 22,222 shares became exercisable on December 31, 2000, 44,444 shares issuable upon exercise of options that became exercisable on December 31, 2001, 66,667 shares issuable upon exercise of options that became exercisable on December 31, 2002, and 177,779 shares issuable upon exercise of options that will become exercisable on December 31, 2003.

(15)	Includes 333,334 shares issuable upon exercise of options that became exercisable on December 31, 2000, 333,333 shares issuable upon exercise of options that became exercisable on December 31, 2001, and 250,000 shares issuable upon exercise of options that will become exercisable on December 31, 2003.

(16)	On September 7, 2001, we closed our Series A Convertible Preferred Stock transaction with a group of investors and issued the following securities for an aggregate purchase price of $16,000,000:

☐	400,000 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”) to each of Newcourt Capital USA Inc. (“Newcourt”), Duke Capital Partners, LLC (“Duke Capital”), and EP Power Finance, L.L.C. (“EPP”), 380,000 shares of our Series A Convertible Preferred Stock to Morgan Stanley Dean Witter Equity Funding, Inc. (“Morgan Stanley”) and 20,000 shares of our Series A Convertible Preferred Stock to Originators Investment Plan, L.P. (“OIP”). OIP is an affiliate of Morgan Stanley and therefore, Morgan Stanley is deemed to be the beneficial owner of shares held by OIP. Each share of Series A Preferred Stock is convertible into 10 shares of our common stock.

☐	Warrants to purchase 100,000 shares of our Series A Preferred Stock to each of Newcourt, Duke Capital and EPP, warrants to purchase 95,000 shares of our Series A Preferred Stock to Morgan Stanley and warrants to purchase 5,000 shares of our Series A Preferred Stock to OIP. These warrants expired unexercised on August 31, 2002.

☐	80,217 shares of our Common Stock to each of Newcourt, Duke Capital and EPP, 76,206 shares of our Common Stock to Morgan Stanley and 4,011 shares of our common stock to OIP.

☐	Warrants to purchase 750,000 shares of our Common Stock to each of Newcourt, Duke Capital and EPP, warrants to purchase 712,500 shares of our Common Stock to Morgan Stanley and warrants to purchase 37,500 shares of our Common Stock to OIP. These warrants are currently exercisable at $1.00 per share, and will expire September 7, 2008.

☐	The Company has declared and paid dividends on the aforementioned preferred stock in the form of additional shares of preferred stock. As of September 30, 2003, the additional shares of Series A Preferred Stock issued as dividends total 90,839 shares to Morgan Stanley, 91,504 shares to Newcourt, 4,780 shares to OIP.

     Additional information regarding each of these investors (except Duke Capital and EPP, which are discussed in Note 2) is as follows:

☐	The business address of Newcourt Capital USA, Inc. is 1211 Avenue of the Americas, 22nd Floor, New York, New York 10036.

☐	The business address of Morgan Stanley Dean Witter Equity Funding, Inc. is 1585 Broadway, New York, New York 10036.

☐	MSDW OIP Investors, Inc., is an affiliate of Morgan Stanley Dean Witter Equity Funding, Inc., and is also the sole general partner of OIP. The business address of Originators Investment Plan, L.P. is 1585 Broadway, New York, New York 10036.

(17)	On December 16, 2002, we closed a private placement issuance of our common stock with Munder Power Plus Fund, a series of The Munder Funds, Inc. (“Munder”) and issued 1,086,957 shares of common stock, along with warrants to purchase 300,000 shares of common stock at an initial exercise price of $0.92 per share, for an aggregate purchase price of $1,000,000. These warrants have an expiration date of December 15, 2007. On April 17, 2003, we closed on an additional issuance of our common stock with Munder and issued 271,379 shares of common stock, along with warrants to purchase 75,000 shares of common stock at an initial exercise price of $0.92 per share, for an aggregate purchase price of $250,000. These warrants have an expiration date of April 17, 2008.

(18)	The business address of NCVC, L.L.C. (“NCVC) is 6245 West Howard St., Niles, Illinois 60714.

(19)	Newcourt Capital Securities, Inc. (now known as CIT Capital Securities, Inc.)(“Newcourt Capital Securities”), a registered broker-dealer, was issued warrants to purchase 3,314,830 shares of the Company’s Common Stock at a price of $1.00 per share in consideration for purchasing $3,200,000 of Convertible Senior Subordinated Promissory Notes from the Company during the second quarter of 2001 and for acting as placement agent for the Company’s issuance of its Series A Convertible Preferred Stock, which transaction closed on September 7, 2001 (see Note 16). Newcourt Capital Securities is a wholly owned subsidiary of Newcourt Capital USA. Accordingly, Newcourt Capital USA is deemed to be the beneficial owner of shares held by Newcourt Capital Securities.

(20)	Includes 125,001 shares issuable upon exercise of options granted pursuant to the Directors’ Stock Option Plan.

(21)	Includes 6,602,852 shares held of record by Pino Manufacturing, LLC and 1,700,000 shares issuable upon exercise of options held by Pino Manufacturing, LLC that are currently exercisable. Mr. Marino holds a 100% membership interest in Pino and, in such capacity, has sole voting and investment power with respect to the shares of Common Stock held by Pino. Therefore, Mr. Marino is deemed to be the beneficial owner of these shares.

(22)	On February 27, 2003, we closed a private placement issuance of our common stock with SF Capital Partners Ltd. and issued 1,086,956 shares of our common stock, along with warrants to purchase 300,000 shares of common stock at an initial exercise price of $0.92 per share. These warrants have an expiration date of February 26, 2008.

(23)	Includes 528,556 shares of common stock and 2,290,320 shares of common stock issuable upon conversion of shares of the Company’s Series A and Series D Convertible Preferred Stock and 717,188 shares of common stock issuable upon exercise of warrants held by SF Capital. The warrants held by SF Capital, which entitle it to purchase up to 717,188 share of common stock, contain provisions known as “exercise caps” which prohibit the holder of the Warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of the Company’s outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to the Company, and these limits will not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company.

(24)	Includes 100,001 shares issuable upon exercise of options granted pursuant to the Directors’ Stock Option Plan.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Our common stock is listed on the American Stock Exchange (AMEX: ELC), and reports, proxy statements and other information concerning us can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006. Our web site address is http://www.elccorp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

FINANCIAL STATEMENTS

Index to Financial Statements

Page

Report of Independent Certified Public Accountants	F-1
Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001	F-2 – F-3
Consolidated Statements of Operations for the years ended December 31, 2002 and December 31, 2001	F-4
Statements of Stockholders’ Equity for the years ended December 31, 2002 and December 31, 2001	F-5
Statements of Consolidated Cash Flows for the years ended December 31, 2002 and December 31, 2001	F-6 – F-8
Notes to Consolidated Financial Statements	F-9 – F-36
Condensed Consolidated Balance Sheets as of June 30, 2003 (unaudited) and December 31, 2002	F-37 – F-38
Condensed Consolidated Statement of Operations for the three months ended June 30, 2003 and June 30, 2002(unaudited)	F-39
Condensed Consolidated Statement of Operations for the six months ended June 30, 2003 and June 30, 2002 (unaudited)	F-40
Condensed Consolidated Statement of Stockholders’ Equity for the period ended June 30, 2003 (unaudited)	F-41
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and June 30, 2002 (unaudited)	F-42
Notes to Consolidated Financial Statements	F-43 – F-54

Report of Independent Certified Public Accountants

Electric City Corp.
Elk Grove Village, Illinois

We have audited the accompanying consolidated balance sheets of Electric City Corp. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Electric City Corp. at December 31, 2002 and 2001, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flow from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.

Chicago, Illinois                      /s/ BDO SEIDMAN, LLP
February 21, 2003, except
Note 20, which is as of
February 27, 2003, and
Note 21, which is as of June 3, 2003

Electric City Corp.

Consolidated Balance Sheets

December 31,	2002	2001

Assets
Current Assets
Cash and cash equivalents	$1,555,904	$5,486,073
Accounts receivable, less allowance for doubtful accounts of $410,000 and $256,000 at December 31, 2002 and 2001, respectively (Note 18)	2,681,772	2,772,773
Inventories (Note 5)	2,596,218	1,654,634
Prepaid expenses and other, including $31,000 notes receivable From employees as of December 31, 2001	116,210	128,849

Total Current Assets	6,950,104	10,042,329
Net Property and Equipment (Note 6)	1,539,919	1,767,576
Cost in Excess of Assets Acquired	416,573	4,623,445
Other Assets	1,955	2,513

	$8,908,551	$16,435,863

See accompanying notes to consolidated financial statements.

Electric City Corp.

Consolidated Balance Sheets

December 31,	2002	2001

Liabilities and Stockholders’ Equity
Current Liabilities
Line of credit (Note 9)	$500,000	$—
Current maturities of long-term debt (Note 11)	148,531	356,438
Accounts payable	1,732,719	1,310,852
Accrued expenses (Note 7)	972,584	417,397
Deferred revenue	50,000	487,596

Total Current Liabilities	3,403,834	2,572,283

Deferred Revenue	279,166	329,167

Long-Term Debt, less current maturities (Note 11)	941,260	1,077,580

Commitments (Note 14)
Stockholders’ Equity (Notes 15, 16 and 17)
Preferred stock, $.01 par value; 5,000,000 shares authorized,
Series A –2,171,192 and 1,966,993 issued and outstanding as of December 31, 2002 and December 31, 2001, respectively (liquidation value of $43,424,000 and $39,340,000 at December 31, 2002 and December 31, 2001, respectively)	21,712	19,670
Series C – 211,643 and 0 issued and outstanding as of December 31, 2002 and December 31, 2001, respectively (liquidation value of $4,233,000 and $0 at December 31, 2002 and December 31, 2001, respectively)	2,116	—
Common stock, $.0001 par value; 120,000,000 shares authorized, 32,283,335 issued as of December 31, 2002 and 31,113,842 issued as of December 31, 2001	3,229	3,112
Additional paid-in capital	47,150,313	44,215,331
Accumulated deficit	(42,884,579)	(31,772,780)

	4,292,791	12,465,333
Less treasury stock, at cost, 1,000 shares as of December 31, 2002 and December 31, 2001	(8,500)	(8,500)

Total Stockholders’ Equity	4,284,291	12,456,833

	$8,908,551	$16,435,863

See accompanying notes to consolidated financial statements.

Electric City Corp.

Consolidated Statements of Operations

	Year ended	Year ended
	December 31,	December 31,
	2002	2001

Revenue	$5,534,522	$2,167,660

Expenses
Cost of sales	5,339,353	1,943,895
Selling, general and administrative	6,043,585	8,170,351
Impairment Loss	108,000	—

	11,490,938	10,114,246

Operating loss	(5,956,416)	(7,946,586)

Other Income (Expense)
Interest income	23,275	71,322
Interest expense	(56,890)	(3,472,816)

Total other income (expense)	(33,615)	(3,401,494)

Loss from continuing operations	(5,990,031)	(11,348,080)

Loss from discontinued operations	(1,017,896)	(1,622,997)

Loss before cumulative effect of accounting change	(7,007,927)	(12,971,077)

Cumulative effect of accounting change	(4,103,872)	—

Net Loss	(11,111,799)	(12,971,077)

Less Preferred Stock Dividends	(4,111,107)	(20,118,939)

Net Loss Available to Common Shareholders	$(15,222,906)	$(33,090,016)

Basic and diluted loss per common share from continuing operations	$(0.33)	$(1.05)
Loss from discontinued operations	(0.03)	(0.05)
Cumulative effect of accounting change	(0.13)	—
Basic and Diluted Loss Per Common Share	$(0.49)	$(1.10)

Weighted Average Common Shares Outstanding	31,213,165	30,048,043

See accompanying notes to consolidated financial statements.

Electric City Corp.

Consolidated Statements of Stockholders’ Equity

			Series A	Series A	Series B	Series B
	Common	Common	Preferred	Preferred	Preferred	Preferred
	Shares	Stock	Shares	Stock	Shares	Stock

Balance, December 31, 2000	28,944,755	$2,894	—	$—	2,000	$20
Release of shares subject to rescission	10,000	1	—	—	—	—
Issuance of Series A Convertible Preferred Stock for cash (net of offering costs of $546,511)	—	—	1,500,000	15,000	—	—
Issuance of common stock to purchasers of Series A Convertible Preferred Stock	365,990	37	—	—	—	—
Conversion of Sr. Subordinated Promissory Note to Series A Convertible Preferred Stock	—	—	320,000	3,200	—	—
Shares of Series A Convertible Preferred Stock issued as commission on placement of Series A Convertible Preferred Stock	—	—	80,000	800	—	—
Shares issued for acquisition of Great Lakes Controlled Energy Corporation	212,904	21	—	—	—	—
Conversion of Series B Preferred Stock	1,472,244	147	—	—	(2,000)	(20)
Cumulative dividends on Series A Preferred Stock	—	—	—	—	—	—
Satisfaction of accrued dividends through the issuance Preferred stock	—	—	66,993	670	—	—
Cumulative dividends on Series B Preferred Stock	—	—	—		—	—
Satisfaction of accrued dividends through the issuance of common stock	56,765	6	—	—	—	—
Issuance of shares in exchange for services received	25,500	3	—	—	—	—
Warrants issued in exchange for services received	—	—	—	—	—	—
Warrants issued in connection with Senior Subordinated Convertible Promissory Note	—	—	—	—	—	—
Issuance of shares upon cashless exercise of warrant	25,684	3	—	—	—	—
Net loss for the year ended December 31, 2001	—	—	—	—	—	—

Balance, December 31, 2001	31,113,842	$3,112	1,966,993	$19,670	—	$—
Issuance of Series C Convertible Preferred Stock for cash (net of offering costs of $119,743)	—	—	—	—	—	—
Issuance of common stock to purchasers of Series C Convertible Preferred Stock	30,082	3	—	—	—	—
Issuance of common stock (net of offering costs of $80,000)	1,086,957	109	—	—	—	—
Cumulative dividends on Preferred Stock	—	—	—	—	—	—
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	204,199	2,042	—	—
Short-swing profit contribution	—	—	—	—	—	—
Warrants issued in exchange for services received	—	—	—	—	—	—
Exercise of warrant in exchange for services received	52,454	5	—	—	—	—
Net loss for the year ended December 31, 2002	—	—	—	—	—	—
Balance, December 31, 2002	32,283,335	$3,229	2,171,192	$21,712	—	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Series C	Series B	Additional			Total
	Preferred	Preferred	Paid-in	Accumulated	Treasury	Stockholders’
	Shares	Stock	Capital	Deficit	Stock	Equity

Balance, December 31, 2000	—	$—	$22,456,335	$(18,801,703)	$(8,500)	$3,649,046
Release of shares subject to rescission	—	—	44,999	—	—	45,000
Issuance of Series A Convertible Preferred Stock for cash (net of offering costs of $546,511)	—	—	14,438,489	—	—	14,453,489
Issuance of common stock to purchasers of Series A Convertible Preferred Stock	—	—	(37)	—	—	—
Conversion of Sr. Subordinated Promissory Note to Series A Convertible Preferred Stock	—	—	3,196,800	—	—	3,200,000
Shares of Series A Convertible Preferred Stock issued as commission on placement of Series A Convertible Preferred Stock	—	—	(800)	—	—	—
Shares issued for acquisition of Great Lakes Controlled Energy Corporation	—	—	678,479	—	—	678,500
Conversion of Series B Preferred Stock	—	—	(127)	—	—	—
Cumulative dividends on Series A Preferred Stock	—	—	(669,933)	—	—	(669,933)
Satisfaction of accrued dividends through the issuance Preferred stock	—	—	669,263	—	—	669,933
Cumulative dividends on Series B Preferred Stock	—	—	(73,206)	—	—	(73,206)
Satisfaction of accrued dividends through the issuance of common stock	—	—	106,076	—	—	106,082
Issuance of shares in exchange for services received	—	—	59,809	—	—	59,812
Warrants issued in exchange for services received	—	—	392,187	—	—	392,187
Warrants issued in connection with Senior Subordinated Convertible Promissory Note	—	—	2,917,000	—	—	2,917,000
Issuance of shares upon cashless exercise of warrant	—	—	(3)	—	—	—
Net loss for the year ended December 31, 2001	—	—	—	(12,971,077)	—	(12,971,077)

Balance, December 31, 2001	—	$—	$44,215,331	$(31,772,780)	$(8,500)	$12,456,833
Issuance of Series C Convertible Preferred Stock for cash (net of offering costs of $119,743)	200,000	2,000	1,878,257	—	—	1,880,257
Issuance of common stock to purchasers of Series C Convertible Preferred Stock	—	—	(3)	—	—	—
Issuance of common stock (net of offering costs of $80,000)	—	—	919,891	—	—	920,000
Cumulative dividends on Preferred Stock	—	—	(2,158,418)	—	—	(2,158,418)
Satisfaction of accrued dividends through the issuance of preferred stock	11,643	116	2,156,260	—	—	2,158,418
Short-swing profit contribution	—	—	1,300	—	—	1,300
Warrants issued in exchange for services received	—	—	80,000	—	—	80,000
Exercise of warrant in exchange for services received	—	—	57,695	—	—	57,700
Net loss for the year ended December 31, 2002	—	—	—	(11,111,799)	—	(11,111,799)
Balance, December 31, 2002	211,643	$2,116	$47,150,313	$(42,884,579)	$(8,500)	$4,284,291

See accompanying notes to consolidated financial statements.

Electric City Corp.

Statements of Cash Flows

	Year ended	Year ended
	December 31,	December 31,
	2002	2001

Cash Flows From Operating Activities
Net loss	$(11,111,799)	$(12,971,077)
Adjustments to reconcile net loss to net cash used in operating activities, net of assets acquired:
Cumulative effect of accounting change	4,103,872	—
Provision for bad debts	343,160	153,031
Depreciation and amortization	232,051	813,741
Amortization of capitalized cost of financing	—	186,653
Amortization of original issue discount	—	2,917,000
Issuance of shares and warrants in exchange for services received	137,700	451,999
Accrued interest on notes payable	—	103,807
Impairment of goodwill	108,000	—
Loss on disposal of fixed assets	3,151	9,586
Changes in assets and liabilities, net of acquisition
Accounts receivable	(252,138)	(138,758)
Inventories	(941,584)	370,719
Other current assets	12,639	171,771
Accounts payable	416,867	(1,419,703)
Accrued liabilities	555,167	(875,940)
Deferred revenue	(487,597)	387,596

Net cash used in operating activities	(6,880,511)	(9,839,575)

Cash Flows From Investing Activities
Proceeds from sale of fixed assets	10,500	52,099
Purchase of property and equipment	(17,487)	(121,586)

Net cash provided by (used in) investing activities	(6,987)	(69,487)

Cash Flows From Financing Activities
Payment of amounts due sellers	(219,067)	(489,647)
Borrowings (payments) on line of credit	500,000	(852,200)
Proceeds from long-term debt	1,135,000	551,414
Proceeds from issuance of senior subordinated convertible promissory note	—	3,200,000
Payments on long-term debt	(1,260,161)	(554,044)

See accompanying notes to consolidated financial statements.

Electric City Corp.

Statements of Cash Flows

	Year ended	Year ended
	December 31,	December 31,
	2002	2001

Payment of note payable to distributors	$—	$(1,356,660)
Proceeds from issuance of preferred stock	2,000,000	15,000,000
Proceeds from issuance of common stock	1,000,000	—
Issuance costs related to stock issuances	(199,743)	(546,511)
Short-swing profit contribution	1,300	—
Cash paid for deferred financing fees	—	(186,653)

Net cash provided by financing activities	2,957,329	14,765,699

Net (Decrease) Increase in Cash and Cash Equivalents	(3,930,169)	4,856,637
Cash and Cash Equivalents, at beginning of period	5,486,073	629,436

Cash and Cash Equivalents, at end of period	$1,555,904	$5,486,073

Supplemental Disclosures of Cash Flow Information

In June 2001, the Company purchased Great Lakes Controlled Energy Corporation for 212,904 shares of the Company’s common stock valued at $678,500. The related assets and liabilities at the date of acquisition were as follows:

Accounts receivable (including $161,603 due from Company)		$337,358
Inventory		25,000
Property and equipment		3,011
Cost in excess of assets acquired		551,573

Assets acquired		916,942
Accounts payable		(45,396)
Accrued expenses		(193,046)
Stock issued to seller		(678,500)

		$—

See accompanying notes to consolidated financial statements.

Electric City Corp.

Statements of Cash Flows

	Year ended	Year ended
	December 31,	December 31,
	2002	2001

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$52,000	$373,000
Cash paid during the period for interest – discontinued operations	23,000	58,000
Supplemental Disclosures of Noncash Investing and Financing Activities
Stock, warrants and options issued in exchange for services received	$137,700	$451,999
Accrual satisfied through the issuance of common stock	—	32,876
Satisfaction of accrued dividends on Series A Preferred
Stock through the issuance of 204,199 and 66,993 shares of Series A Preferred stock during the years ended December 31, 2002 and 2001 respectively	2,041,992	669,933
Satisfaction of accrued dividends on Series B Preferred
Stock through the issuance of 56,765 shares of common stock during the year ended December 31, 2001	—	106,082
Satisfaction of accrued dividends on Series C Preferred
Stock through the issuance of 11,643 shares of Series C Preferred stock during the year ended December 31, 2002	116,426	—

     In September 2001 the holder of the Senior Subordinated Promissory Notes with a face value of $3.2 million elected to convert the Notes into 320,000 shares of the Company’s Series A Convertible Preferred stock.

See accompanying notes to consolidated financial statements.

Note 1 – Description of Business

     Electric City Corp. (the “Company”), a Delaware corporation, develops, manufactures and distributes energy saving technologies and is an integrator of building environmental control systems. The Company is made up of two separate companies, each comprising a distinct business segment: Electric City Corp. comprises the power conservation segment; and Great Lakes Controlled Energy Corporation is in the building controls segment. These two companies operate out of separate facilities both located in the Chicago metropolitan area. Effective May 31, 2003, most of the assets and liabilities of a third business segment and a subsidiary, Switchboard Apparatus, Inc., were sold or transferred to a group of investors that included the management of Switchboard Apparatus, Inc. The accompanying financial statements have been restated to report the results of this subsidiary as discontinued operations.

Note 2 – Basis of Presentation

     The accompanying consolidated financial statements have been prepared on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced operating losses and negative cash flow from operations since inception and currently has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is ultimately dependent on its ability to obtain additional funding and increase sales to a level that will allow it to operate profitably and sustain positive operating cash flows. Management is in the process of negotiating additional funding through the issuance of additional equity and continues its efforts to improve profitability through expansion of the Company’s business in both current and new markets. In February 2003, the Company was successfully in raising $1 million through a private equity placement (see note 20), however, there is no assurance that the Company will continue to be successful in obtaining additional funding in the future or improving it’s operating results. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

     Principles of Consolidation

     The consolidated financial statements include the accounts of Electric City Corp. and its wholly owned subsidiaries Great Lakes Controlled Energy Corp, and Switchboard Apparatus, Inc. All significant intercompany balances and transactions have been eliminated.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Concentration of Risk

     The Company’s customers are primarily distributors of its EnergySaver product line, and building owners. Three customers individually accounted for more than 10% of the Company’s consolidated revenue during the year ended December 31, 2002, while one customer accounted for approximately 28% of the Company’s consolidated revenue during the year ended December 31, 2001.

     The Company purchases its raw materials from a variety of suppliers and continues to seek out alternate suppliers for critical components so that it can be assured that its manufacturing processes will not be interrupted by the inability of a single supplier to deliver product. During the year ended December 31, 2002, two suppliers accounted for more than 10% of the Company’s total material purchases. During the year ended December 31, 2001, one supplier accounted for approximately 26% of the Company’s total material purchases.

     The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

     Allowance for Doubtful Accounts

     The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to us, we believe our allowance for doubtful accounts is adequate. However, actual write-offs might exceed the recorded allowance.

     Inventories

     Inventories are stated at the lower of FIFO cost or market.

     Properties & Equipment

     Property and equipment are stated at cost. For financial reporting purposes depreciation is computed over the estimated useful lives of the assets by the straight-line method over the following lives:

Buildings	39 years
Computer equipment	3 years
Office Equipment	5 years
Furniture	5 - 10 years
Manufacturing equipment	3 - 5 years
Transportation equipment	3 years

     Cost in Excess of Assets Acquired

     Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. If it is determined that the fair values are less than the carrying amount of goodwill recorded on its Consolidated Balance Sheet, the Company must recognize an impairment in its financial statements (see summary of accounting principal regarding impairment of long-live assets). With the adoption of SFAS 142, goodwill is no longer amortized. Prior to the adoption we amortized goodwill over a ten-year period using a straight-line method.

     Impairment of Long-Lived Assets and Goodwill.

     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions. The Company had made acquisitions in the past that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives. Effective in 2002, goodwill is no longer amortized but is subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Other intangible assets that meet certain criteria will continue to be amortized over their useful lives and will also be subject to an impairment test based on undiscounted cash flows. Estimated fair value is less than values based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. There are many assumptions and estimates underlying the determination of an impairment loss. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. During the year ended December 31, 2002 the Company determined that the carrying value of goodwill associated with its power management business exceeded the fair value and as a result recognized an transitional impairment loss of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle. As part of the 2002 year-end assessment of the estimated fair value of its goodwill the Company determined that the carrying value of the goodwill associated with the building automation and control business exceeded the fair value by $108,000. This difference between the carrying value and the estimated fair value of the goodwill was recorded as an impairment loss in 2002. It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, the Company may have to take additional charges to recognize a further write-down of the value of our acquisitions to their estimated fair values.

     Revenue Recognition

     The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet.

     Revenues and profits on long-term contracts are recorded under the percentage of completion, cost-to-cost method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable.

     Shipping and Handling Costs

     The Company classifies freight costs billed to customers as revenue. Costs related to freight are classified as cost of sales.

     Research and Development Costs

     Research and development costs are charged to operations when incurred and are included in selling, general and administrative expenses. Total research and development costs charged to operations were $65,000 and $289,000 for the periods ended December 31, 2002 and December 31, 2001, respectively.

     Advertising, Marketing and Promotional Costs

     Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled $26,000 and $46,000 for the periods ended December 31, 2002, December 31, 2001, respectively.

     Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

     Net Loss Per Share

     The Company computes loss per share under Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” The statement requires presentation of two amounts; basic and diluted loss per share. Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding. Dilutive earnings per share would include all common stock equivalents. The Company has not included the outstanding options, warrants, or convertible preferred stock as common stock equivalents because the effect would be antidilutive.

     The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock that is not included in the basic and diluted net loss per share available to common stockholders:

December 31,	2002	2001

Weighted average shares issuable upon exercise of outstanding options	9,227,761	9,425,164
Weighted average shares issuable upon exercise of outstanding warrants	11,247,819	4,989,584
Weighted average shares issuable upon conversion of preferred stock	21,464,327	6,023,535

Total	41,949,291	20,438,283

     Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company’s long-term debt approximates fair value based on instruments with similar terms.

     Stock-based Compensation

     At December 31, 2002, the Company has a stock-based compensation plan, which is described in Note 17. The Company applies and intends to continue to apply the recognition and intrinsic value measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for those plans. No stock-based compensation expense was reflected in the 2002 or 2001 net loss as all options granted during those years had an exercise price equal to or greater than the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on the net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation:

Year ended December 31,	2002	2001

Net Loss, as reported	$(11,112,000)	$(12,971,000)
Deduct: Stock-based employee compensation expense included in reported net loss	—	—
Add: Total stock-based employee compensation expense determined under fair value based method for awards[1]	(1,990,000)	(4,217,000)

Pro forma net loss	$(13,102,000)	$(17,188,000)
Net loss per share
Basic and diluted – as reported	$(0.49)	$(1.10)
Basic and diluted – pro forma	$(0.55)	$(1.24)

1 All awards refer to awards granted, modified, or settled in fiscal periods beginning after December 15, 1994 – that is, awards for which the fair value was required to be measured and disclosed under Statement 123.

     Warranty Obligations

     The Company warrants to the purchasers of its EnergySaver line of products that the product will be free of defects in material and workmanship for one year from the date of installation. The Company records the estimated cost that may be incurred under its warranties at the time the product revenue is recognized based upon the relationship between historical and anticipated warranty costs and sales volumes. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. While the Company believes that its estimated liability for product warranties is adequate and that the judgment applied is appropriate, the estimated liability for product warranties could differ materially from actual future warranty costs. See Note 8 for additional information about the Company’s warranty liability.

     Recent Accounting Pronouncements

     On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, the Company completed its transitional impairment testing of intangible assets during the second quarter of fiscal 2002. The impairment testing was performed in two steps: first, determining whether there was an impairment, based upon the fair value of a reporting unit as compared to its carrying value, and second, if there was an impairment, the determination of the impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Subsequent to the first quarter of fiscal 2002, with the assistance of a third-party valuation firm, the Company finalized the testing of goodwill subject to SFAS 142. Using conservative, but realistic assumptions to model its power management business and building control and automation business, it determined that the carrying value of the power management business was greater than the derived fair value, indicating an impairment in the recorded goodwill. To determine fair value, the Company relied on a discounted cash flow analysis. For goodwill valuation purposes only, the revised fair value of this unit was allocated to the assets and liabilities of the reporting unit to arrive at an implied fair value of goodwill, based upon known facts and circumstances, as if the acquisition occurred currently. The testing resulted in a write-down of recorded goodwill in the amount of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle. As part of the 2002 year-end assessment of the fair value of its goodwill the Company determined that the carrying value of the goodwill associated with the building automation and control business exceeded the fair value by $108,000. This difference between the carrying value and the estimated fair value of the goodwill was recorded as an impairment loss in 2002.

     In addition, SFAS 142 provides that goodwill no longer be amortized, and as a result, the Company recorded no goodwill amortization during 2002, whereas the Company had recorded approximately $555,000 of goodwill amortization during 2001, all of which was included in the loss from discontinued operations. For comparative purposes, the following schedule provides a reconciliation of reported net income to adjusted net income for the twelve months ended December 31, 2002 and 2001, adjusted to exclude goodwill amortization.

Year ended December 31,	2002	2001

Loss before cumulative effect of accounting change, as reported	$(7,008,000)	$(12,971,000)
Amortization of goodwill	—	555,000

Adjusted net loss	$(7,008,000)	$(12,416,000)

Basic and diluted loss per common share before cumulative accounting change	$(0.36)	$(1.10)
Amortization of goodwill	—	0.02

Adjusted	$(0.36)	$(1.08)

     The changes in the carrying amount of goodwill during 2002 by reportable segment are summarized as follows:

			Building
	Energy	Power	Automation
	Technology	Management(1)	Controls (2)	Total

Balance as of December 31, 2001	$—	$4,103,872	$519,573	$4,623,445
Adjustment to initial purchase accounting	—	—	5,000	5,000
Impairment losses	—	(4,103,872)	(108,000)	(4,211,872)

Balance as of December 31, 2002	$—	$—	$416,573	$416,573

(1)  Includes goodwill resulting from the acquisitions of Marino Electric and Switchboard Apparatus.

(2)  Includes goodwill resulting from the acquisition of Great Lakes Controlled Energy.

     In August 2001, the FASB issued SFAS No. 143, “Accounting For Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period incurred. SFAS No. 143, which is effective for fiscal years beginning after June 15, 2002, is not expected to have a material impact on the Company.

     In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 covers, among other things, the rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt.” Under SFAS No. 4, all gains and losses from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item in the statement of operations. By rescinding SFAS 4, SFAS No. 145 eliminates the requirement for treatment of extinguishments as extraordinary items. Most of the transition provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 and certain provisions are effective for transactions entered into after May 15, 2002. At this time, the Company does not believe that this new standard will have a material effect on its financial statements.

     In July 2002, the FASB issued SFAS No. 146, “Accounting Costs Associated with Exit or Disposal Activities”. SFAS No. 146 revises the accounting for exit and disposal activities under Emerging Issues Task Force Issue 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity” (EITF Issue No. 94-3), by spreading out the reporting of expenses related to restructuring activities. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. Instead, companies will record exit or disposal costs when they are “incurred” and can be measured at fair value, and they will subsequently adjust the recorded liability for changes in estimated cash flows. The provisions of SFAS No. 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS

No. 146 and liabilities that a company previously recorded under EITF Issue No. 94-3 are grandfathered. The Company expects that the effects of adoption, if any, would relate solely to exit or disposal activities undertaken after December 31, 2002.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure” (“SFAS No. 148”), which amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends Accounting Principles Board Opinion No. 28, “Interim Financial Reporting” (“APB Opinion No. 28”) to require disclosure about those effects in interim financial information. SFAS No. 148’s amendment of the transition and disclosure requirements of SFAS No. 123 are effective for fiscal years ending after December 15, 2002, with earlier application permitted. SFAS No. 148’s amendment of the disclosure requirements of APB Opinion No. 28 is effective for interim periods beginning after December 15, 2002. The Company does not plan to change to the fair value method of accounting, but has adopted the disclosure requirements of SFAS No. 148 during 2002.

     In November 2002, FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” was issued. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The required disclosures and a roll-forward of product warranty liabilities are effective for financial statements of interim or annual periods ending after December 15, 2002. At this time, the Company does not believe that the adoption of this interpretation will have a material effect on its financial statements.

     In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an interpretation of ARB 51. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The Company is currently evaluating the impact of FIN 46 on its financial statements, but does not expect that there will be any material impact.

Note 4 Acquisition of Great Lakes Controlled Energy

     Effective June 7, 2001, the Company acquired Great Lakes Controlled Energy Corporation (“Great Lakes”), a building and environmental control systems integrator, from Great Lake’s shareholders (the “Sellers”) for an aggregate purchase price of $678,500 which was paid to the Sellers in the form of 212,904 shares of the Company’s common stock. The purchase price, which was arrived at through arms’ length negotiations between Electric City and the Sellers, was based on the average closing price of the

Company’s common stock for a 120 day period immediately prior to the closing. Great Lakes is currently operated as a wholly owned subsidiary of the Company.

     The acquisition was recorded using the purchase method of accounting. The Company’s statement of operations for the year ended December 31, 2001 includes the results of Great Lakes from the date of the acquisition. Due to the insignificance of the acquisition to the Company’s consolidated financial statements, proforma financial information has not been presented for this acquisition.

Note 5 – Inventories

     Inventories consisted of the following:

December 31,	2002	2001

Raw materials	$1,488,886	$1,425,568
Work in process	29,857	28,592
Finished goods	1,077,475	200,474

	$2,596,218	$1,654,634

Note 6 – Property and Equipment

     Property and equipment consist of the following:

December 31,	2002	2001

Land	$205,000	$205,000
Building	1,048,381	1,046,039
Furniture	111,030	107,266
Manufacturing equipment	588,607	630,453
Computer equipment	191,523	180,143
Transportation equipment	67,260	67,260

	2,211,801	2,236,161
Less accumulated depreciation	671,882	468,585

	$1,539,919	$1,767,576

Note 7 – Accrued Expenses

     Accrued expenses are comprised of the following:

December 31,	2002	2001

Compensation	$108,342	$97,890
Contract Labor	438,698	—
Interest	6,252	1,771
Insurance	11,070	—
Real estate taxes	73,726	70,781
Commissions	98,890	83,504
Sales tax payable	59,635	71,007
Accrued royalties	5,400	18,900
Warranty reserve	107,127	60,394
Other	63,444	13,150

	$972,584	$417,397

Note 8 – Warranty Liability

     Changes in the Company’s warranty liability are as follows:

December 31,	2002	2001

Balance, beginning of year	$60,394	$54,621
Warranties issued	82,000	44,250
Settlements	(35,267)	(38,477)

Balance, end of year	$107,127	$60,394

Note 9 – Line of Credit

     On May 29, 2002 the Company closed on a new credit facility with American Chartered Bank. The new facility included a $400,000 equipment loan, a mortgage on its facility in Elk Grove Village Illinois in the amount of $735,000, and a $2,000,000 revolving line of credit. The revolving credit line replaced an expiring credit line the Company had with American National Bank. The American Chartered Bank revolver has a term of one year, with an interest rate equal to the prime rate plus ¼%, and is secured by accounts receivable. As of December 31, 2002 the prime rate was 4.25%, the unused portion of the revolver was $1.5 million and there was $225,000 of borrowing base availability. The loan agreements contain covenants that require the Company to maintain a certain level of tangible net worth and working capital. As of December 31, 2002 the Company was in violation of the tangible net worth covenant, but American Chartered Bank waived the covenant violation.

Note 10 – Senior Subordinated Promissory Note

     In September 2000, the Company retained Newcourt Capital Securities, Inc. (“Newcourt Capital Securities”), an affiliate of CIT Group, Inc., to act as its exclusive placement agent in an effort to raise additional equity to improve the Company’s liquidity and provide the growth capital required to support the execution of its business plan. To provide liquidity during the equity raising process, the Company issued to Newcourt Capital USA, Inc. (“Newcourt Capital USA”), also an affiliate of CIT Group, Inc., three Senior Subordinated Convertible Promissory Notes (the “Notes”), in the principal amounts of $1,000,000, $1,000,000 and $1,200,000, on April 18, June 8 and July 31, 2001, respectively. These Notes were convertible, at the option of Newcourt Capital USA, into shares of the Company’s Series A Convertible Preferred Stock at a conversion price of $10 per share. The Notes bore interest at the rate of prime plus 3%. Along with the Note issued in April, Newcourt Capital USA received warrants to purchase 1,700,000 shares of our common stock. The warrants had an exercise price of $2.50, a term of two years and were valued at $1,717,000 using a modified Black-Sholes option pricing model. The fair value of these warrants was recorded as a discount on the related debt and was amortized over the life of the debt using the interest method. With the issuance of the third Note in July, the warrants issued to Newcourt Capital USA were surrendered and replaced with warrants issued to Newcourt Capital Securities to purchase 3,314,830 shares of our common stock at $1.00 per share over a seven-year period. These warrants were valued at $1,200,000 using a modified Black-Sholes option pricing model, and were amortized over the life of the Note using the interest method. The Notes were converted into 320,000 shares of Series A Convertible Preferred Stock on September 7, 2001, concurrent with the closing of the Company’s Series A Convertible Preferred Stock transaction. Accrued interest of $76,050 was paid in cash on the date of conversion.

Note 11 – Long Term Debt

     The Company’s long term debt consists of the following:

December 31,	2002	2001

Mortgage note to American Chartered Bank, prime (4.25%) plus ½%, payable in monthly installments of $3,000, plus interest until April 2004. A final payment of $666,000 is due in April 2004. This note is collateralized by the building and land.	$714,000	$—
Term note to American Chartered Bank, interest rate equal to the prime rate (4.25%) plus ½%, payable in monthly installments of $8,500 plus interest. A final payment of $213,000 is due in April 2004. The note is collateralized by a general lien on all of the Company’s assets.	340,500	—
Mortgage note to CIB Bank, 8.25%, refinanced during 2002.	—	738,818
Term note to American National Bank, refinanced during 2002.	—	425,000
Term note to Joseph Marino	—	219,067
Various other notes	35,291	51,133

Total long-term debt	1,089,791	1,434,018
Less current portion	148,531	356,438

	$941,260	$1,077,580

     The aggregate amounts of long-term debt maturing in each of the next five years are as follows:

2003	$148,531
2004	925,176
2005	9,393
2006	6,691
2007	—

$1,089,791

Note 12 – Lease Commitments

     The Company leases its manufacturing facility located in Broadview, Illinois from the former owners of Switchboard, one of which is currently an employee of the Company. The Company also leases a facility in Elk Grove Village, Illinois from the two former owners of Great Lakes Controlled Energy Corporation, both of whom are currently employees of the Company. Total rent expense for these facilities amounted to $237,000 and $181,000 for the years ended December 31, 2002 and December 31, 2001, respectively. The Company also leases certain vehicles, office equipment and a forklift.

     Future minimum rentals to be paid by the Company as of December 31, 2002 are as follows:

	Related	Unrelated
Year ending December 31,	Party	Party	Total

2003	$240,000	$13,267	$253,267
2004	90,000	8,246	98,246
2005	—	3,127	3,127
2006	—	—	—

Total	$330,000	$24,640	$354,640

     Note 13– Income Taxes

     The composition of income tax expense (benefit) is as follows:

Year ended December 31	2002	2001

Deferred
Federal	$(3,145,000)	$(4,268,000)
State	(555,000)	(753,000)
Change in valuation allowance	3,700,000	5,021,000

Benefit for income taxes	$—	$—

     Significant components of the Company’s deferred tax asset are as follows:

December 31	2002	2001

Net operating loss	$13,607,000	$10,870,000
Goodwill	998,000	113,000

Other	195,000	117,000

Less valuation allowance	(14,800,000)	(11,100,0001)

Total net deferred tax asset	$—	$—

     The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2002, the Company has U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $34,500,000, which expire in the years 2018 through 2022.

     The reconciliation of income tax expense (benefit) to the amount computed by applying the federal statutory rate is as follows:

Year ended December 31,	2002	2001

Income tax (benefit) at federal statutory rate	$(3,770,000)	$(4,410,000)
State taxes (net of federal tax benefit)	(561,000)	(511,000)
Other nondeductible expenses (primarily Nondeductible goodwill impairment)	639,000	—
Increase in valuation allowance	3,700,000	5,021,000

Income tax expense (benefit)	$—	$—

Note 14 - Commitments

a)	Pursuant to the License Agreement dated January 1, 1998 and amended in January 2000 between Giorgio Reverberi (“Reverberi”), the owner of the patent relating to the EnergySaver, and Joseph Marino, Chairman and former CEO of Electric City (who assigned the rights to the Company), the Company agreed to pay Mr. Reverberi a royalty of $200 for each EnergySaver unit made by or for the Company and sold by the Company. Mr. Marino is also paid a royalty of $100 for each unit sold by the Company. The term of the License Agreement is thru December 31, 2007, with automatic renewals available until December 31, 2017, unless written termination is provided by either party of the License Agreement no less than 90 days prior to the automatic renewal date. Approximately $99,000 and $55,000 of expense was incurred under the agreement for the years ended December 31, 2002 and 2001, respectively. The Company has accrued $5,400 and $18,900 in royalties payable at December 31, 2002 and 2001, respectively.

b)	The Company entered into employment agreements with certain officers and employees expiring in 2003 through 2005. Total future commitments under these agreements are as follows:

Year ending December 31,

2003	$882,333
2004	576,667
2005	460,000

Total	$1,919,000

Note 15 – Equity Transactions

a)	On October 17, 2000, the Company completed the sale of a package of securities that included 2,000 shares of its Series B Convertible Preferred Stock to the Augustine Fund L.P. (“Augustine”). The Series B Convertible Preferred Stock accrued dividends at the rate of 8% per year, payable at the Company’s option in cash or the common stock of the Company. The Series B Convertible Preferred Stock and all accrued but unpaid dividends thereon was convertible at anytime into shares of the Company’s common stock at a conversion ratio equal to the lower of $4.06 per share or 75% of the average of the three lowest closing bid prices of our common stock during the 30 consecutive trading days immediately prior to conversion. The Company was obligated to file a registration statement and have it declared effective by April 17, 2001. For every month that the registration statement was not declared effective after April 17, 2001, the Conversion Percentage decreased by 2% per month until (i) the registration statement was declared effective, or (ii) the Series B Convertible Preferred Stock was converted into common stock of the Company.

Augustine elected to convert their 2,000 shares of Series B Convertible Preferred Stock effective June 15, 2001, into 1,472,244 shares of the Company’s common stock. The conversion price of $1.36, was calculated as 71% (75% minus 2 percentage points for each thirty days that such registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of the Company’s common stock over the 30 consecutive trading days preceding June 15. In addition, the Company elected to pay the accrued dividends on the Series B Convertible Preferred Stock in 56,764 shares of its common stock, which dividends were calculated based upon a conversion price of $1.36 per share. The issuance of this common stock at a conversion price below the market price in satisfaction of the Series B Preferred Stock dividend was deemed to be equivalent to a non-cash preferred dividend. As a result the Company recorded a non-cash deemed dividend on the date of payment of $92,024.

b)	As is more fully described in Note 10, in association with the issuance of a Senior Subordinated Promissory Note on April 18, 2001, the Company issued a warrant to purchase 1,700,000 shares of its common stock to Newcourt Capital USA. This warrant had an exercise price of $2.50, a term of 2 years and was valued at $1,717,000 using a modified Black-Sholes option pricing model. The fair value of the warrant was recorded as a discount on the related debt and was amortized over the life of the debt using the interest method. With the issuance of a third Senior Subordinated Promissory Note to Newcourt Capital USA on July 31, 2001, the original warrant was replaced with a warrant issued to Newcourt Capital Securities to purchase 3,314,830 shares of our common stock at $1.00 per share over a seven-year period. This warrant was valued at $1,200,000 using a modified Black-Sholes option pricing model, and the value was recorded as a discount on the related debt and amortized over the life of the note using the interest method.

c)	On June 7, 2001, the Company acquired Great Lakes Controlled Energy Corporation from Great Lake’s shareholders for 212,904 shares of the Company’s common stock valued at $678,500, based on quoted market prices.

d)	On July 31, 2001, the Company entered into a securities purchase agreement with five investors under which the Company would receive $16,000,000 in gross proceeds for the issuance of a package of securities that included, in the aggregate, 1,600,000 shares of Series A Convertible Preferred Stock, 320,868 shares of common stock, warrants to purchase 400,000 shares of the Series A Convertible Preferred Stock initially exercisable at a price of $10.00 per share and warrants to purchase 3,000,000 shares of the Company’s common stock initially exercisable at a price of $1.00 per share (the “Transaction”). The investors included Newcourt Capital USA, Inc., Duke Capital Partners, LLC,

Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C. (the “Investors”). Gross proceeds of $12 million received from Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C. were placed into escrow pending approval of the Transaction by the Company’s shareholders. The Transaction was approved by the Company’s shareholders at the Company’s annual meeting held on August 30, 2001. On September 7, 2001, the Transaction closed and funds were released from escrow. Concurrent with the closing, Newcourt Capital USA converted three of the Company’s promissory notes totaling $3,200,000 which it held into 320,000 shares of the Company’s Series A Convertible Preferred Stock and also received 80,000 shares of Series A Convertible Preferred Stock, valued at $800,000 as the fee earned by Newcourt Capital Securities (calculated as 5% of the gross proceeds of $16,000,000) for acting as the placement agent on the Transaction.

The total securities issued as part of the Transaction included:

•	1,200,000 shares of Series A Convertible Preferred Stock issued to the Investors (except Newcourt);

•	320,000 shares of Series A Convertible Preferred Stock issued to Newcourt Capital USA in exchange for the conversion of $3.2 million of Senior Subordinated Convertible Promissory Notes,

•	80,000 shares of Series A Convertible Preferred Stock, equal to $800,000, which was the fee (calculated as 5% of the gross proceeds of $16,000,000) earned by Newcourt Capital Securities for acting as the placement agent on the Transaction;

•	320,868 shares of common stock;

•	Warrants to purchase 3 million shares of common stock at an initial exercise price of $1.00 per share for a period of seven years; and Warrants to purchase 400,000 of Series A Convertible Preferred Stock at an initial exercise price of $10.00 per share for a period of one year.

On November 29, 2001, the Company entered into a securities purchase agreement with Leaf Mountain Company, LLC (“Leaf Mountain”) for the issuance of additional shares our Series A Convertible Preferred Stock. Under the securities purchase agreement, Leaf Mountain was issued the following securities for an aggregate purchase price of $3,000,000:

•	300,000 shares of our Series A Convertible Preferred Stock;

•	warrants to purchase 75,000 shares of Series A Convertible Preferred Stock, initially exercisable at a price of $10.00 per share;

•	45,122 shares of our Common Stock; and

•	warrants to purchase 421,875 shares of our Common Stock, initially exercisable at a price of $1.00 per share.

Costs of $546,511 related to the issuance of the Series A preferred stock have been recorded as a reduction of the gross proceeds.

The Series A Convertible Preferred Stock carries a dividend rate of 10% per year, which is payable during the first three years following issuance at the Company’s option, in cash or additional shares of Series A Convertible Preferred Stock. After three years all dividends must be paid in cash and the dividend rate will increase 1/2% every six months until it reaches 15% per year.

The Series A Convertible Preferred Stock is convertible at anytime into shares of the Company’s common stock at the conversion rate of ten shares of common stock for each share of Series A

Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series A Convertible Preferred Stock to the price per share of any common stock the Company issues, or is deemed to have issued, if that price per share is less than the then existing conversion price for the Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company’s assets and similar events.

The Series A Convertible Preferred Stock possesses a liquidation preference over all other classes of the Company’s equity. The holders of the Series A Convertible Preferred Stock also have the right to nominate and elect up to four members to our board of directors, depending on the number of shares of Series A Convertible Preferred Stock outstanding. In addition, the holders of the Series A Convertible Preferred Stock have special approval rights over certain matters, including but not limited to, mergers and acquisitions, the issuance of additional debt or equity securities, the sale of assets outside the normal course of business, the payment of dividends, the hiring or firing of our Chief Executive Officer or President, significant capital expenditures, and amendments to the Company’s Certificate of Incorporation and/or by-laws that in any way that could adversely affect the rights of the holders of our Series A Convertible Preferred Stock.

Proceeds from the Transaction were allocated to the Series A Convertible Preferred Stock, the common stock and warrants issued as part of the Transaction based on their relative fair values. The Series A Convertible Preferred Stock contained a beneficial conversion feature as a result of its initial conversion price, which was lower than the market value of the Company’s common stock on the date of issue. The value of this beneficial conversion feature was determined based on the value allocated to the Series A Convertible Preferred Stock, along with the discount to the market value of the common stock on the date of issuance. The value of the beneficial conversion feature is deemed to be equivalent to a non-cash preferred stock dividend and was limited to the gross proceeds received as part of the Transaction. The Company recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $19,000,000, without any effect on total stockholders equity. The deemed dividend increases the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the year ended December 31, 2001.

e)	On December 31, 2001, the Company satisfied the accrued dividend on the Series A Preferred of $669,933 though the issuance of 66,993 shares of its Series A Preferred stock. Since this preferred stock was convertible into common stock at a price below the market price on the date of issuance, the Company was required to recognize a deemed dividend equal to $283,776. This deemed dividend was calculated as the difference between (1) the market value of the common shares into which the Series A shares were convertible on the date of issuance and (2) the $669,933 dividend obligation of the Series A shares.

f)	The Company issued 25,500 shares of common stock in exchange for consulting services rendered during the year ended December 31, 2001. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value of the stock at the time of issuance, which ranged from $2.01 to $3.30 per share. Approximately $153,000 was charged to operations during 2001 to account for the issuance of these shares. Approximately $93,000 was classified as a prepaid expense at December 31, 2000 and was subsequently expensed in 2001 when the related service was provided.

g)	During the year ended December 31, 2001 the Company issued warrants in exchange for consulting services rendered which are convertible into 143,500 shares of the Company’s common stock at exercise prices ranging from $2.00 per share to $7.50 per share. The value of the warrants was estimated at $56,187 using a modified Black-Sholes option-pricing model, and charged to operations during 2001. In addition, during 2001 and again in 2002 the Company extended the life of warrants to purchase 200,000 shares of the Company’s common stock at an exercise price of $2.00 per share in exchange for consulting services provided to the Company. As a result, these warrants were revalued, resulting in an additional expense of $80,000 and $336,000 during the years ended December 31, 2002 and December 31, 2001, respectively.

h)	On May 7, 2002, the Company issued 52,454 shares of its common stock pursuant to the exercise of stock options with an exercise price of $1.10. The Company received consulting services as consideration for this exercise.

i)	On June 4, 2002, the Company entered into a securities purchase agreement with Richard Kiphart under which the Company received $2,000,000 in gross proceeds for the issuance of a package of securities that included 200,000 shares of Series C Convertible Preferred Stock, 30,082 shares of common stock, warrants to purchase 50,000 shares of the Series C Convertible Preferred Stock initially exercisable at a price of $10.00 per share and warrants to purchase 281,250 shares of the Company’s common stock initially exercisable at a price of $1.00 per share.

The Series C Convertible Preferred Stock carries a dividend rate of 10% per year, which is payable during the first three years following issuance at the Company’s option, in cash or additional shares of Series C Convertible Preferred Stock. After three years all dividends must be paid in cash and the dividend rate will increase ½% every six months until it reaches 15% per year.

The Series C Convertible Preferred Stock is convertible at anytime into shares of the Company’s common stock at the conversion rate of ten shares of common stock for each share of Series C Convertible Preferred Stock. Shares of Series C Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series C Convertible Preferred Stock to the price per share of any common stock the Company issues, or is deemed to have issued, if that price per share is less than the then existing conversion price for the Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company’s assets and similar events.

The Series C Convertible Preferred Stock shares with the Series A Convertible Preferred Stock a liquidation preference over all other classes of the Company’s equity. The holders of the Series C Convertible Preferred Stock also share with the holders of the Series A Convertible Preferred Stock certain rights, including:

-	the right to nominate and elect up to four members to our board of directors, depending on the number of shares of Series A and Series C Convertible Preferred Stock outstanding.

-	special approval rights over certain matters, including but not limited to, mergers and acquisitions, the issuance of additional debt or equity securities, the sale of assets outside the normal course of business, the payment of dividends, the hiring or firing of our Chief Executive Officer or President, significant capital expenditures, and amendments to the Company’s Certificate of Incorporation and/or by-laws that in any way that could adversely affect the rights of the holders of the Series A and/or Series C Convertible Preferred Stock.

Proceeds from the Transaction were allocated to the Series C Convertible Preferred Stock, the common stock and warrants issued as part of the Transaction based on their relative fair values. The Series C Convertible Preferred Stock contained a beneficial conversion feature as a result of its initial conversion price, which was lower than the market value of the Company’s common stock on the date of issue. The value of this beneficial conversion feature was determined based on the value allocated to the Series C Convertible Preferred Stock, along with the discount to the market value of the common stock on the date of issuance. The value of the beneficial conversion feature is deemed to be equivalent to a non-cash preferred stock dividend. The Company recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $1,444,697, without any effect on total stockholders equity. The deemed dividend increases the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the year ended December 31, 2002.

j)	During the year ended December 31, 2002, two of our stockholders unintentionally violated Section 16(b) of the Securities Act of 1934 by selling and then repurchasing shares of the Company’s common stock during a six-month period (a “short-swing” profit). Pursuant to the Act, the shareholders are required to turn over the short-swing profits, which totaled $2,098 to the Company. The Company received $1,300 from one of the shareholders during 2002, and $798 was received from the other shareholder subsequent to year-end.

k)	On December 16, 2002, the Company entered into a securities purchase agreement with the Munder Power Plus Fund (“Munder”), whereby it issued in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of its common stock and a five year warrant to purchase 300,000 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that the Company files its Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) the Company’s consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of the Company’s Common Stock on such date of filing is less than $2.00 per share.

The holders of the Series A Convertible Preferred stock and the Series C Convertible Preferred stock waived their rights to adjust the conversion price of their preferred shares and the exercise price on their warrants as a result of the issuance price of the common stock and the exercise price of the warrant issued in this transaction. Also, as a condition to the sale the Company agreed to file a registration statement with the Securities and Exchange Commission within 90 days for the resale of Munder’s shares, which Munder agreed to extend until immediately following the filing of this Annual Report on Form 10-KSB.

The Company issued a three-year warrant to purchase 50,000 shares of its common stock at $1.00 per share to Capstone Investments as part of the commission on this transaction.

l)	During the year ended December 31, 2002, the Company satisfied the accrued dividend on its preferred stock of $2,158,418 though the issuance of 204,199 shares of its Series A Preferred stock and 11,643 shares of its Series C Preferred stock. Since these shares of preferred stock were convertible into common stock at a price below the market price on the dates of issuance, the Company was required to recognize deemed dividends of $495,589 on the shares issued in satisfaction of the Series A Preferred dividend and $12,403 on the shares issued in satisfaction of the Series C Preferred dividend. These deemed dividends were calculated as the difference between (1)

the market value of the common shares into which the Series A shares were convertible on the dates of issuance and (2) the accrued dividend obligation on the outstanding preferred stock.

m)	The Company had outstanding warrants to purchase 8,012,955 and 7,411,705 shares of its common stock as of December 31, 2002 and 2001, respectively, at an exercise price of between $0.92 per share and $7.50 per share. These warrants expire between June 2003 and September 2008.

n)	As of December 31, 2001 the Company had outstanding warrants to purchase 475,000 shares of its Series A Convertible Preferred stock at an exercise price of $10.00 per share. These warrants all expired during 2002.

o)	As of December 31, 2002 the Company had an outstanding warrant to purchase 50,000 shares of its Series C Convertible Preferred stock at an exercise price of $10.00 per share. This warrant will expire on June 4, 2003.

Note 16 – Dividends

     Dividends are comprise of the following:

Year ended December 31,	2002	2001

Deemed dividend associated with beneficial conversion feature of Series A Convertible Preferred Stock (see note 15d)	$—	$19,000,000
Accrual of Dividend on Series A Convertible Preferred (see note 15e and 15l)	2,041,992	669,933
Deemed dividend associated with beneficial conversion price on shares issuable in satisfaction of Series A Convertible Preferred dividend (See notes 15e and 15l)	495,589	283,776
Accrual of Series B Preferred dividend	—	73,206
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series B Preferred dividend (See note 15a)	—	92,024
Deemed dividend associated with beneficial conversion feature of Series C Convertible Preferred Stock dividend (See note 15i)	1,444,697	—
Accrual of Series C Preferred dividend (see note 15l)	116,426	—
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series C Preferred dividend (See note 15l)	12,403	—

Total	$4,111,107	$20,118,939

Note 17 – Stock Options

     On August 30, 2001, the Company’s shareholders approved the adoption of the 2001 Stock Incentive Plan (the “Plan”), which provides that up to 800,000 shares of the Company’s common stock may be delivered under the Plan to certain employees of the Company or any of its subsidiaries. In addition, the Plan provides for an additional 500,000 shares of the Company’s common stock to be reserved on January 1st of each succeeding year, beginning January 1, 2002. The awards to be granted under the Plan may be incentive stock options or non-qualified stock options. The exercise price for any incentive stock option (“ISO”) may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the common stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Compensation Committee or Board. The aggregate fair market value of the shares that may be subject to any ISO granted to any participant may not exceed $100,000 on the date of grant. There is no comparable limitation with respect to non-qualified stock options. The term of all options granted under the Plan will be determined by the Compensation Committee or Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof.

     In addition to the ISOs and non-qualified options, the Plan permits the Compensation Committee, consistent with the purposes of the Plan, to grant shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion.

     The Plan is administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the employees to whom, and the time, terms and conditions under which, options are to be granted. The Board may also amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) increase the number of shares reserved for option under the Plan, (ii) modify the requirements for participation in the Plan, or (iii) modify the Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act.

     As of December 31, 2002, there were approximately 40 employees, officers and directors of the Company eligible to participate in the Plan, and 1,300,000 shares of Common Stock reserved under the Plan.

     During 2001, certain directors, officers and key employees of the Company were granted options to acquire 1,611,834 shares of common stock at exercise prices ranging from $1.51 to $7.50 per share. These options vest over periods through June 2007.

     During 2002, certain directors, officers and key employees of the Company were granted options to acquire 400,000 shares of common stock at exercise prices ranging from $1.00 to $1.34 per share. These options vest over periods through November 2005.

     The following table summarizes the options granted, exercised and outstanding as of December 31, 2002:

			Weighted
		Exercise	Average
		Price Per	Exercise
	Shares	Share	Price

Outstanding at December 31, 2000	8,603,503	$1.10-$12.99	$4.05
Granted	1,611,834	$1.51-$7.50	$5.32
Exercised	—	—	—
Forfeited	(440,703)	$3.50-$12.99	$7.17

Outstanding at December 31, 2001	9,774,634	$1.10-$12.99	$4.12
Granted	400,000	$1.00-$1.34	$1.10
Exercised	(52,454)	$1.10-$1.10	$1.10
Forfeited	(973,332)	$1.75-$7.75	$6.18

Outstanding at December 31, 2002	9,148,848	$1.00-$12.99	$3.78

Options exercisable at December 31, 2002	7,910,103	$1.00-$12.99	$3.63

Options exercisable at December 31, 2001	7,078,637	$1.10-$12.99	$3.22

     The weighted-average, grant-date fair value of stock options granted to employees during the year, and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Sholes option pricing model for stock options under Statement of Financial Accounting Standards No. 123 are as follows:

Year ended December 31,	2002	2001

Weighted average fair value per options granted	$1.73	$2.62
Significant assumptions (weighted average):
Risk-free interest rate at grant date	1.62%	5.15%
Expected stock price volatility	71%	94%
Expected dividend payout	—	—
Expected option life (years)	8.7	8.2

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

	Number	Weighted Average
	Outstanding at	Remaining	Weighted Average	Number Exercisable	Weighted Average
	December 31,	Contractual	Exercise	at December 31,	Exercise
Exercise Price	2002	Life	Price	2002	Price

$1.00 - $2.00	4,955,880	6.2 years	$1.21	4,564,217	$1.22
$2.01 - $4.00	208,334	8.0 years	3.22	100,001	3.59
$4.01 – $6.00	175,000	7.5 years	4.53	125,000	4.51
$6.01 – $8.00	3,757,334	7.5 years	7.09	3,118,585	7.08
$8.01 - $10.00	52,000	7.2 years	9.00	2,000	9.00
$10.01 - $13.00	300	8.3 years	12.99	300	12.99

	9,148,848	6.8 years	$3.78	7,910,103	$3.63

Note 18 – Related Parties

     Related party transactions, other that those disclosed in Note 12 consist of the following:

a)	On January 5, 2000, the Company entered into a distributor agreement with Electric City of Southern California L.L.C., of which Joseph Marino is a member, which provides for an initial term of 10 years. Mr. Marino is one of the Company’s founders and its former Chairman and CEO. The agreement grants to Electric City of Southern California a distribution territory which extends from Monterey to Fresno to the northern edge of Death Valley, south to the southern border of California. This agreement provides for terms which members of the Company’s board believe are substantially similar to those of other distributor agreements and as favorable to the Company as if negotiated with an unaffiliated third party. Approximately $59,000 and $439,000 due from Electric City of Southern California is included in accounts receivable at December 31, 2002 and 2001, respectively.

b)	In October 2000, the Company entered into an agreement with KMC Telecom (for which Roscoe Young, one of the Company’s directors at the time, is President and Chief Operating Officer) to sell and install the Company’s TP3 switchgear product at three KMC Telecom facilities. The sale and installation amount for the three sites totaled $773,802, of which $435,551 was recognized in 2000 and $338,951 was recognized in 2001. The aggregate amount was reflective of prices that would be charged to an unrelated third party. Installation of the TP3 switchgear began in November 2000 and was completed in June 2001.

c)	The Augustine Fund, L.P. (which owned all of the Company’s outstanding shares of series B convertible preferred stock) and Messrs. Conant, Konstant, Marino, McEneely and Stelter (each, a “Restricted Stockholder”) have each entered into separate trading agreements with the Company which are effective for a term of three years beginning on October 17, 2000. The trading agreements restrict each Restricted Stockholder’s transfer of the Company’s common stock as follows:

☐	sales in any one trading day by such Restricted Stockholder shall not exceed the greater of 10,000 shares or 10% of the average trading volume of the Company’s stock during the 10 prior trading days;

☐	public trades in an opening transaction during the last half hour of any trading day and at any time outside of regular trading hours shall be prohibited by such Restricted Stockholder; and

☐	up to four times within any 12-month period, the Company may prohibit any Restricted Stockholder from trading the common stock for an entire trading day.

The Company has agreed to give each Restricted Stockholder a right of first refusal to sell its common stock to any third party that contacts the Company with a desire to purchase 100,000 or more shares of its common stock. This right will be allocated equally among each of the Restricted Stockholders who elect to participate in the sale. However, this right of first refusal will not preclude the Company from raising additional capital should such need arise.

d)	The Company’s subsidiary, Switchboard Apparatus, Inc. paid $152,870 and $328,323 during the years ended December 31, 2002 and December 31, 2001, respectively, to Harbrook Tool and Manufacturing Company (“Harbrook”) for manufacturing and installing safety devices to distribution panels made by various manufacturers. A minority owner of Harbrook is Mr. Terry Hoppensteadt, who is a brother of Dale Hoppensteadt, the president of Switchboard Apparatus. We believe the amounts paid for such work are consistent with that which would be paid to an unrelated third party.

Note 19 – Business Segment Information

     Since January 1, 2001, the Company has organized and managed its business in three distinct segments: the Energy Technology segment, the Power Management segment and the Building Control and Automation segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups.

     The Energy Technology segment designs, manufacturers and markets energy saving technologies, primarily to commercial and industrial customers. The principal products produced by this segment are the EnergySaver and the Global Commander. This segment is headquartered, and most of its operations are located, in Elk Grove Village, Illinois.

     The Building Control and Automation segment provides integration of building and environmental control systems for commercial and industrial customers. This segment is comprised of Great Lakes Controlled Energy Corporation, a company that was acquired in June 2001. The 2001 financial information presented below only represents seven months of results for this segment. Great Lakes Controlled Energy is headquartered in, and operates out of its own facility, located in Elk Grove Village, Illinois.

     Prior to fiscal year 2003, the Company’s reportable segments included the Power Management segment, which designed, manufactured and marketed a wide range of commercial and industrial switching gear and distribution panels. Effective May 31, 2003, the Company divested this segment, accordingly, the operating results have been separately reported as discontinued operations. Prior year corporate costs have been restated to reflect costs previously allocated to the Power Management segment, which will continue despite the divestiture of the segment.

     An analysis and reconciliation of the company’s business segment information to the respective information in the consolidated financial statements is as follows:

Year ended December 31,	2002	2001

Revenues:
Energy Technology	$3,090,005	$1,887,349
Building Control and Automation	2,925,384	340,799
Intercompany sales – Energy Technology	(37,343)	(1,140)
Intercompany sales – Building Control and Automation	(443,524)	(59,348)

Total	5,534,522	2,167,660
Operating Loss:
Energy Technology	(3,217,203)	(4,744,936)
Building Control and Automation (1)	(816,971)	(415,483)
Corporate	(1,922,242)	(2,786,167)

Total	(5,956,416)	(7,946,586)
Interest Expense, net	(33,615)	(3,401,494)

Loss from continuing operations	(5,990,031)	(11,684,362)

Depreciation and Amortization:
Energy Technology	76,367	106,318
Building Control and Automation	7,284	34,990

Total	83,651	141,308
Capital Additions:
Energy Technology	8,829	35,338
Power Management	2,342	71,730
Building Control and Automation	6,316	14,518

Total	17,487	121,586
Total Assets:
Energy Technology	4,999,300	11,434,300
Power Management	2,880,412	4,298,666
Building Control and Automation	1,028,839	702,897

Total	$8,908,551	$16,435,863

     (1)  Includes $108,000 impairment loss

Note 20 – Subsequent Event

On February 27, 2003, the Company entered into a securities purchase agreement with SF Capital Partners (“SF”), whereby it issued in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of its common stock and a five year warrant to purchase 300,000 additional shares of its common stock at an initial exercise price of $1.00 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that the Company files its Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) the Company’s consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of the Company’s Common Stock on such date of filing is less than $2.00 per share.

The holders of the Series A Convertible Preferred stock and the Series C Convertible Preferred stock waived their rights to adjust the conversion price of their preferred shares and the exercise price on their warrants as a result of the issuance price of the common stock and the exercise price of the warrant issued in this transaction. Also, as a condition to the sale the Company agreed to file a registration statement with the Securities and Exchange Commission within 90 days for the resale of SF’s shares.

The Company issued a three-year warrant to purchase 50,000 shares of its common stock at $1.00 per share to Capstone Investments as part of the commission on this transaction.

Note 21 – Discontinued Operations

The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS 144) at the beginning of 2002. Among other things, SFAS 144 requires that the results of operations and related disposal costs as well as the gain or loss on the disposal of a business unit be presented on the statement of operations as a separate component of income before extraordinary items for all periods presented.

On June 3, 2003, the Company entered into an asset purchase agreement with Hoppensteadt Acquisition Corp., whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of the Company’ Power Management segment as of May 31, 2003, in exchange for $929,032 in cash. Hoppensteadt Acquisition Corp. is owned by a group of investors that includes former managers of the Company’s Power Management segment.

The assets and liabilities of the discontinued operations that are included in the Company’s consolidated assets and liabilities are as follows:

	December 31,	December 31,
	2002	2001

Accounts receivable	$1,303,658	$1,077,105
Other current assets	787,198	771,798

Total current assets	2,090,856	1,848,903
Net property plant and equipment	382,103	5,41,253
Other assets	1,955	4,103,872

Total assets	2,474,914	$6,494,028

Accounts payable	$992,000	$472,284
Accrued expenses	48,875	122,564

Total current liabilities	1,040,875	594,848

Total liabilities	$1,040,875	$594,848

The revenue and loss related to discontinued operations were as follows:

	Year Ended
	December 31
	2002	2001

Revenue	$6,231,750	$7,456,546
Net loss	(1,017,897)	(1,622,997)

     The loss from discontinued operations reported as of December 31, 2002 and 2001 was entirely from operations of the segment. There was no income tax expense or benefit recognized attributable to the discontinued operations.

ELECTRIC CITY CORP.
CONDENSED CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2003	2002 (1)
	(unaudited)

Assets
Current Assets
Cash and cash equivalents	$2,582,969	$1,555,904
Accounts receivable, net	1,295,786	2,681,772
Inventories	1,254,921	2,596,218
Prepaid expenses and other	147,473	116,210

Total Current Assets	5,281,149	6,950,104
Net Property and Equipment	1,134,225	1,539,919
Deferred Financing Costs	682,400	—
Cost in Excess of Assets Acquired	416,573	416,573
Other Assets	—	1,955

	$7,514,347	$8,908,551

ELECTRIC CITY CORP.
CONDENSED CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2003	2002 (1)
	(unaudited)

Liabilities and Stockholders’ Equity
Current Liabilities
Line of credit	$—	$500,000
Current maturities of long-term debt	39,086	148,531
Current portion of convertible term loan	400,000	—
Accounts payable	1,034,070	1,732,719
Accrued expenses	597,160	972,584
Deferred revenue	216,492	50,000

Total Current Liabilities	2,286,808	3,403,834

Deferred Revenue	241,666	279,166
Long-Term Debt, less current maturities and discounts	610,427	941,260
Convertible Term Loan, less current portion, net of unamortized discount of $343,781 and $0 at September 30, 2003 and December 31, 2002, respectively	256,219	—

Total Liabilities	3,395,120	4,624,260

Stockholders’ Equity
Preferred stock, $.01 par value; 5,000,000 shares authorized	23,381	21,712

Series A – 2,338,137 and 2,171,192 shares issued and outstanding as of September 30, 2003 and December 31, 2002, respectively (liquidation value of $46,763,000 and $43,424,000 at September 30, 2003 and December 31, 2002, respectively)

Series C – 227,916 and 211,643 issued and outstanding as of September 30, 2003 and December 31, 2002, respectively (liquidation value of $4,558,000 and $4,233,000 at September 30, 2003 and December 31, 2002, respectively)	2,279	2,116
Series D – 153,921 issued and outstanding as of September 30, 2003 (liquidation value of $3,078,000)	1,539	—
Common stock, $.0001 par value; 120,000,000 shares authorized, 34,152,022 and 32,283,335 issued as of September 30, 2003 and December 31, 2002, respectively	3,416	3,229
Additional paid-in capital	51,060,560	47,150,313
Accumulated deficit	(46,971,948)	(42,884,579)

	4,119,227	4,292,791

	September 30,	December 31,
	2003	2002 (1)
	(unaudited)

Less treasury stock, at cost, 0 and 1,000 shares as of September 30, 2003 and December 31, 2002, respectively	—	(8,500)

Total Stockholders’ Equity	4,119,227	4,284,291

	$7,514,347	$8,908,551

See accompanying notes to condensed consolidated financial statements

(1)	Derived from audited financial statements in the Company’s annual report on Form 10-KSB for the year ended December 31, 2002

ELECTRIC CITY CORP.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

Three months ended, September 30	2003	2002

Revenue	$857,021	$1,703,393
Expenses
Cost of sales	868,773	1,487,560
Selling, general and administrative	1,059,416	1,283,695

	1,928,189	2,771,255

Operating loss	(1,071,168)	(1,067,862)

Other Income (Expense)
Interest income	3,167	4,782
Interest expense	(7,953)	(9,900)

Total other income (expense)	(4,786)	(5,118)

Loss from continuing operations	(1,075,954)	(1,072,980)
Discontinued Operations
Loss from discontinued operations	—	(252,276)
Loss on disposal of discontinued operations	—	—

	—	(252,276)

Net Loss	(1,075,954)	(1,325,256)

Plus Preferred Stock Dividends	(1,379,889)	(623,704)

Net Loss Available to Common Shareholder	$(2,455,843)	$(1,948,960)

Basic and diluted loss per common share from continuing operations	$(0.07)	$(0.05)
Discontinued operations	—	(0.01)
Basic and Diluted Net Loss Per Common Share	$(0.07)	$(0.06)

Weighted Average Common Shares Outstanding	34,149,435	31,196,378

See accompanying notes to condensed consolidated financial statements

ELECTRIC CITY CORP.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

Nine months ended, September 30	2003	2002

Revenue	$3,676,495	$5,025,361
Expenses
Cost of sales	3,485,217	4,125,485
Selling, general and administrative	3,183,752	4,686,092

	6,668,969	8,811,577

Operating loss	(2,992,474)	(3,786,216)

Other Income (Expense)
Interest income	6,154	21,361
Interest expense	(34,398)	(45,014)

Total other income (expense)	(28,244)	(23,653)

Loss from continuing operations	(3,020,718)	(3,809,869)

Discontinued Operations
Loss from discontinued operations	(302,503)	(585,877)
Loss on disposal of discontinued operations	(764,148)	—

	(1,066,651)	(585,877)

Loss before cumulative effect of accounting change	(4,087,369)	(4,395,746)
Cumulative effect of accounting change	—	(4,103,872)

Net Loss	(4,087,369)	(8,499,618)

Plus Preferred Stock Dividends	(3,213,133)	(3,529,928)

Net Loss Available to Common Shareholder	$(7,300,502)	$(12,029,546)

Basic and diluted loss per common share from continuing operations	$(0.19)	$(0.24)
Discontinued operations	(0.03)	(0.02)
Cumulative effect of accounting change	—	(0.13)
Basic and Diluted Net Loss Per Common Share	$(0.22)	$(0.39)

Weighted Average Common Shares Outstanding	33,603,874	31,155,117


See accompanying notes to condensed consolidated financial statements

ELECTRIC CITY CORP.
STATEMENT OF CONDENSED CONSOLIDATED STOCKHOLDERS’ EQUITY
(Unaudited)

			Series A	Series A	Series C	Series C	Series D	Series D
		Common	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred
	Common Shares	Stock	Shares	Stock	Shares	Stock	Shares	Stock

Balance, December 31, 2002	32,283,335	$3,229	2,171,192	$21,712	211,643	$2,116	—	$—
Issuance of common stock (net of offering costs of $154,790)	1,815,125	182	—	—	—	—	—	—
Issuance of series D convertible preferred stock (net of offering costs of $146,500)	—	—	—	—	—	—	150,000	1,500
Issuance of common stock to purchasers of series D convertible preferred stock	22,562	2	—	—	—	—	—	—
Cumulative dividends on preferred stock	—	—	—	—	—	—	—	—
Satisfaction of accrued dividends through the issuance of preferred stock	—	—	166,945	1,669	16,273	163	3,921	39
Warrants issued in connection with convertible debt issuance	—	—	—	—	—	—	—	—
Value of beneficial conversion feature of convertible notes	—	—	—	—	—	—	—	—
Exercise of warrants to purchase common stock	32,000	3	—	—	—	—	—	—
Warrants issued in exchange for services received	—	—	—	—	—	—	—	—
Short-swing profit contribution	—	—	—	—	—	—	—	—
Retirement of shares held in treasury	(1,000)	—	—	—	—	—	—	—
Net loss for the nine months ended September 30, 2003	—	—	—	—	—	—	—	—

Balance, September 30, 2003	34,152,022	$3,416	2,338,137	$23,381	227,916	$2,279	153,921	$1,539

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Additional			Total
	Paid-in	Accumulated	Treasury	Stockholders’
	Capital	Deficit	Stock	Equity

Balance, December 31, 2002	$47,150,313	$(42,884,579)	$(8,500)	$4,284,291
Issuance of common stock (net of offering costs of $154,790)	1,514,944	—	—	1,515,126
Issuance of series D convertible preferred stock (net of offering costs of $146,500)	1,352,000	—	—	1,353,500
Issuance of common stock to purchasers of series D convertible preferred stock	(2)	—	—	—
Cumulative dividends on preferred stock	(1,871,385)	—	—	(1,871,385)
Satisfaction of accrued dividends through the issuance of preferred stock	1,869,514	—	—	1,871,385
Warrants issued in connection with convertible debt issuance	483,400	—	—	483,400
Value of beneficial conversion feature of convertible notes	180,381	—	—	180,381
Exercise of warrants to purchase common stock	31,997	—	—	32,000
Warrants issued in exchange for services received	357,100	—	—	357,100
Short-swing profit contribution	798	—	—	798
Retirement of shares held in treasury	(8,500)	—	8,500	—
Net loss for the nine months ended September 30, 2003	—	(4,087,369)	—	(4,087,369)

Balance, September 30, 2003	$51,060,560	$(46,971,948)	$—	4,119,227


See accompanying notes to condensed consolidated financial statements.

ELECTRIC CITY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine months ended September 30	2003	2002

Cash Flow from Operating Activities
Net loss	$(4,087,369)	$(8,499,618)
Adjustments to reconcile net loss to net cash used in operating activities, net of asset disposals
Depreciation and amortization	94,828	175,404
Loss from disposal of discontinued operations	764,148	—
Loss on disposal of fixed assets	—	3,151
Cumulative effect of accounting change	—	4,103,872
Provision for (recovery on) bad debt	(55,000)	20,330
Issuance of warrants in exchange for services received	299,100	137,700
Changes in assets and liabilities, net of dispositions
Accounts receivable	230,945	(1,879,185)
Inventories	658,914	(798,732)
Other current assets	(31,263)	26,698
Accounts payable	(190,401)	940,473
Accrued expenses	(273,328)	174,488
Deferred revenue	19,339	150,842

Net cash used in operating activities	(2,570,087)	(5,444,577)

Cash Flows Used In Investing Activities
Sale of discontinued operations	929,032	—
Proceeds from disposal of fixed assets	—	10,500
Purchase of property and equipment	(18,135)	(17,487)

Net cash provided by (used in) investing activities	910,897	(6,987)

Cash Flows Provided by (Used in) Financing Activities
Payments of amounts due sellers	—	(219,067)
Net payment on line of credit	(500,000)	—
Proceeds from long term debt	1,010,000	1,135,000
Payment on long-term debt	(420,769)	(1,222,571)
Proceeds from issuance of preferred stock	1,500,000	2,000,000
Proceeds from issuance of common stock	1,669,916	—
Cash paid for deferred financing fees	(304,400)
Issuance costs related to stock issuances	(301,290)	(119,743)
Proceeds from exercise of common stock warrant	32,000	—

Nine months ended September 30	2003	2002

Short-swing profit contribution	798	—

Net cash provided by financing activities	2,686,255	1,573,619

Net Increase (Decrease) in Cash and Cash Equivalents	1,027,065	(3,877,945)
Cash and Cash Equivalents, at beginning of period	1,555,904	5,486,073

Cash and Cash Equivalents, at end of period	$2,582,969	$1,608,128

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$36,791	$41,850
Cash paid during the periods for interest – discontinued operations	8,702	17,194
Supplemental Disclosure of Noncash Investing and Financing Activities
Warrants issued in connection with convertible debt issuance	$543,400	$—


See accompanying notes to condensed consolidated financial statements

Electric City Corp.
Notes to Financial Statements

Note 1 – Basis of Presentation

The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.


The accompanying consolidated financial statements have been prepared on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced operating losses and negative cash flow from operations since inception and currently has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is ultimately dependent on its ability to increase sales to a level that will allow it to operate profitably and sustain positive operating cash flows. Since the beginning of the year the Company has successfully raised over $3 million in gross proceeds through the private placement of equity and $1 million in gross proceeds from the issuance of a secured convertible term note, however, there is no assurance that this amount will be sufficient to fund operations until sales improve to the point that the Company is able to operate from internally generated cash flows. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.


The results of operations for the three months and nine months ended September 30, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year.

For further information, refer to the audited financial statements and the related footnotes included in the Electric City Corp. Annual Report on Form 10-KSB, for the year ended December 31, 2002.

Note 2 - Stock-based Compensation

At September 30, 2003, the Company had a stock-based compensation plan, which is more fully described in Note 17 in the Company’s Annual Report on Form 10-KSB as filed on March 31, 2003. The Company applies and intends to continue to apply the recognition and intrinsic value measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for those plans. No stock-based compensation expense was reflected in the net loss for the three and nine month periods ended September 30, 2003 or September 30, 2002, as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on the net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation:

	Three Months Ended		Nine months Ended
	September 30		September 30
	2003	2002	2003	2002

Net Loss, as reported	$(1,076,000)	$(1,325,000)	$(4,087,000)	$(8,500,000)
Deduct: Stock-based employee compensation expense included in reported net loss	—	—	—	—
Add: Total stock-based employee compensation (expense) income determined under fair value based method for awards [1]	(223,000)	(1,373,000)	(566,000)	989,000 (2)

Net Loss, pro-forma	(1,299,000)	(2,698,000)	(4,653,000)	(7,511,000)
Preferred stock dividends	(1,380,000)	(624,000)	(3,213,000)	(3,530,000)

Net Loss Available to Common Shareholder	$(2,679,000)	$(3,322,000)	$(7,866,000)	$(11,041,000)

Net loss per share
Basic and diluted – as reported	$(0.07)	$(0.06)	$(0.22)	$(0.39)
Basic and diluted – pro- forma	$(0.08)	$(0.10)	$(0.24)	$(0.36)

[1]	All awards refer to awards granted, modified, or settled in fiscal periods beginning after December 15, 1994 – that is, awards for which the fair value was required to be measured and disclosed under Statement 123.

[2]	Certain former employees forfeited options during the first nine months of 2002, which resulted in a reduction in pro-forma compensation expense for the nine month period ended September 30, 2002.

     Note 3 - Recent Accounting Pronouncements

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, the Company completed transitional impairment testing of intangible assets during the second quarter of fiscal 2002. The impairment testing was performed in two steps: first, determining whether there was an impairment, based upon the fair value of a reporting unit as compared to its carrying value, and second, if there was an impairment, the determination of the impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Using conservative but realistic assumptions to model its power management business and building control and automation business, the Company determined that the carrying value of the power management business was greater than the derived fair value, indicating an impairment in the recorded goodwill. To determine fair value, the Company relied on a discounted cash flow analysis. For goodwill valuation purposes only, the revised fair value of this unit was allocated to the assets and liabilities of the reporting unit to arrive at an implied fair value of goodwill, based upon known facts and circumstances, as if the acquisition occurred currently. The preliminary allocation

resulted in a write-down of recorded goodwill in the amount of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle during the first half of 2002

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not have a material impact on our consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached consensus on EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”, which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The final consensus of EITF 00-21 was applicable to agreements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. Additionally, companies were permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, “Accounting Changes.” The adoption of EITF No. 00-21 did not have a material impact on the Company’s results of operations or financial condition.

Note 4 – Net Loss Per Share

The Company computes loss per share under Statement of Financial Accounting Standards (SFAS) No. 128 “Earnings Per Share,” which requires presentation of two amounts: basic and diluted loss per common share. Basic loss per common share is computed by dividing loss available to common stockholders by the number of weighted average common shares outstanding, and includes all common stock issued. Diluted earnings would include all common stock equivalents. The Company has not included the outstanding options, warrants or shares issuable upon conversion of the preferred stock as common stock equivalents in the computation of diluted loss per share for the three months and nine months ended September 30, 2003 and 2002 because the effect would be antidilutive.

The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock that are not included in the basic and diluted loss per share available to common stockholders because to do so would be antidilutive:

	Three Months Ended		Nine months Ended
	September 30		September 30

	2003	2002	2003	2002

Weighted average shares issuable upon exercise of outstanding options	10,319,000	9,014,000	10,282,000	9,251,000
Weighted average shares issuable upon exercise of outstanding warrants	9,447,000	11,428,000	9,037,000	11,995,000
Weighted average shares issuable upon conversion of preferred stock	26,544,000	24,968,000	24,135,000	20,861,000
Weighted average shares issuable upon conversion of convertible debt	103,000	—	35,000	—

Total	46,413,000	45,410,000	43,489,000	42,107,000


Note 5 - Warranty Obligations

The Company warrants to the purchasers of its EnergySaver line of products that the product will be free of defects in material and workmanship for one year from the date of installation. The Company records the estimated cost that may be incurred under its warranties at the time the product revenue is recognized based upon the relationship between historical and anticipated warranty costs and sales volumes. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. While the Company believes that its estimated liability for product warranties is adequate and that the judgment applied is appropriate, the estimated liability for product warranties could differ materially from actual future warranty costs. Changes in the Company’s warranty liability are as follows:

	Three Months Ended		Nine months Ended
	September 30		September 30

	2003	2002	2003	2002

Balance, beginning of period	$122,892	$109,979	$107,127	$60,394
Warranties issued	5,250	16,500	48,750	83,000
Settlements	(6,741)	(4,509)	(34,476)	(21,424)

Balance, as of September 30	$121,401	$121,970	$121,401	$121,970


Note 6 - Inventories

Inventories consisted of the following:

	September 30,	December 31,
	2003	2002

Raw materials	$561,490	$1,488,886
Work in process	$11,517	29,857
Finished goods	681,914	1,077,475

	$1,254,921	$2,596,218


Note 7 - Dividends

Dividends are comprised of the following:

	Three Months Ended		Nine months Ended
	September 30		September 30

	2003	2002	2003	2002

Accrual of Dividend on Series A Convertible Preferred	$570,277	$516,643	$1,669,444	$1,512,434
Accrual of Dividend on Series C Convertible Preferred	55,589	50,361	162,733	64,805
Accrual of Dividend on Series D Convertible Preferred	37,542	—	39,208	—
Deemed dividend associated with beneficial conversion feature of Series C Convertible Preferred Stock	—		—	1,444,697
Deemed dividend associated with beneficial conversion feature of Series D Convertible Preferred Stock		—	386,984	—
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series A Convertible Preferred dividend	-615,900	51,664	833,021	495,589
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series C Convertible Preferred dividend	-60,036	5,036	81,200	12,403
Deemed dividend associated with beneficial conversion price on shares issued in satisfaction of Series D Convertible Preferred dividend	40,545	—	40,545	—

Total	$1,379,889	$623,704	$3,213,133	$3,529,928


Note 8 – Business Segment Information

The Company organizes and manages its business in two distinct segments: the Energy Technology segment, and the Building Control and Automation segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups.

The Energy Technology segment designs, manufacturers and markets energy saving technologies, primarily to commercial and industrial customers. The principal products produced by this segment are the EnergySaver and the Global Commander. This segment is headquartered, and most of its operations are located, in Elk Grove Village, Illinois.

The Building Control and Automation segment, which is comprised of our Great Lakes Controlled Energy subsidiary, provides integration of building and environmental control systems for commercial and industrial customers. Great Lakes Controlled Energy is headquartered in, and operates out of its own facility, located in Elk Grove Village, Illinois.

Prior to fiscal year 2003, the Company’s reportable segments included the Power Management segment, which designed, manufactured and marketed a wide range of commercial and industrial switching gear and distribution panels. Effective May 31, 2003, the Company divested this segment, accordingly, the net assets and operating results have been separately reported as discontinued operations. Prior year segment information has been restated to reflect corporate costs previously allocated to the Power Management segment, which will continue despite the divestiture of the segment.

The following is the Company’s business segment information:

	Three Months Ended		Nine months Ended
	September 30		September 30

	2003	2002	2003	2002

Revenues:
Energy Technology	$275,000	$637,000	$1,841,000	$3,203,000
Building Automation Controls	597,000	1,098,000	1,884,000	2,303,000
Intercompany sales – Energy Technology	(15,000)	(27,000)	(36,000)	(37,000)
Intercompany sales – Building Automation Controls		(5,000)	(13,000)	(444,000)

Total	857,000	1,703,000	3,676,000	5,025,000
Operating Loss:
Energy Technology	(488,000)	(583,000)	(1,327,000)	(1,865,000)
Building Automation Controls	(147,000)	(28,000)	(459,000)	(279,000)
Corporate Overhead	(436,000)	(457,000)	(1,207,000)	(1,642,000)

Total	(1,071,000)	(1,068,000)	(2,993,000)	(3,786,000)
Other Expense	(5,000)	(5,000)	(28,000)	(24,000)

Loss from continuing operations	(1,076,000)	(1,073,000)	(3,021,000)	(3,810,000)


		September	December
		30, 2003	31, 2002

Total Assets:
	Energy Technology	$6,149,000	$4,999,000
	Building Automation Controls	1,256,000	1,029,000
	Power Management	—	2,881,000

	Total	$7,405,000	$8,909,000


Note 9 – Discontinued Operations

The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS 144) at the beginning of 2002. Among other things, SFAS 144 requires that the results of operations and related disposal costs as well as the gain or loss on the disposal of a business unit be presented on the statement of operations as a separate component of income before extraordinary items for all periods presented.

On June 3, 2003, the Company entered into an asset purchase agreement with Hoppensteadt Acquisition Corp., whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of the Company’ Power Management segment as of May 31, 2003, in exchange for $929,032 in cash. Hoppensteadt Acquisition Corp. is owned by a group of investors that includes former managers of the Company’s Power Management segment.

The assets and liabilities of the discontinued operations that are included in the Company’s consolidated assets and liabilities are as follows:

	September 30,	December 31,
	2003	2002

Accounts receivable	$—	$1,303,658
Other current assets	—	787,198

Total current assets	—	2,090,856
Net property plant and equipment	—	382,103
Other assets	—	1,955

Total assets	—	$2,474,914

Accounts payable	$—	$992,000
Accrued expenses	—	48,875

Total current liabilities	—	1,040,875

Total liabilities	$—	$1,040,875


The revenue and loss related to discontinued operations were as follows:


	Three Months Ended		Nine months Ended
	September 30		September 30

	2003	2002	2003	2002

Revenue	$—	$1,671,261	$2,484,336	$4,923,096
Net loss	—	(252,276)	(1,066,651)	(585,877)

Note 10 – Equity Issuances

On February 27, 2003, the Company entered into a securities purchase agreement with the SF Capital partners Ltd. (“SF”), whereby it issued in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of its common stock and a five year warrant to purchase 300,000 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that it files its Annual Report on Form 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) its consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of its Common Stock on such date of filing is less than $2.00 per share.

On March 26, 2003, the Board of Directors declared dividends payable on our Series A, and Series C Convertible Preferred Stock for the calendar quarter ending March 31, 2003 to shareholders of record of our Series A, Series C and Series D Convertible Preferred Stock as of March 31, 2003. The dividends were paid on March 31, 2003 in additional shares of preferred stock to the holders as follows: 54,280 shares to the Series A stockholders and 5,291 shares to the Series C stockholder. Each share of Series A, and Series C Convertible Preferred Stock is convertible into 10 shares of our common stock.

During April 2003, the holder of a warrant to purchase 27,000 shares of the Company’s common stock at $1.00 per share elected to exercised the warrant in full.

On April 17, 2003, the Company entered into a securities purchase agreement with the Munder Power Plus Fund (“Munder”), whereby it issued in exchange for $250,000 in gross proceeds, a package of securities that included 271,739 shares of its common stock and a five year warrant to purchase 75,000 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that it files its Annual Report on Form 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) its consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of its Common Stock on such date of filing is less than $2.00 per share.

On April 23, 2003, the Company entered into a securities purchase agreement with Mr. Richard Kiphart, whereby it issued in exchange for $419,914 in gross proceeds, a package of securities that included 456,429 shares of its common stock and a five year warrant to purchase 125,974 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that it files its Annual Report on Form 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) its consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of its Common Stock on such date of filing is less than $2.00 per share.

On June 27, 2003, the Company entered into a securities purchase agreement with a group of investors that included Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, John Thomas Hurvis Revocable Trust and Mr. David Asplund, whereby it issued in exchange for $1,500,000 in gross proceeds, a package of securities that included 150,000 shares of its Series D Convertible Preferred Stock, 22,562 shares of its common stock, warrants to purchase 37,500 additional shares of its Series D Preferred and warrants to purchase 210,938 additional shares of its common stock (the “Transaction”).

The Series D Convertible Preferred carries a dividend rate of 10% per year, which is payable during the first three years following issuance at the Company’s option, in cash or additional shares of Series D Convertible Preferred stock. After three years all dividends must be paid in cash and the dividend rate will increase 1/2% every six months until it reaches 15% per year.

The Series D Convertible Preferred is convertible at anytime into shares of the Company’s common stock at the conversion rate of ten shares of common stock for each share of Series D Convertible Preferred. Shares of Series D Convertible Preferred have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series D Preferred to the price per share of any common stock the Company issues, or is deemed to have issued, if that price per share is less than the then existing conversion price for the Series D Convertible Preferred. The Series D Convertible Preferred is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of our assets and similar events.

The Series D Convertible Preferred Stock possesses a liquidation preference over all other classes of the Company’s equity, other than the Series A and Series C Convertible Preferred Stock. In addition, the holders of the Series D Convertible Preferred Stock, in conjunction with the holders of the Series A and Series C Convertible Preferred Stock, have special approval rights over certain matters, including but not limited to, mergers and acquisitions, the issuance of additional debt or equity securities, the sale of assets outside the normal course of business, the payment of dividends, the hiring or firing of the Company’s Chief Executive Officer or President, significant capital expenditures, and amendments to the Company’s Certificate of Incorporation and/or by-laws that in any way could adversely affect the rights of the holders of the Series A, Series C and/or Series D Convertible Preferred Stock.

For accounting purposes, proceeds from the Transaction were allocated to the Series D Convertible Preferred Stock, the common stock and warrants issued as part of the Transaction based on their relative fair values. The difference between the value allocated to the Series D Convertible Preferred Stock and the market price of the Company’s common stock on the date of issue, in addition to the value of the stock and warrants issued as part of the Transaction were deemed to be equivalent to a non-cash preferred stock dividend. The Company recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $386,983, without any effect on total stockholders equity. The deemed dividend increases the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the nine month period ended September 30, 2003.

On June 30, 2003, the Board of Directors declared dividends payable on our Series A, Series C and Series D Convertible Preferred Stock for the calendar quarter ending June 30, 2003 to shareholders of record of our Series A, Series C and Series D Convertible Preferred Stock as of June 30, 2003. The dividends were paid on June 30, 2003 in additional shares of preferred stock to the holders as follows: 55,638 shares to the Series A stockholders, 5,423 shares to the Series C stockholder and 166 shares to the Series D stockholders. Each share of Series A, Series C and Series D Convertible Preferred Stock is convertible into 10 shares of our common stock.

During August 2003, the holder of a warrant to purchase 5,000 shares of the Company’s common stock at $1.00 per share elected to exercised the warrant in full.

During September 2003, the Company entered into a financing arrangement with Laurus Master Fund, Ltd. (“Laurus”). As part of this transaction the Company issued warrants to purchase 420,000 shares of its common stock. The warrants have exercise prices ranging from $2.44 per share to $3.18 per share and have terms of five years. Please see Note 11 for additional information on this transaction.

During the nine month period ended September 30, 2003, the Company issued warrants to purchase a total of 572,000 shares of the Company’s common stock to consultants as compensation for services received. These warrants have exercise prices ranging from $1.00 per share to $2.00 per share and have a terms of one to three years. The warrants were valued at $357,100 using a modified Black-Sholes option pricing model and were charged to operations during the period.

On September 24, 2003, the Company’s Board of Directors declared dividends payable on the Series A, Series C and Series D Convertible Preferred Stock for the calendar quarter ending September 30, 2003 to shareholders of record of the Series A, Series C and Series D Convertible Preferred Stock as of September 30, 2003. The dividends were paid on September 30, 2003 in additional shares of preferred stock to the holders as follows: 57,027 shares to the Series A stockholders, 5,559 shares to the Series C stockholder and 3,755 shares to the Series D stockholders. Each share of Series A, Series C and Series D Convertible Preferred Stock is convertible into 10 shares of the Company’s common stock.

Note 11 – Debt Issuances

The Company entered into a financing arrangement with Laurus Master Fund, Ltd. as of September 11, 2003, providing for a $1,000,000 term loan (the “Term Loan”) and a revolving credit facility of up to $2,000,000.

The Term Loan has a term of two years and accrues interest at the greater of prime (currently 4.00%) plus 1.75% or 6%. Interest on the Term Loan will be due monthly in arrears and the loan will amortize at the rate of $50,000 per month beginning February 1, 2004. The Company has the option of paying scheduled interest and principal, or prepaying all or a portion of the Term Loan with shares of its common stock at the fixed conversion price of $2.12 per share (which was equal to 103% of the recent market price of our common stock at that time), provided that the closing price of the common stock is greater than $2.43 per share for the 11 trading days immediately proceeding the payment date and that the shares are registered with Securities and Exchange Commission. We have commenced (but not yet completed) the process of registration of shares of our common stock for such purpose. Laurus also has the option to convert all or a portion of the Term Loan into shares of the Company’s common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The Term Loan is secured by a blanket lien on all of the Company’s assets, except for its real estate. In conjunction with the Term Loan, Laurus was paid a fee of $50,000 and received a five year warrant to purchase up to 140,000 shares of the Company’s common stock at prices ranging from $2.44 per share to $3.07 per share. The warrants were valued at $163,400 using a modified Black-Sholes option pricing model. The value of these warrants was recorded as a discount to the term note and will be amortized over the term of the loan using the effective interest method.

The Term Loan is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the Term Loan exceeded the value allocated to the Term Loan on the date of issuance. On the date of issuance the Term Loan was convertible into 471,698 shares of common stock, which at the then current market price of $2.05 per share was worth $966,981. The difference between the market value of the shares issuable upon conversion and the value allocated to the Term Loan ($180,381) is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has been recorded as a discount to the term note and will be amortized over the term of the loan using the effective interest method.

The revolving credit facility provides for borrowings of up to the lesser of (i) $2 million or (ii) 90% of the Company’s eligible accounts receivable. The Company has not borrowed under the facility. As of September 30, 2003 eligible receivables would support borrowings of approximately $300,000 under the facility. The revolving credit facility also has a term of two years and accrues interest at the rate of prime (currently 4.00%) plus 1.75%. The Company has the option of paying interest and principal, or prepaying all or a portion of the advances under each secured convertible revolving note with shares of its common stock at the fixed conversion price of $2.12 per share, provided that the closing price of its common stock is greater than $2.43 per share for the 11 trading days immediately proceeding the payment date and that the shares are registered with Securities and Exchange Commission. (We are in the process of registering share of common stock for this purpose as well.) As amounts are drawn on this line-of-credit, to the extent the current market price exceeds the fixed conversion price, additional interest expense will be recognized for this beneficial conversion feature. In addition, Laurus has the option to convert all or a portion of the advances under any Secured Convertible Revolving Note into shares of the Company’s common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The revolving credit facility is also secured by a blanket lien on all of the Company’s assets, except for its real estate. In conjunction with the revolving credit facility, Laurus was paid a fee of $100,000 and received a five year warrant to purchase up to 280,000 shares of the Company’s common stock at prices ranging from $2.54 per share to $3.18 per share. These warrants were valued at $320,000 using a modified Black-Sholes option pricing model. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events.

All the fees and expenses associated with this transaction, as well as the value of the warrants associated with the revolving credit facility have been recorded as deferred financing costs. These costs will be amortized over the two- year term of the underlying credit agreements using the effective interest method.

The aggregate amounts of long-term debt maturing in each of the next five years are as follows:


2003	$9,746
2004	589,155
2005	1,048,451
2006	2,160
2007	—

$1,649,512


PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

          Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

          Article VIII of Electric City’s By-laws specifies that Electric City shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Electric City and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Electric City entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors. In certain circumstances, 75% of the voting power of all outstanding shares of the Series A Convertible Preferred Stock and 75% of the aggregate voting power of all the outstanding shares of the Series A and Series C Convertible Preferred Stock and the vote of 51% of all outstanding shares of the Series D Convertible Preferred Stock of Electric City is also required to approve any amendment of the By-Laws.

          Electric City has executed indemnification agreements with certain officers pursuant to which Electric City has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if they become subject to an action because of serving as a director, officer, employee, agent or fiduciary of Electric City.

          Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

          Electric City’s Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Electric City, and, in certain circumstances, 75% of the voting power of all outstanding shares of the Series A Convertible Preferred Stock and 75% of the aggregate voting power of all the outstanding shares of the Series A and Series C Convertible Preferred stock and the vote of 51% of all outstanding shares of the Series D Convertible Preferred Stock of Electric City, is required to amend such provisions.

          Electric City has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Electric City (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Other Expenses Of Issuance And Distribution

          The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$198
Legal Fees and Expenses	13,000
Accounting Fees and Expenses	11,000
Costs of Printing	0
Miscellaneous Expenses	3,000

Total	$27,198

          We will pay all of the expenses incident to the registration, offering and sale of the shares of our common stock offered by this registration statement other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Those commissions, fees and discounts, if any, will be borne by the selling stockholders.

Recent Sales Of Unregistered Securities

          Since our organization as a limited liability company on December 5, 1997, we have sold securities in the transactions described below without registering the securities under the Securities Act of 1933, as amended. No underwriter or sales or placement agent was involved in the transactions.

(1)	In February 1998, initial membership interests in Electric City L.L.C. were issued to Joseph Marino and NCVC L.L.C. in exchange for the sublicense of Mr. Marino’s rights under his license agreement with Giorgio Reverberi to the technology underlying the EnergySaver™, and an agreement by NCVC L.L.C. to make capital contributions of up to $500,000 to the

Company. Mr. Marino subsequently transferred his membership interests in Electric City L.L.C. to Pino, L.L.C.

(2)	In June 1998, in connection with the merger of Electric City L.L.C. with and into Electric City Corp., the membership interests held by Pino and NCVC were converted into an aggregate of 20,000,000 shares of our common stock.

(3)	In June 1998, we issued an aggregate of 1,200,272 shares of common stock valued at $1,200,272 to the approximately 330 shareholders of Pice Products Corporation, an inactive, unaffiliated company with minimal assets, in connection with the merger of Pice Products with and into us.

(4)	In June 1998, we issued 940,000 shares of our common stock in a private placement to 47 persons in exchange for an aggregate of $440,000 in cash and the conversion of our indebtedness to NCVC in the amount of $500,000.

(5)	In July 1998, we granted to Pino and NCVC options to acquire up to an aggregate of 4,000,000 shares of our common stock at an exercise price of $1.10 per share. These options become exercisable on January 2, 2000 and expire on January 2, 2010.

(6)	In September 1998, we issued an aggregate of 340,000 shares of common stock to Giovanni and Maria Gullo, Anthony and Rebecca Petropoulos and James and Rosanne Spanola pursuant to a Real Estate Sales Contract dated July 3, 1998 under which we acquired real estate for our new headquarters. The total purchase price for the property was $1,140,000, of which $800,000 was paid by issuing a mortgage with a bank and $340,000 of which was paid by issuing 340,000 shares of common stock.

(7)	In February and March 1999, we issued 911,978 shares of common stock to a small group of approximately 30 individuals closely related to, or affiliates of, long standing personal and/or business relationships of ours in exchange for $938,202.

(8)	In April 1999, we issued an aggregate of 200,000 shares of common stock and warrants to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share to 1252996 Ontario Limited (d/b/a thestockpage.com, inc.) pursuant to a Consulting Agreement dated January 18, 1999 under which thestockpage.com, inc. provided investor relations services to us. We valued these services at $512,000. The value attributed to the warrants ($94,000) took into consideration the possibility of fluctuations in the per share trading price of the common stock pending exercise. The per share price used to value the shares of common stock was a five day average of the closing price of our common stock on the OTC Bulletin Board prior to January 18, 1999; the total value attributed to the shares was $418,000. This agreement has expired.

(9)	In April 1999, we issued an aggregate of 796,000 shares of common stock for services rendered to us that we valued at $2,232,789. T.J. Riley and Associates received 46,000 shares for marketing consulting services. Giorgio Reverberi received 400,000 shares for research and development services. Giuseppe Tagliati received 100,000 shares for services rendered in research and development. Richard Levy received 250,000 shares in exchange for marketing consulting services. The per share price used to value the shares was a five day average of the closing price of our common stock on the OTC Bulletin Board prior to April 20, 1999.

(10)	In April 1999, we entered into a Consulting Agreement with John Prinz & Associates LLC (“Prinz”) pursuant to which Prinz provided consulting and promotional services to us. The term of the agreement was for six months and has expired. Prinz was to have received shares of stock as compensation as follows: (1) 50,000 shares for the introduction to a market maker with whom we would work; (2) 30,000 shares for the development of an acceptable financial plan; (3) a ten percent (10%) fee for each equity transaction consummated by us initiated by Prinz; (4) a three percent (3%) fee and 10,000 shares for each debt transaction consummated by us initiated by Prinz; (5) 15,000 shares for facilitating our transition to a NASDAQ small cap company; and (6) a ten percent (10%) fee and 20,000 shares for facilitating funding of our purchase of Marino Electric. We agreed to provide Prinz with piggyback registration rights for all shares of common stock issued to Prinz under the Consulting Agreement. In May, 1999 we issued 80,000 shares of common stock to Prinz under the agreement for an introduction to a market maker and the preparation of a financial plan for us. We valued the services to be provided under the agreement at $212,496. The per share price used to value the shares was a five day average of the closing price of our common stock on the OTC Bulletin Board prior to April 18, 1999. On June 30, 2000, we entered into a settlement/warrant agreement with Prinz in settlement of a suit filed by Prinz alleging the breach of the aforementioned Consulting Agreement. Under the settlement/warrant agreement, we paid Prinz the following: (1) 60,000 shares of our common stock; (2) warrants to purchase 40,000 shares, exercisable at a rate of 10,000 shares quarterly from the date of the agreement at an exercise price per share of $1.36; (3) $15,000 upon the earlier of 180 days after the agreement or upon our closing of equity funding in excess of $1,000,000.

(11)	In May 1999, in connection with the acquisition of the assets of Marino Electric for the purchase price of $3,880,000, we issued 1,600,000 shares of common stock to Joseph Marino.

(12)	From July 1999 through January 2000, we conducted an offering to sell 2,200,000 shares of common stock on a best efforts basis pursuant to a confidential private placement memorandum. We issued an aggregate of 2,149,401 shares to 83 individuals or entities, of whom 65 were accredited investors and 28 were non-accredited investors, for an aggregate purchase price of $9,057,380.50.

(13)	During the first three-months of 2000, we issued 28,055 shares of common stock at $4.50 per share to six individual investors in exchange for $126,247.50 in cash, a portion of which was received during 1999.

(14)	On February 15, 2000, we issued 4,000 shares of our common stock with an aggregate value of $35,372 to the Griffing Group Inc., one of our consultants, for services rendered during 1999.

(15)	On July 14, 2000, we issued 2,000 shares of our common stock with an aggregate value of $7,750 to Global Investment Opportunities for consulting services rendered during 2000.

(16)	On July 24, 2000, we issued to Wall and Broad Equities warrants to purchase 50,000 shares of our common stock for services rendered. In connection therewith, we recorded an expense of $22,500. The warrants were exercisable at $5.50 per share, but have expired unexercised.

(17)	On August 1, 2000, we issued 60,000 shares of our common stock to John Prinz as part of a settlement agreement with Mr. Prinz more fully described in item 10 above.

(18)	On August 1, 2000, we issued 3,100 shares of our common stock and on August 18, 2000, we issued an additional 55,500 shares of our common stock, collectively valued at $186,554, to thestockpage.com, inc., for services that were provided by thestockpage.com, inc. through January 2001.

(19)	On August 30, 2000, we issued 5,000 shares of our common stock with an aggregate value of $17,500 to T.J. Riley and Associates for consulting services rendered during 2000.

(20)	On August 31, 2000, pursuant to an Agreement and Plan of Merger by and among Electric City Corp. and Electric City Acquisition Corporation, a wholly-owned subsidiary of Electric City (“Acquisition Co.”) on the one hand, and Switchboard Apparatus, Inc. (“Switchboard”) and Dale Hoppensteadt, George Miller and Helmut Hoppe (collectively, the “Sellers”), on the other hand, we acquired Switchboard. In connection with the acquisition, Switchboard was merged with and into Acquisition Co., with Acquisition Co. continuing as the surviving corporation under the name Switchboard Apparatus, Inc. The aggregate purchase price of $1,941,750 was paid to the Sellers in the form of 551,226 shares of our common stock.

(21)	On October 17, 2000, we issued to the Augustine Fund, L.P. (i) 2,000 shares of our Series B Convertible Preferred Stock for the purchase price of $1,000 per share and (ii) warrants to purchase 200,000 shares of common stock at an exercise price of $4.425 per share, subject to certain adjustments.

(22)	On October 17, 2000, we issued to Delano Group Securities warrants to purchase 100,000 shares of our common stock for services rendered in connection with the issuance of our Series B Convertible Preferred Stock. In connection therewith, we recorded an expense of $309,000. The warrants are exercisable at $4.71 per share anytime prior to October 17, 2005.

(23)	On October 20, 2000, we issued to Investor Awareness warrants to purchase 25,000 shares of our common stock for consulting services. In connection therewith, we recorded an expense of $43,500. The warrants were exercisable at $3.875 per share, but have expired unexercised.

(24)	On December 20, 2000, we issued to Paul Stock warrants to purchase 5,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $4,350. The warrants were exercisable at $4.00 per share anytime prior to December 20, 2001, but have expired unexercised.

(25)	On January 22, 2001, we issued to Christopher Kelly for consulting services rendered 5,000 shares of our common stock valued at $11,562 based on the closing price of our common stock on the preceding day.

(26)	On January 23, 2001, we issued to Wall & Broad Equities warrants to purchase 20,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $12,800. The warrants were exercisable at $3.30 per share, but have expired unexercised

(27)	On March 27, 2001, we issued to Wall & Broad Equities warrants to purchase 10,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $8,200. The warrants were exercisable at $2.15 per share, but have expired unexercised

(28)	On April 18, 2001, we issued to Newcourt Capital USA Inc. warrants to purchase 1,700,000 shares of our common stock as consideration related to Newcourt Capital USA providing the Company with $2,000,000 of Senior Subordinated Convertible Promissory Notes. In connection therewith, we recorded an expense of $1,717,000. The warrants are exercisable at $2.50 per share anytime prior to April 19, 2004.

(29)	On May 3, 2001, we issued to Wall & Broad Equities warrants to purchase 30,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $16,500. The warrants were exercisable at $2.50 per share, but have expired unexercised

(30)	On May 3, 2001, we issued 15,000 shares of our common stock valued at $30,150 based on the closing price of our common stock on the preceding day to John Prinz of Associates LLC.

(31)	On June 7, 2001, pursuant to an Agreement and Plan of Merger by and among us, Electric City Great Lakes Acquisition Corporation, Great Lakes Controlled Energy Corporation (“Great Lakes”), Eugene Borucki and Denis Enberg, we acquired ownership of Great Lakes. In connection with the acquisition, Great Lakes was merged into our wholly-owned subsidiary, Electric City Great Lakes Acquisition Corporation, with our subsidiary continuing as the surviving corporation under the name Great Lakes Controlled Energy Corp. The aggregate purchase price was $350,000, paid by issuing 137,904 shares of our common stock priced at $2.538 per share (equal to the average closing price of our common stock during the 120 day period prior to the closing of the acquisition) plus 75,000 shares of our common stock.

(32)	On June 14, 2001, we issued 5,000 shares of our common stock valued at $16,500 based on the closing price of our common stock on the preceding day to Cambell Becher for services rendered.

(33)	On June 15, 2001, Augustine Fund, L.P. elected to convert their 2,000 shares of Series B Preferred Stock outstanding into 1,472,244 shares of our common stock. The conversion price was $1.36 calculated as 71% (75% minus 2 percentage points for each thirty days that a registration statement was not declared effective, beginning on April 17, 2001 and ending on June 15, 2001) of the average of the three lowest selling prices per share of our common stock over the 30 consecutive trading days preceding June 15. In addition, we elected to pay the accrued dividends on the Series B Preferred Stock in 56,764 shares of our common stock, which dividends were calculated based upon a conversion price of $1.36 per share.

(34)	On June 23, 2001, we issued 500 shares of our common stock valued at $1,600 based on the closing price of our common stock on the preceding day to Evelyn Ber for her participation in a promotional event sponsored by the Company.

(35)	On July 31, 2001, we issued to Newcourt Capital Securities, Inc. (now known as CIT Capital Securities, Inc.) warrants to purchase 3,314,830 shares of our common stock as consideration related to its affiliate, Newcourt Capital USA providing the Company with $3,200,000 of Senior Subordinated Convertible Promissory Notes and services performed by Newcourt Capital Securities as placement agent in the issuance of our Series A Convertible Preferred Stock. In connection therewith, we recorded an expense of $1,200,000. The warrants are exercisable at $1.00 per share and have an exercise period of seven years from the closing of the Series A Convertible Preferred Stock issuance, which was September 7, 2001. Concurrent with this issuance, we cancelled the warrants for 1,700,000 shares of our common stock previously issued to Newcourt Capital USA on April 18, 2001 (See Note 28).

(36)	On August 2, 2001, we issued 25,684 shares of our common stock to John Prinz pursuant to the exercise of a warrant held by Mr. Prinz (See Note 10). Mr. Prinz elected to exercise these warrants pursuant to a cashless exercise option at an exercise price per share of $1.36. The market price of our common stock on the date of exercise was $3.80 per share.

(37)	On August 8, 2001, we issued to Jerome Lipman warrants to purchase 3,500 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $5,775. The warrants were exercisable at $2.00 per share, but have expired unexercised

(38)	On August 14, 2001, we issued to John Bendheim warrants to purchase 15,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $19,650. The warrants were exercisable at $2.30 per share, but have expired unexercised

(39)	On August 28, 2001, we issued to John Bendheim warrants to purchase 15,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $7,800. The warrants were exercisable at $2.30 per share, but have expired unexercised

(40)	On September 7, 2001, we issued the following securities to a group of investors for an aggregate purchase price of $16,000,000 (See “Description of Securities – Series A Preferred Stock”):

☐	400,000 shares of our Series A Convertible Preferred Stock to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., 380,000 shares of our Series A Convertible Preferred Stock to Morgan Stanley Dean Witter Equity Funding, Inc. and 20,000 shares of our Series A Convertible Preferred Stock to Originators Investment Plan, L.P.;

☐	Warrants to purchase 100,000 shares of our Series A Convertible Preferred Stock with an initial exercise price of $10.00 per share to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., warrants to purchase 95,000 shares of our Series A Convertible Preferred Stock with an exercise price of $10.00 per share to Morgan Stanley Dean Witter Equity Funding, Inc. and warrants to purchase 5,000 shares of our Series A Convertible Preferred Stock with an exercise price of $10.00 per share to Originators Investment Plan, L.P. These warrants expired unexercised on September 7, 2002;

☐	80,217 shares of our common stock to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., 76,206 shares of our common stock to Morgan Stanley Dean Witter Equity Funding, Inc. and 4,011 shares of our common stock to Originators Investment Plan, L.P.;

☐	Warrants to purchase 750,000 shares of our common stock with an initial exercise price of $1.00 to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., warrants to purchase 712,500 shares of our common stock with an exercise price of $1.00 per share to Morgan Stanley Dean Witter Equity Funding, Inc. and warrants to purchase 37,500 shares of our common stock with an exercise price of $1.00 per share to Originators Investment Plan, L.P.

(41)	On October 17, 2001, the Board of Directors declared and paid dividends on our Series A Convertible Preferred Stock for the third calendar quarter ending September 30, 2001 to shareholders of record of our Series A Convertible Preferred Stock as of September 30, 2001. The dividends were paid in additional shares of Series A Convertible Preferred Stock to the holders as follows: 6,778 shares to EP Power Finance, L.L.C., 3,400 shares to Newcourt Capital USA, Inc., 6,439 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 339 shares to Originators Investment Plan, L.P., and 6,778 shares to Duke Capital Partners, LLC. Each share of preferred stock is convertible into 10 shares of our common stock.

(42)	On November 29, 2001, we issued the following securities to Leaf Mountain Company, LLC for an aggregate purchase price of $3,000,000 (See “Description of Securities – Additional Issuance of Series A Preferred Stock”):

☐	300,000 shares of our Series A Convertible Preferred Stock;

☐	Warrants to purchase 75,000 shares of our Series A Convertible Preferred Stock with an initial exercise price of $10.00 per share. This warrant expired unexercised on November 29, 2002;

☐	45,122 shares of our common stock;

☐	Warrants to purchase 421,875 shares of our common stock with an initial exercise price of $1.00.

(43)	On November 28, 2001, the Board of Directors declared dividends payable on our Series A Convertible Preferred Stock for the fourth calendar quarter ending December 31, 2001 to shareholders of record of our Series A Convertible Preferred Stock as of December 31, 2001. The dividends were paid on December 31, 2001 in additional shares of Series A Convertible Preferred Stock to the holders as follows: 10,169 shares to EP Power Finance, L.L.C., 10,085 shares to Newcourt Capital USA, Inc., 9,661 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 508 shares to Originators Investment Plan, L.P., 10,169 shares to Duke Capital Partners, LLC and 2,667 shares to Leaf Mountain Company, LLC. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock.

(44)	On December 31, 2001, we issued to each of Ms. Josephine Riina and Mr. Dominic DiFrisco, warrants to purchase 25,000 shares of our common stock as settlement for a dispute regarding a consulting agreement between the Company and the aforementioned parties. In connection therewith, we recorded an aggregate expense of $8,000. The warrants are exercisable at $7.50 per share anytime prior to December 31, 2003

(45)	On March 27, 2002, the Board of Directors declared dividends payable on our Series A Convertible Preferred Stock for the first calendar quarter ending March 31, 2002 to shareholders of record of our Series A Convertible Preferred Stock as of March 31, 2002. The dividends were paid on March 31, 2002 in additional shares of Series A Convertible Preferred Stock to the holders as follows: 10,424 shares to EP Power Finance, L.L.C., 10,337 shares to Newcourt Capital USA, Inc., 9,902 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 521 shares to Originators Investment Plan, L.P., 10,424 shares to Duke Capital Partners, LLC and 7,567 shares to Leaf Mountain Company, LLC. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock.

(46)	On May 7, 2002, we issued 52,454 shares of our common stock to Nikolas Konstant pursuant to his exercise of stock options with an exercise price of $1.10. We received consideration for this exercise in the form of consulting services provided by Mr. Konstant.

(47)	On May 22, 2002, the Board of Directors declared dividends payable on our Series A Convertible Preferred Stock for the second calendar quarter ending June 30, 2002 to shareholders of record of our Series A Convertible Preferred Stock as of June 30, 2002. The dividends were paid on June 30, 2002 in additional shares of Series A Convertible Preferred Stock to the holders as follows: 10,684 shares to EP Power Finance, L.L.C., 10,596 shares to Newcourt Capital USA, Inc., 10,150 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 534 shares to Originators Investment Plan, L.P., 10,684 shares to Duke Capital Partners, LLC and 7,756 shares to Leaf Mountain Company, LLC. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock.

(48)	On June 4, 2002, we issued the following securities to Richard Kiphart for an aggregate purchase price of $2,000,000 (See “Description of Securities – Series C Preferred Stock”):

☐	200,000 shares of our Series C Convertible Preferred Stock;

☐	Warrants to purchase 50,000 shares of our Series C Convertible Preferred Stock with an initial exercise price of $10.00 per share. This warrant expired unexercised on June 4, 2003;

☐	30,082 shares of our common stock;

☐	Warrants to purchase 281,250 shares of our common stock with an initial exercise price of $1.00.

(49)	On June 11, 2002, the Board of Directors, by unanimous consent, declared dividends payable on our Series C Convertible Preferred Stock for the second calendar quarter ending June 30, 2002 to shareholders of record of our Series C Convertible Preferred Stock as of June 30, 2002. The dividends were paid on June 30, 2002 in 1,444 additional shares of Series C Convertible Preferred Stock to the holder, Richard Kiphart;

(50)	On December 16, 2002, the Company entered into a securities purchase agreement with the Munder Power Plus Fund, whereby it issued in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of its common stock and a five year warrant to purchase 300,000 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that the Company files its Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) the Company’s consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of the Company’s Common Stock on such date of filing is less than $2.00 per share.

(51)	On December 16, 2002, we issued three year warrants to purchase 50,000 shares of our common stock at $1.00 per share to Capstone Investments as a commission on the private placement to the Munder Power Plus Fund.

(52)	On November 20, 2002, the Board of Directors declared dividends payable on our Series A and Series C Convertible Preferred Stock for the calendar quarter ending December 31,

2002 to shareholders of record of our Series A and Series C Convertible Preferred Stock as of December 31, 2002. The dividends were paid on December 31, 2002 in additional shares of preferred stock to the holders as follows: 11,225 shares to EP Power Finance, L.L.C., 11,132 shares to Newcourt Capital USA, Inc., 10,664 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 561 shares to Originators Investment Plan, L.P., 11,225 shares to Duke Capital Partners, LLC, 8,148 shares to Leaf Mountain Company, LLC, and 5,162 to Mr. Richard Kiphart. Each share of Series A and Series C Convertible Preferred Stock is convertible into 10 shares of our common stock.

(53)	On February 27, 2003, we entered into a securities purchase agreement with the SF Capital Partners Ltd., whereby we issued in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of our common stock and a five year warrant to purchase 300,000 additional shares of our common stock at an initial exercise price of $0.92 per share. We are required to reduce the exercise price on the warrant to $0.75 per share if on the date that we file our Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) our consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of our Common Stock on such date of filing is less than $2.00 per share.

(54)	On March 18, 2003, we issued a warrant to purchase 50,000 shares of our common stock to Jason Diamond as compensation for services received. The warrant has a term of 3 years and an exercise price of $1.23 per share.

(55)	On March 18, 2003, we issued a warrant to purchase 12,500 shares of our common stock to Lon Frederick as compensation for services received. The warrant has a term of 3 years and an exercise price of $1.00 per share.

(56)	On March 18, 2003, we issued a warrant to purchase 12,500 shares of our common stock to Paul Frederick as compensation for services received. The warrant has a term of 3 years and an exercise price of $1.00 per share.

(57)	On March 26, 2003, the Board of Directors declared dividends payable on our Series A and Series C Convertible Preferred Stock for the first calendar quarter ending March 31, 2003 to shareholders of record of our Series A and Series C Convertible Preferred Stock as of March 31, 2003. The dividends were paid on March 31, 2003 in additional shares of preferred stock to the holders as follows: 11,506 shares to EP Power Finance, L.L.C., 11,410 shares to Newcourt Capital USA, Inc., 10,931 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 575 shares to Originators Investment Plan, L.P., 11,506 shares to Duke Capital Partners, LLC, 8,352 shares to Leaf Mountain Company, LLC, and 5,291 to Mr. Richard Kiphart. Each share of Series A and Series C Convertible Preferred Stock is convertible into 10 shares of our common stock.

(58)	On April 1, 2003, we issued a warrant to purchase 27,000 shares of our common stock to William Ritger as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant had an expiration date of April 14, 2003 and an exercise price of $1.00 per share. This warrant was valued at $10,800 using a modified Black-Sholes option pricing model.

(59)	On April 1, 2003, we issued a warrant to purchase 15,000 shares of our common stock to the Stockbroker.com as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $9,450 using a modified Black-Sholes option pricing model.

(60)	On April 2, 2003, we issued a warrant to purchase 5,000 shares of our common stock to the Engle Group as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $3,150 using a modified Black-Sholes option pricing model.

(61)	On April 14, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 27,000 shares of our common stock in exchange for $27,000.

(62)	On April 17, 2003, we entered into a securities purchase agreement with the Munder Power Plus Fund, whereby we issued in exchange for $250,000 in gross proceeds, a package of securities that included 271,739 shares of our common stock and a five year warrant to purchase 75,000 additional shares of our common stock at an initial exercise price of $0.92 per share. We are required to reduce the exercise price on the warrant to $0.75 per share if on the date that we file our Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) our consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of our Common Stock on such date of filing is less than $2.00 per share.

(63)	On April 23, 2003, we entered into a securities purchase agreement with Mr. Richard Kiphart, whereby we issued in exchange for $419,914 in gross proceeds, a package of securities that included 456,429 shares of our common stock and a five year warrant to purchase 125,974 additional shares of our common stock at an initial exercise price of $0.92 per share. We are required to reduce the exercise price on the warrant to $0.75 per share if on the date that we file our Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) our consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of our Common Stock on such date of filing is less than $2.00 per share.

(64)	On June 9, 2003, we issued a warrant to purchase 20,000 shares of our common stock to Barretto Pacific as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $8,600 using a modified Black-Sholes option pricing model.

(65)	On June 9, 2003, we issued a warrant to purchase 20,000 shares of our common stock to Gregory Hawkins as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $8,600 using a modified Black-Sholes option pricing model.

(66)	On June 9, 2003, we issued a warrant to purchase 50,000 shares of our common stock to R&R Investments as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $21,500 using a modified Black-Sholes option pricing model.

(67)	On June 10, 2003, we issued a warrant to purchase 50,000 shares of our common stock to Wall & Broad Equities as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $14,500 using a modified Black-Sholes option pricing model.

(68)	On June 27, 2003, we entered into a securities purchase agreement with a group of investors that included Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners Ltd., John Thomas Hurvis Revocable Trust and Mr. David Asplund, whereby we issued in exchange for $1,500,000 in gross proceeds, a package of securities that included 150,000 shares of our Series D Convertible Preferred Stock, 22,562 shares of our common stock, one year warrants to purchase 37,500 additional shares of our Series D Convertible Preferred Stock at $10.00 per share and four year warrants to purchase 210,938 additional shares of our common stock at $1.00 per share.

(69)	On June 30, 2003, we issued a warrant to purchase 200,000 shares of our common stock to the theStockPage.com as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $64,000 using a modified Black-Sholes option pricing model.

(70)	On June 30, 2003, the Board of Directors declared dividends payable on our Series A, Series C and Series D Convertible Preferred Stock for the calendar quarter ending June 30, 2003 to shareholders of record of our Series A, Series C and Series D Convertible Preferred Stock as of June 30, 2003. The dividends were paid on June 30, 2003 in additional shares of preferred stock to the holders as follows: 11,696 shares to Newcourt Capital USA, Inc., 11,204 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 590 shares to Originators Investment Plan, L.P., 8,561 shares to Leaf Mountain Company, LLC, 13,736 shares to Mr. Richard Kiphart, 9,502 shares to Cinergy Ventures II, LLC, 4,750 shares to SF Capital Partners Ltd., 594 shares to the John Thomas Hurvis Revocable Trust and 594 shares to Mr. David Asplund. Each share of Series A, Series C and Series D Convertible Preferred Stock is convertible into 10 shares of our common stock.

(71)	On July 23, 2003, our Board of Directors approved the retirement of 1,000 shares of common stock held in our treasury.

(72)	On August 22, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 share of our common stock in exchange of $5,000.

(73)	We entered into a financing arrangement with Laurus Master Fund, Ltd. (“Laurus”) as of September 11, 2003, providing for a $1,000,000 term loan (the “Term Loan”) and a revolving credit facility of up to $2,000,000. The principal documents involved are a Securities Purchase Agreement, two Security Agreements, a Convertible Term Note, two warrants to purchase common stock of the Company (one relating to the revolving loan facility and one relating to the term loan), two registration rights agreements (one with respect to the revolving loan facility and one with respect to the term loan), and an agreed form of Secured Convertible Revolving Note. All of the documents are dated September 11, 2003, except that no Secured Convertible Revolving Note has been executed or delivered yet. When we desire to access the revolving credit facility, we will execute and deliver to Laurus one or more Secured Convertible Revolving Notes (which, in the aggregate, will not exceed $2,000,000).

The Term Loan has a term of two years and accrues interest at the greater of prime plus 1.75% or 6%. Interest on the Term Loan will be due monthly in arrears and the loan will amortize at the rate of $50,000 per month beginning February 1, 2004. We have the option of paying scheduled interest and principal, or prepaying all or a portion of the Term Loan with shares of our common stock at the fixed conversion price of $2.12 per share, provided that the closing price of the common stock is greater than $2.43 per share for the 11 trading days immediately proceeding the payment date and that the shares are registered with Securities and Exchange Commission. Laurus also has the option to convert all or a portion of the Term Loan into shares of our common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The Term Loan is secured by a blanket lien on all our assets, except for our real estate. In conjunction with the Term Loan, Laurus was paid a fee of $50,000 and received a five year warrant to purchase up to 140,000 shares of our common stock at prices ranging from $2.44 per share to $3.07 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events.

The revolving credit facility provides for borrowings of up to the lesser of (i) $2 million or (ii) 90% of our eligible accounts receivable. We did not borrow under the facility at closing. The revolving credit facility also has a term of two years and accrues interest at the rate of prime plus 1.75%. We have the option of paying interest and principal, or prepaying all or a portion of the advances under each Secured Convertible Revolving Note with shares of our common stock at the fixed conversion price of $2.12 per share, provided that the closing price of our common stock is greater than $2.43 per share for the 11 trading days immediately proceeding the payment date and that the shares are registered with Securities and Exchange Commission. In addition, Laurus has the option to convert all or a portion of the advances under any Secured Convertible Revolving Note into shares of our common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The revolving credit facility is also secured by a blanket lien on all of our assets, except for our real estate. In conjunction with the revolving credit facility, Laurus was paid a fee of $100,000 and received a five year warrant to purchase up to 280,000 shares of our common stock at prices ranging from $2.54 per share to $3.18 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events.

(74)	On September 24, 2003, the Board of Directors declared dividends payable on our Series A, Series C and Series D Convertible Preferred Stock for the calendar quarter ending

September 30, 2003 to shareholders of record of our Series A, Series C and Series D Convertible Preferred Stock as of September 30, 2003. The dividends were paid on September 30, 2003 in additional shares of preferred stock to the holders as follows: 11,988 shares to Newcourt Capital USA, Inc., 11,484 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 604 shares to Originators Investment Plan, L.P., 8,775 shares to Leaf Mountain Company, LLC, 15,335 shares to Mr. Richard Kiphart, 11,173 shares to Cinergy Ventures II, LLC, 5,586 shares to SF Capital Partners Ltd., 698 shares to the John Thomas Hurvis Revocable Trust and 698 shares to Mr. David Asplund. Each share of Series A, Series C and Series D Convertible Preferred Stock is convertible into 10 shares of our common stock.

(75)	On September 23, 2003, we issued a warrant to purchase 100,000 shares of our common stock to Utica Properties as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of three years and an exercise price of $2.00 per share. This warrant was valued at $100,000 using a modified Black-Sholes option pricing model.

(76)	On October 3, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 20,000 share of our common stock in exchange of $20,000.

(77)	On October 8, 2003, we issued a warrant to purchase 10,000 shares of our common stock to Catalina Capital Management, Inc. as compensation for services received. The warrant has a term of one year and an exercise price of $1.00 per share.

(78)	On October 29, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 share of our common stock in exchange of $5,000.

(79)	On November 5, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 share of our common stock in exchange of $5,000.

(80)	On November 12, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 share of our common stock in exchange of $5,000.

No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by us in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions involved the issuance and sale of our securities to financially sophisticated individuals or entities that were aware of our activities and business and financial condition and took the securities for investment purposes and understood the ramifications of their actions. Certain of the purchasers also represented that they were “accredited investors” as defined in Regulation D and/or were acquiring such securities for investment for their own account and not for distribution. All certificates representing the common stock so issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

EXHIBITS

Exhibit
Number	Description of Exhibit

2.1(1)	Agreement and Plan of Merger, dated June 5, 1998, by and between Electric City Corp. and Pice Products Corporation

2.2(6)	Agreement and Plan of Merger, dated August 31, 2000, by and among Electric City Corp., Electric City Acquisition, a wholly owned subsidiary of the Company, Switchboard Apparatus, Inc., Dale Hoppensteadt, George Miller and Helmut Hoppe.

2.3(12)	Letter Agreement, dated November 21, 2000, amending the Agreement and Plan of Merger, dated August 31, 2000, by and among Electric City Corp., Electric City Acquisition, Switchboard Apparatus and the stockholders of Switchboard Apparatus.

2.4(12)	Letter Agreement, dated December 22, 2000, amending the Agreement and Plan of Merger dated August 31, 2000 among Electric City Corp., Electric City Acquisition, Switchboard Apparatus and the stockholders of Switchboard Apparatus.

2.5(11)	Agreement and Plan of Merger, dated June 7, 2001, by and among Electric City Corp., Electric City Great Lakes Acquisition Corporation, a wholly owned subsidiary of the Company, Great Lakes Controlled Energy Corporation, Eugene Borucki and Denis Enberg.

3.1(1)	Certificate of Incorporation

3.2(1)	By-laws

3.3(16)	Certificate of Amendment to Certificate of Incorporation dated August 30, 2001.

3.4(16)	Bylaws, as amended

3.5(20)	Certificate of Amendment to Certificate of Incorporation, dated July 31, 2002.

3.6(20)	Charter of Audit Committee, as restated.

4.1(6)	Indemnification and Stockholder Agreement, dated as of August 31, 2000, by and among Electric City Corp. and Dale Hoppensteadt, George Miller and Helmut Hoppe.

4.2(7)	The Securities Purchase Agreement, made as of October 17, 2000, by and between Electric City Corp. and Augustine Fund, L.P.

4.3(7)	Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Electric City Corp.

4.4(7)	The Registration Rights Agreement, made as of October 17, 2000, by and between Electric City Corp. and Augustine Fund, L.P.

Exhibit
Number	Description of Exhibit

4.5(7)	Trading Agreement, made as of October 17, 2000, by and between Augustine Fund, L.P. and Electric City Corp.

4.6(8)	Specimen Stock Certificate

4.7(11)	Registration Rights Agreement dated April 18, 2001 by and between Electric City Corp. and Newcourt Securities, Inc.

4.8(11)	Securities Purchase Agreement dated July 31, 2001 between Electric City Corp. and Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C.

4.9(11)	Investor Rights Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C.

4.10(11)	Stockholders Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C.

4.11(11)	Stock Trading Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P. and EP Power Finance, L.L.C.

4.12(14)	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of Electric City Corp. dated August 30, 2001.

4.13(15)	Securities Purchase Agreement dated November 29, 2001 between Electric City Corp. and Leaf Mountain Company, LLC.

4.14(15)	Consent and Amendment of Securities Purchase Agreement, Stock Trading Agreement, Stockholders Agreement and Investor Rights Agreement dated November 29, 2001 between Newcourt Capital Securities, Inc., Newcourt Capital USA, Inc., Duke Capital Partners, LLC, Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., EP Power Finance, L.L.C., Electric City Corp. and Leaf Mountain Company, LLC.

4.15(15)	Joinder to Investor Rights Agreement, Stockholders Agreement and Stock Trading Agreement dated November 29, 2001 between Electric City Corp. and Leaf Mountain Company, LLC.

4.16(18)	Securities Purchase Agreement dated as of May 31, 2002 between Electric City Corp. and Richard Kiphart.

Exhibit
Number	Description of Exhibit

4.17(18)	Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Convertible Preferred Stock of Electric City Corp. dated June 3, 2002.

4.18(18)	Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Convertible Preferred Stock of Electric City Corp. dated June 11, 2002

4.19(18)	Consent and Amendment, dated as of June 4, 2002, By and Among Electric City Corp., Newcourt Capital USA, Inc., EP Power Finance, L.L.C., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Duke Capital Partners, LLC, Leaf Mountain Company, LLC, Newcourt Capital Securities, Inc., and Richard P. Kiphart.

4.20(18)	Joinder and First Amendment to Stockholders Agreement, dated as of June 4, 2002, By and Among Electric City Corp., Newcourt Capital USA, Inc., EP Power Finance, L.L.C., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Duke Capital Partners, LLC, Leaf Mountain Company, LLC, and Richard P. Kiphart.

4.21(18)	Joinder and First Amendment to Investors Rights Agreement, dated as of June 4, 2002, By and Among Electric City Corp., Newcourt Capital USA, Inc., Newcourt Capital Securities, Inc., EP Power Finance, L.L.C., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Duke Capital Partners, LLC, Leaf Mountain Company, LLC, and Richard P. Kiphart.

4.22(18)	Stock Trading Agreement, dated as of June 4, 2002, between Electric City Corp. and Richard P. Kiphart.

4.23(13)	2001 Stock Incentive Plan

4.24(20)	Securities Purchase Agreement dated December 16, 2002, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc.

4.25(20)	Stock Trading Agreement dated December 16, 2002, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc.

4.26(20)	Securities Purchase Agreement dated February 27, 2003, between Electric City Corp. and SF Capital Partners

4.27(20)	Stock Trading Agreement dated February 27, 2003, between Electric City Corp. and SF Capital Partners

4.28(21)	Securities Purchase Agreement dated April 17, 2003, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc.

Exhibit
Number	Description of Exhibit

4.29(21)	Acknowledgment and Amendment to Stock Trading Agreement dated April 17, 2003, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc.

4.30(21)	Securities Purchase Agreement dated April 23, 2003, between Electric City Corp. and Richard P. Kiphart

4.31(21)	Stock Trading Agreement dated April 23, 2003, between Electric City Corp. and Richard P. Kiphart

4.32(22)	Stock Trading Agreement dated May 31, 2003 between Dale Hoppensteadt and Electric City Corp.

4.33(22)	Securities Purchase Agreement dated June 27, 2003, between Electric City Corp. and Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, John Thomas Hurvis Revocable Trust and Mr. David Asplund

4.34(23)	Certificate Of Designations, Preferences And Relative, Participating, Optional And Other Special Rights Of Preferred Stock And Qualifications, Limitations And Restrictions Thereof Of Series D Convertible Preferred Stock Of Electric City Corp.

4.35(23)	Stock Trading Agreement dated June 27, 2003, between Electric City Corp. and Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, John Thomas Hurvis Revocable Trust and Mr. David Asplund

4.36(24)	Registration Rights Agreement dated September 11, 2003 by and between Electric City Corp. and Laurus Master Fund, Ltd.

4.37(24)	Registration Rights Agreement dated September 11, 2003 by and between Electric City Corp. and Laurus Master Fund, Ltd.

4.38(23)	Joinder and Second Amendment To Investor Rights Agreement by and among Electric City Corp., Newcourt Capital USA Inc., Newcourt Capital Securities, Inc., EP Power Finance L.L.C., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Duke Capital Partners, LLC, Leaf Mountain Company, LLC, Richard P. Kiphart, Cinergy Ventures II, LLC, SF Capital Partners, John Thomas Hurvis Revocable Trust and David R. Asplund.

5.1*	Opinion of Schwartz Cooper Greenberger & Krauss, Chtd. with respect to the legality of the common stock being registered.

10.1(1)	Sales, Distribution and Patent License Agreement, dated January 1, 1998, by and between Giorgio Reverberi and Joseph C. Marino

10.2(1)	Sublicense Agreement, dated June 24, 1998, by and between the Electric City Corp. and Joseph C. Marino

10.3(1)	Employment Agreement, dated January 1, 1999 by and between Joseph Marino and Electric City Corp.

10.4(1)	Real Estate Sales Contract, dated July 3, 1998, by and between Electric City Corp. and the Giovanni Gullo and Mario Gullo Family Limited Partnership

10.5(1)	Asset Purchase Agreement, dated May 24, 1999 by and between Electric City Corp. and Marino Electric, Inc.

10.6(1)	Distribution Agreement, dated September 7, 1999 by and between Electric City Corp. and Electric City of Illinois LLC

Exhibit
Number	Description of Exhibit

10.7(2)	Consulting Agreement, dated April 16, 1999 by and between Electric City Corp. and John Prinz & Associates

10.8(2)	Consulting Agreement, dated January 18, 1999 by and between Electric City Corp. and 1252996 Ontario Limited d/b/a The Stockpage)

10.9(2)	Warrant to Purchase Common Stock dated January 15, 1999, from Electric City Corp. to 1252996 Ontario Limited (d/b/a The Stockpage)

10.10(3)	Professional Services Agreement dated September 1, 1998 between the Company and TJ Riley and Associates

10.11(4)	Employment Agreement, dated November 19, 1999 by and between John Mitola and Electric City Corp.

10.12(4)	Employment Agreement, dated November 19, 1999 by and between Brian Kawamura and Electric City Corp.

10.13(4)	Employment Agreement, dated November 19, 1999 by and between Michael Pokora and Electric City Corp.

10.14(4)	Employment Agreement, dated November 19, 1999 by and between Jeffrey Mistarz and Electric City Corp.

10.15(5)	Subordinated Secured Term Note between Joseph Marino and Electric City Corp., dated May 30, 2000

10.16(5)	General Security Agreement between Electric City Corp. and Joseph Marino, dated May 30, 2000

10.17(5)	Loan agreement, dated June 28, 2000 by and between LaSalle Bank National Association and Electric City Corp.

10.18(5)	Revolving Credit Note, dated June 28, 2000 issued by Electric City Corp. to LaSalle Bank National Association

10.19(5)	Security Agreement, dated June 28, 2000, made between Electric City Corp. and LaSalle Bank National Association

10.20(5)	Equipment Term Note, dated June 28, 2000, issued by Electric City Corp. to LaSalle Bank National Association

10.21(7)	Warrant to Purchase Shares of Common Stock issued by Electric City Corp. in favor of Augustine Fund, L.P.

10.22(9)	Settlement Agreement, dated as of the June 30, 2000, between John Prinz & Associates LLC and the Company

10.23(9)	Agreement and Mutual Release dated May 26, 2000 between the Electric City Corp. and Joseph Marino, Jeffrey A. Dome, Ronald Stone and Curtis Vernon

10.24(10)	Loan Agreement dated March 22, 2001, by and among American National Bank & Trust Company of Chicago, Electric City Corp. and Switchboard Apparatus, Inc.

10.25(10)	Revolving Note dated March 22, 2001, made by Electric City Corp. and Switchboard Apparatus, Inc. in favor of American National Bank & Trust Company of Chicago

10.26(10)	Term Note dated March 22, 2001, made by Switchboard Apparatus, Inc. in favor of American National Bank & Trust Company of Chicago

10.27(10)	Security Agreement dated March 22, 2001, by Electric City Corp. to and for the benefit of American National Bank and Trust Company of Chicago.

10.28(10)	Security Agreement dated March 22, 2001, by Switchboard Apparatus, Inc. to and for the benefit of American National Bank and Trust Company of

Exhibit
Number	Description of Exhibit

Chicago.

10.29(11)	Convertible Senior Subordinated Promissory Note and Warrant Purchase Agreement Dated as of April 18, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.

10.30(11)	Convertible Senior Subordinated Promissory Note Dated as of April 18, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.

10.31(11)	Warrant Certificate to Purchase 1,700,000 Shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Newcourt Capital USA, Inc.

10.32(11)	Convertible Senior Subordinated Promissory Note Dated as of June 8, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.

10.33(11)	First Amendment to Convertible Senior Subordinated Promissory Note and Warrant Purchase Agreement dated July 31, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.

10.34(11)	Convertible Senior Subordinated Promissory Note Dated as of July 31, 2001 by and between Electric City Corp. and Newcourt Capital USA, Inc.

10.35(11)	Warrant Certificate to Purchase 3,314,830 Shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Newcourt Securities, Inc.

10.36(11)	Commercial Building Lease Dated June 7, 2001, by and between Electric City Corp. and Eugene Borucki and Denis Enberg.

10.37(14)	Warrant Certificate to Purchase 750,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Newcourt Capital USA, Inc.

10.38(14)	Warrant Certificate to Purchase 712,500 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Morgan Stanley Dean Witter Equity Funding, Inc.

10.39(14)	Warrant Certificate to Purchase 37,500 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Originators Investment Plan, L.P.

10.40(14)	Warrant Certificate to Purchase 750,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Duke Capital Partners, LLC.

10.41(14)	Warrant Certificate to Purchase 750,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to EP Power Finance, L.L.C.

10.42(14)	Warrant Certificate to Purchase 100,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Newcourt Capital USA, Inc.

10.43(14)	Warrant Certificate to Purchase 100,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to EP Power Finance, L.L.C.

10.44(14)	Warrant Certificate to Purchase 95,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Morgan Stanley Dean Witter Equity Funding, Inc.

10.45(14)	Warrant Certificate to Purchase 5,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to

Exhibit
Number	Description of Exhibit

Originators Investment Plan, L.P.

10.46(14)	Warrant Certificate to Purchase 100,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Duke Capital Partners, LLC.

10.47(15)	Warrant Certificate to Purchase 421,876 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Leaf Mountain Company, LLC.

10.48(15)	Warrant Certificate to Purchase 75,000 shares of Series A Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Leaf Mountain Company, LLC.

10.49(17)	Warrant Certificate to Purchase 25,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Josephine Riina.

10.50(17)	Warrant Certificate to Purchase 25,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Dominic DiFrisco.

10.51(18)	Warrant Certificate to Purchase 50,000 shares of Series C Convertible Preferred Stock Par Value $0.01 Per Share, of Electric City Corp. issued to Richard Kiphart

10.52(18)	Warrant Certificate to Purchase 281,250 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Richard Kiphart.

10.53(18)	Warrant Certificates to Purchase 25,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to each of Thomas Duszynski, Brian Porter, John Porter and David R. Asplund, replacing a Warrant Certificate to Purchase 100,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. previously issued to Delano Group Securities.

10.54(19)	Loan Agreement made and entered into on the 29th day of May, 2002, by and among American Chartered Bank, an Illinois banking association, Electric City Corp., Switchboard Apparatus, Inc. and Great Lakes Controlled Energy Corporation.

10.55(19)	Mortgage made as of the 29th day of May, 2002 by Electric City Corp. and American Chartered Bank.

10.56(19)	Revolving Note made and entered into on the 29th day of May, 2002, by and among American Chartered Bank and Electric City Corp., Switchboard Apparatus Inc. and Great Lakes Controlled Energy Corporation.

10.57(19)	Mortgage Note made and entered into on the 29th day of May, 2002, by and among American Chartered Bank and Electric City Corp., Switchboard Apparatus Inc. and Great Lakes Controlled Energy Corporation.

10.58(19)	Term Note made and entered into on the 29th day of May, 2002, by and among American Chartered Bank, an Illinois banking association, and Electric City Corp.

10.59(19)	Security Agreement made and entered into on the 29th day of May, 2002, by and among American Chartered Bank, an Illinois banking association, and Electric City Corp.

10.60(19)	Security Agreement made and entered into on the 29th day of May 2002, by and among American Chartered Bank, an Illinois banking association, and Switchboard Apparatus, Inc.

Exhibit
Number	Description of Exhibit

10.61(19)	Security Agreement made and entered into on the 29th day of May 2002, by and among American Chartered Bank, an Illinois banking association, and Great Lakes Controlled Energy Corporation.

10.62(19)	Stock Pledge Agreement made and entered into on the 29th day of May 2002, by and between Electric City Corp., a Delaware corporation, and American Chartered Bank, an Illinois banking association.

10.63(19)	Amendment of contract between Electric City Corp. and the Stockpage, dated June 18, 2002.

10.64(19)	Fourth Amendment To The Warrant To Purchase Common Stock Of Electric City Corp. dated June 18, 2002 by and between Electric City Corp. and the Stockpage.

10.65(20)	Warrant Certificate to Purchase 300,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Munder Power Plus Fund, A Series of the Munder Funds, Inc.

10.66(20)	Warrant Certificate to Purchase 50,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Capstone Investments.

10.67(20)	Warrant Certificate to Purchase 300,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to SF Capital Partners.

10.68(20)	Warrant Certificate to Purchase 50,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Capstone Investments.

10.69(20)	Employment Agreement, dated as of January 13, 2003, between the Company and John Mitola

10.70(21)	Warrant Certificate to Purchase 75,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Munder Power Plus Fund, A Series of the Munder Funds, Inc.

10.71(21)	Warrant Certificate to Purchase 125,974 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Richard P. Kiphart

10.72(21)	Employment Agreement, effective January 1, 2003, between the Company and Jeffrey Mistarz

10.73(22)	Asset Purchase Agreement dated June 3, 2003, by and among Electric City Corp., Switchboard Apparatus, Inc., and Hoppensteadt Acquisition Corp.

10.74(22)	Strategic Alliance, Co-Marketing and Licensing Agreement dated May 31, 2003 by and between Hoppensteadt Acquisition Corp. and Electric City Corp.

10.75(23)	Form of Series D Convertible Preferred Stock Warrant issued by Electric City in favor of Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, John Thomas Hurvis Revocable Trust and Mr. David Asplund

10.76(23)	Form of Common Stock Warrant issued by Electric City in favor of Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, John Thomas Hurvis Revocable Trust and Mr. David Asplund

10.77(24)	Securities Purchase Agreement dated September 11, 2003 between Electric City Corp. and Laurus Master Fund, Ltd.

10.78(24)	Convertible Term Note dated September 11, 2003, made by Electric City Corp. in favor of Laurus Master Fund, Ltd.

10.79(24)	Security Agreement dated September 11, 2003 by and between Electric City Corp. and Laurus Master Fund, Ltd.

10.80(24)	Common Stock Purchase Warrant dated September 11, 2003 issued by

Exhibit
Number	Description of Exhibit

Electric City Corp. in favor of Laurus Master Fund, Ltd.

10.81(24)	Form of Secured Convertible Revolving Note dated September 11, 2003, made by Electric City Corp. in favor of Laurus Master Fund, Ltd.

10.82(24)	Security Agreement dated September 11, 2003 by and between Electric City Corp. and Laurus Master Fund, Ltd.

10.83(24)	Common Stock Purchase Warrant dated September 11, 2003 issued by Electric City Corp. in favor of Laurus Master Fund, Ltd.

10.84(26)	Amended And Restated Mortgage, Assignment Of Leases and Rents, And Security Agreement dated September 30, 2003 by Electric City Corp. and American Chartered Bank.

10.85(26)	Mortgage Note made and entered into on the 30th day of September 2003, by and among American Chartered Bank and Electric City Corp., and Great Lakes Controlled Energy Corporation.

10.86(26)	Assignment of Leases and Rents by Electric City Corp. in favor of American Chartered Bank, dated September 30, 2003.

21(25)	List of subsidiaries

23.1*	Consent of BDO Seidman LLP with respect to the consolidated financial statements of Electric City Corp.

23.4(12)	Consent of John R. Waters and Company

23.6*	Consent of Schwartz Cooper Greenberger & Krauss, Chtd. (contained in exhibit 5.1).

24	Power of Attorney (included on signature page hereto)

*Filed herewith

(1)	Incorporated herein by reference to Electric City Corp.’s registration statement on Form 10SB filed on September 9, 1999 (No. 000-2791).

(2)	Incorporated herein by reference to Electric City Corp.’s registration statement Amendment No. 3 to Form 10SB filed on October 29, 1999 (No. 000-2791).

(3)	Incorporated herein by reference to Electric City Corp.’s registration statement Amendment No. 5 to Form 10SB, as amended (No. 000-2791).

(4)	Incorporated herein by reference to Electric City Corp’s Quarterly Report on Form 10-QSB for the period ended March 31, 2000, filed with the SEC on May 15, 2000 (No. 0-2791).

(5)	Incorporated herein by reference to Electric City Corp.’s Quarterly Report on Form 10-QSB for the period ended June 30, 2000, filed with the SEC on August 11, 2000 (No. 0-2791).

(6)	Incorporated herein by reference to Electric City Corp.’s Current Report on Form 8K dated August 31, 2000 and filed with the SEC on September 14, 2000 (No. 0-2791).

(7)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated October 17, 2000 filed with the SEC on November 30, 2000 (No. 0-2791).

(8)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-A filed with the SEC on December 8, 2000 (No. 0-2791).

(9)	Incorporated herein by reference to Electric City Corp’s Annual Report for the year ended December 31, 2000 on Form 10-KSB filed with the SEC on April 20, 2001 (No. 0-2791).

(10)	Incorporated herein by reference to Electric City Corp’s Quarterly Report on Form 10-QSB for the period ended March 31, 2001, filed with the SEC on May 15, 2001 (No. 0-2791).

(11)	Incorporated herein by reference to Electric City Corp’s Quarterly Report on Form 10-QSB for the period ended June 30, 2001, filed with the SEC on August 13, 2001 (No. 0-2791).

(12)	Incorporated herein by reference to Electric City Corp’s registration statement on Form SB-2 filed August 16, 2001 (No. 333-67642).

(13)	Incorporated herein by reference to the Company’s definitive Proxy Statement for the 2000 Annual Meeting of Stockholders, filed August 14, 2001 (No. 0-2791)

(14)	Incorporated herein by reference to Electric City Corp’s Amendment No. 1 to Registration Statement on Form SB-2 filed September 27, 2001 (No. 333-67642).

(15)	Incorporated herein by reference to Electric City Corp’s Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 filed December 7, 2001 (No. 333-67642).

(16)	Incorporated herein by reference to Electric City Corp’s Annual Report on Form 10-KSB for the year ended December 31, 2001, filed April 15, 2002 (No. 0-2791).

(17)	Incorporated herein by reference to Electric City Corp’s Post-Effective Amendment No. 2 to Registration Statement on Form SB-2 filed on April 24, 2002 (No. 333-67642).

(18)	Incorporated herein by reference to Electric City Corp’s Post-Effective Amendment No. 3 to Registration Statement on Form SB-2 filed July 16, 2002 (No. 333-67642).

(19)	Incorporated herein by reference to Electric City Corp’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002, filed with the SEC on August 14, 2002 (No. 0-2791).

(20)	Incorporated herein by reference to Electric City Corp’s Annual Report on Form 10-KSB for the year ended December 31, 2002, filed March 31, 2003 (No. 0-2791).

(21)	Incorporated herein by reference to Electric City Corp’s registration statement on Form S-3 filed May 8, 2003 (No. 333-105084).

(22)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated June 3, 2003 filed with the SEC on June 5, 2003 (No. 0-2791).

(23)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated June 27, 2003 filed with the SEC on July 2, 2003 (No. 0-2791).

(24)	Incorporated herein by reference to Electric City Corp’s Current Report on Form 8-K dated September 11, 2003 filed with the SEC on September 16, 2003 (No. 0-2791).

(25)	Incorporated herein by reference to Electric City Corp’s registration statement on Form SB-2 filed October 20, 2003 (No. 333-109835).

(26)	Incorporated herein by reference to Electric City Corp’s Quarterly Report on Form 10-QSB for the period ended September 30, 2003, filed with the SEC on November 11, 2003 (No. 0-2791).

UNDERTAKINGS

Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in this registration statement; and

(iii)	To include any additional or changed material information with respect to the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Elk Grove Village, State of Illinois, on the 14th day of November 2003.

ELECTRIC CITY CORP.

By:	/s/ John P. Mitola

John P. Mitola, Chief Executive Officer and Director

POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints John Mitola and Jeffrey Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form SB-2 in connection with the registration of common stock by the registrant and offering thereof pursuant hereto and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below.

Signature	Title	Date

/s/ John P. Mitola John P. Mitola	Chief Executive Officer and Director	September 23, 2003

/s/ Jeffrey Mistarz Jeffrey Mistarz	Chief Financial Officer and Treasurer	September 23, 2003

/s/ Robert Manning Robert Manning	Chairman of the Board	September 24, 2003

/s/ David Asplund David Asplund	Director	September 24, 2003

/s/ Frederic Brace Frederic Brace	Director	September 29, 2003

/s/ Kevin Kushman Kevin Kushman	Director	September 24, 2003

/s/ Kevin McEneely Kevin McEneely	Director	September 24, 2003

/s/ Gerald Pientka Gerald Pientka	Director	September 24, 2003

/s/ Michael Stelter Michael Stelter	Director	September 24, 2003

/s/ Robert Wagner, Jr. Robert Wagner, Jr.	Director	September 24, 2003